QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2002

REGISTRATION NO.: 333-75198

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	6712	95-2568550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CITY NATIONAL CENTER
400 NORTH ROXBURY DRIVE
BEVERLY HILLS, CALIFORNIA 90210
(310) 888-6000
(Address including zip code, and telephone number, including area code, of registrant's principal executive office)

MICHAEL B. CAHILL
EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
CITY NATIONAL CORPORATION
CITY NATIONAL CENTER
400 NORTH ROXBURY DRIVE
BEVERLY HILLS, CALIFORNIA 90210
(310) 888-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

MICHAEL J. O'SULLIVAN	STANLEY F. FARRAR
MUNGER, TOLLES & OLSON LLP	SULLIVAN & CROMWELL
355 SOUTH GRAND AVENUE, 35TH FLOOR	1888 CENTURY PARK EAST
LOS ANGELES, CA 90071	LOS ANGELES, CA 90067
TELEPHONE: (213) 683-9100	TELEPHONE: (310) 712-6600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   CITY NATIONAL CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CITY NATIONAL CORPORATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Letterhead of Civic]

Dear Shareholder:

    The Boards of Directors of Civic BanCorp and City National Corporation have unanimously approved an agreement to merge Civic with and into City National. As a result of the merger, City National will acquire Civic.

    If we complete the merger, you will have the right to elect to receive, on a share-by-share basis, subject to proration under certain circumstances:

  •
  $20.25 in cash; or

  •
  0.4582 of a share of City National common stock (called the "exchange ratio") if the final City National stock price is between $37.56 and $50.82. If the final City National stock price is more than $50.82, the exchange ratio will equal $23.29 divided by the final City National stock price, and if the final City National stock price is less than $37.56, the exchange ratio will equal $17.21 divided by the final City National stock price.

    The final City National stock price is the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the third trading day immediately before completion of the merger. Please see "The Merger—Consideration to be Received in the Merger" beginning on page 32 for a table illustrating the approximate value of what a holder of 100 shares of Civic common stock will receive in the merger assuming varying final City National stock prices and different percentages of cash and City National common stock elected to be received.

    We are sending you this document to ask you to vote on the approval of the merger agreement. This document gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. This document also constitutes the prospectus of City National for the shares of its common stock to be issued in the merger. Before you make a decision on how to vote for the merger, you should consider the "Risk Factors" beginning on page 18.

    Your Board of Directors has determined that the merger is fair to and in the best interests of Civic and its shareholders, and unanimously recommends that you vote "FOR" approval of the merger agreement. We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. I urge you to join our directors in voting in favor of the merger.

    YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the special meeting of Civic shareholders being held to vote on the merger, please take the time to vote. To vote, simply mark the enclosed proxy card, date and sign it, and return it in the enclosed envelope. If you properly return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

C. Donald Carr
 Chairman of the Board
Civic BanCorp

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

    The date of this proxy statement/prospectus is January  , 2002, and it is first being mailed to shareholders on or about January   , 2002.

WHERE YOU CAN FIND MORE INFORMATION

    This document incorporates important business and financial information about City National and Civic from documents that are not included in or delivered with this one. These documents are available without charge to you upon written or oral request at the applicable company's address and telephone number listed below:

    City National Corporation
    City National Center
    400 North Roxbury Drive
    Beverly Hills, California 90210
    Telephone: (310) 888-6000
    Attention: Heng W. Chen

    Civic BanCorp
    2101 Webster Street, 14th Floor
    Oakland, California 94612
    Telephone: (510) 836-6500
    Attention: Gerald J. Brown

To obtain timely delivery before the special meeting of shareholders, you must request the information no later than February 8, 2002.

    Both City National and Civic file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, City National and Civic file reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. City National's common stock is listed on the New York Stock Exchange and City National's reports and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    City National has filed a registration statement on Form S-4 to register with the SEC up to 1,397,600 shares of City National common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that City National and Civic have previously filed with the SEC. They contain important information about the companies and their financial condition. See "Incorporation of Certain Documents by Reference" on page 63.

CIVIC BANCORP
2101 Webster Street, 14th Floor
Oakland, California 94612
(510) 836-6500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On February 15, 2002 At 4:00 p.m. Pacific Time
Place: 2101 Webster Street, Oakland, California 94612

Purposes:

  •
  To approve the merger agreement that provides for the acquisition of Civic by means of a merger of Civic with and into City National.

  •
  To conduct other business if properly raised.

    Only shareholders of Civic as of the close of business on January 3, 2002, which we have set as the record date, may vote at Civic's special meeting of shareholders. Two-thirds of the shares of Civic common stock outstanding on this date must be voted in favor of the merger agreement in order for the merger to be completed. Therefore, your vote is very important.

    The proposed merger is described in more detail in the accompanying document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to that document.

    All Civic stockholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against approval of the merger agreement.

    In connection with the proposed merger, you may exercise dissenters' rights to the extent provided by the California General Corporation Law. For additional details about dissenters' rights, please refer to "Dissenting Shareholders' Rights" and Annex C in the accompanying document.

    THE BOARD OF DIRECTORS OF CIVIC UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

Herbert C. Foster President and Chief Executive Officer
Oakland, California January , 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
WHO CAN HELP ANSWER YOUR QUESTIONS	3
SUMMARY	4
General	4
The Companies	4
Special Meeting of Shareholders of Civic	5
Record Date; Voting Power	5
Vote Required	5
Share Ownership of Civic Management	5
The Civic Board of Directors Unanimously Recommends a Vote FOR Approval of the Merger	5
Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Civic	6
Terms of the Merger Agreement	6
Termination Fee	8
Interests of Certain Directors and Executive Offices of Civic in the Merger	9
Directors of City National and City National Bank Following the Merger	9
Material United States Federal Income Tax Consequences of the Merger	9
Accounting Treatment	10
Resales of City National Common Stock	10
Regulatory Approvals	10
Civic Dissenters' Rights	10
Differences in the Rights of Shareholders	10
MARKET PRICE AND DIVIDEND INFORMATION	11
Comparative Market Price Information	11
Historical Market Prices and Dividend Information	11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITY NATIONAL	13
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIVIC	15
COMPARATIVE PER SHARE DATA	17
RISK FACTORS	18
A WARNING ABOUT FORWARD-LOOKING INFORMATION	19
SPECIAL MEETING OF SHAREHOLDERS OF CIVIC	21
General	21
Record Date; Voting Power	21
Vote Required	21
Share Ownership of Civic Management	21
The Civic Board of Directors Unanimously Recommends a Vote FOR Approval of the Merger	21
Solicitation and Revocation of Proxies	22
Other Matters	22
THE MERGER	23
General	23
Background of the Merger	23
Reasons for the Merger and Recommendation of the Civic Board of Directors	24
Opinion of Civic's Financial Advisor	25
Summary of Analyses by Keefe, Bruyette & Woods	28
Interests of Certain Executive Officers and Directors of Civic in the Merger	32
Consideration to be Received in the Merger	32
Election and Proration Procedures	34
Material United States Federal Income Tax Consequences of the Merger	36
Accounting Treatment of the Merger	40

ii

THE MERGER AGREEMENT	40
Conditions to the Merger	40
Nonsolicitation	42
Fees and Expenses	42
Treatment of Options	42
Termination	43
Termination Fee	44
Covenants; Conduct of Business Prior to Completion of the Merger	44
Amendment and Waiver	48
Shareholder Agreements with Executive Officers and Directors of Civic	49
Resales of City National Common Stock by Civic Shareholders	49
New York Stock Exchange Listing	49
Regulatory Approvals for the Merger	49
DISSENTING SHAREHOLDERS' RIGHTS	50
DESCRIPTION OF CAPITAL STOCK OF CITY NATIONAL AND CIVIC	53
City National	53
Civic	55
COMPARISON OF RIGHTS OF HOLDERS OF CIVIC COMMON STOCK AND CITY NATIONAL COMMON STOCK	57
Certain Voting Rights Related to Merger, Consolidation or Reorganization	57
Dividends	58
Cumulative Voting Rights	59
Classification of Board of Directors	59
Number of Directors	59
Qualification of Directors	59
Removal of Directors	60
Filling Vacancies on the Board of Directors	60
Special Meeting of Shareholders	60
Shareholder Action by Written Consent	60
Amendment of Bylaws	61
Amendment of Certificate of Incorporation and Articles of Incorporation	61
Rights of Shareholders to Dissent	61
Indemnification	62
Certain Business Combinations with Interested Parties	62
Preemptive Rights	62
EXPERTS	63
LEGAL MATTERS	63
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	63

ANNEXES
ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF KEEFE, BRUYETTE & WOODS, INC.
ANNEX C	CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will I receive in the merger?

A:
For each share of Civic you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

•
$20.25 in cash; or

•
0.4582 of a share of City National common stock (called the "exchange ratio") if the final City National stock price is between $37.56 and $50.82. If the final City National stock price is more than $50.82, the exchange ratio will equal $23.29 divided by the final City National stock price and if the final City National stock price is less than $37.56, the exchange ratio will equal $17.21 divided by the final City National stock price.

    The final City National stock price is the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the third trading day immediately before the completion of the merger.

    The table below illustrates how changes in the final City National stock price will change the exchange ratio for each share of Civic common stock if you were to elect to receive City National common stock:

Assumed Final City National Stock Price	Exchange Ratio
$52.00	0.4479
$50.00	0.4582
$44.19	0.4582
$38.00	0.4582
$34.00	0.5062

    City National common stock issued in conjunction with this merger must represent at least 47% and no more than 53.5% of the total merger consideration. If Civic shareholders in the aggregate elect to receive City National common stock representing less than 47% or more than 53.5% of the total merger consideration, your election may be subject to proration as described on pages 34 to 36. If proration becomes necessary, you may not receive the exact form of merger consideration that you elect.

    The following chart illustrates the approximate value of what a holder of 100 shares of Civic common stock will receive in the merger, assuming varying final City National stock prices and different percentages of cash and City National common stock. You should bear in mind that the value of City National common stock is subject to fluctuation and, therefore, the value of a share of City National common stock as of the date of the consummation of the merger and after the merger will probably differ from the value of such stock based on the final City National stock price. This chart uses hypothetical final City National stock prices.

IF YOU HOLD 100 SHARES OF CIVIC COMMON STOCK AND THE FINAL CITY NATIONAL COMMON STOCK PRICE IS:	$52	$44.19	$34
and you receive:
100% cash	$2,025	$2,025	$2,025
75% cash/25% City National common stock	2,101	2,025	1,949
50% cash/50% City National common stock	2,177	2,025	1,873
25% cash/75% City National common stock	2,253	2,025	1,797
100% City National common stock	2,329	2,025	1,721

Q:
How do I learn more about City National common stock?

A:
Please see page 11 and pages 53 through 55 of this proxy statement/prospectus for information regarding market price, dividends and other features of City National common stock.

Q:
How do I elect the form of payment that I prefer?

A:
We are sending forms of election to you in a separate mailing. If you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the form of election to Continental Stock Transfer & Trust Company, which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline on February 19, 2002. You must include your Civic stock certificates with your election form. Please read the instructions to the election form for information on completing the form. These instructions will also inform you what to do if your stock certificates have been lost, stolen or destroyed.

  Do not send your Civic stock certificates in the envelope provided for use in returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

  Copies of this proxy statement/prospectus and the election form will be provided to all persons who become Civic shareholders after the record date and prior to the election deadline to permit them to make an election.

Q:
What happens if I don't make an election for cash or shares?

A:
If you fail to make an election prior to the election deadline, other than because you are exercising your dissenters' rights, you will be deemed to have elected to receive either City National common stock or cash in the merger. The actual merger consideration that will be paid to you will depend upon how many shareholders request shares of City National common stock versus how many request cash. See "The Merger—Election and Proration Procedures" on pages 34 to 36.

Q:
What are the tax consequences of the merger to me?

A:
Your tax consequences will depend upon whether you receive City National common stock, cash, or a combination of City National common stock and cash in the merger, and may also depend upon your basis in your Civic common stock.

  You should not recognize any gain or loss for U.S. federal income tax purposes to the extent that you receive City National common stock in the merger.

  If you receive both City National common stock and cash in the merger, you should recognize gain equal to the lesser of the amount of gain realized and the amount of cash received. If you receive only cash, you generally will recognize gain and, depending upon your particular circumstances, likely will be permitted to recognize loss, equal to the difference between the amount of cash received and your basis in your Civic common stock.

  The material U.S. federal income tax consequences of the merger are described in more detail on pages 36 to 39. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences to you of the consideration you receive in exchange for your Civic common stock.

Q:
What will I get if I dissent?

A:
If you vote against the merger and give written notice prior to the Civic special meeting that you dissent from the merger and follow the specific steps to perfect your dissenters' rights, you will have the right to receive payment of the fair market value of your shares as provided in accordance with Chapter 13 of the California General Corporation Law, which is attached as Annex C.

Q:
How do I vote?

A:
Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

  If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger agreement for purposes of determining the number of votes in favor of the merger agreement.

  You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on page 22 and either change your vote or attend the meeting and vote in person.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will vote your shares of Civic common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares and this will have the effect of voting against the merger agreement for purposes of determining the number of votes in favor of the merger agreement.

Q:
How do the directors plan to vote?

A:
All of your directors have committed that they will vote their shares in favor of the merger agreement. Civic directors collectively hold as of the record date for the special meeting 1,841,142 shares or approximately 34.85% of the outstanding Civic common stock.

Q:
What risks should I consider before I vote on the merger?

A:
You should review "Risk Factors" on pages 18 and 19.

Q:
When is the merger expected to be completed?

A:
City National and Civic are working to complete the merger at or before the end of the first quarter of 2002. Civic must first obtain the approval of the shareholders of Civic at the special meeting, and City National and Civic must satisfy other conditions, including the approval of federal banking regulators. Neither City National nor Civic can assure you as to when or if all the conditions to the merger will be met, and it is possible the merger will not be completed by the end of the first quarter of 2002 or that the merger will be completed at all.

WHO CAN HELP ANSWER YOUR QUESTIONS

    If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

      Gerald J. Brown, Chief Financial Officer
      Civic BanCorp
      2101 Webster Street, 14th Floor
      Oakland, California 94612
      Telephone: (510) 836-6500

    Please see "Where You Can Find More Information" on the inside front cover to learn where you can find more information about City National and Civic.

SUMMARY

    This brief summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents referred to in this document, including the merger agreement attached as Annex A. See "Where You Can Find More Information" on the inside front cover. Most of the items in this summary contain a page reference directing you to a more complete description of that item. References to "we," "our" and "us" in this document mean Civic and City National together.

    This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and business of City National and Civic; (ii) the benefits of the merger between City National and Civic, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) City National's and Civic's plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iv) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of City National's and Civic's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See "A Warning About Forward-Looking Information" beginning on page 19.

General

    This proxy statement/prospectus relates to a proposed merger of Civic into City National. The merger will combine Civic with City National and CivicBank of Commerce with City National Bank and will create opportunities for the combined company to apply their similar relationship banking philosophy to realize enhanced revenues through asset growth and geographical diversification. As a result of the merger, Civic will cease to exist as a separate corporation and, if you elect to receive shares, you will become a stockholder of City National. We expect to complete the merger in the first quarter of 2002.

The Companies

City National Corporation
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

    City National is a bank holding company operating City National Bank, which currently has 50 banking offices, all of which are located in the State of California. City National Bank is City National's principal asset. At September 30, 2001, City National had $9.8 billion in total assets, $7.4 billion in total deposits, $6.9 billion in total loans and shareholders' equity of $875.4 million.

    Through City National Bank, City National serves clients in the following California counties: Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura.

    City National's principal customer base comprises small- to mid-sized businesses, entrepreneurs, professionals and affluent individuals. City National Bank typically serves clients through relationship banking, seeking to build a relationship with the client through a high level of personal service, tailored products and private and commercial banking teams to encourage the client to use multiple services and products. City National Bank offers a broad range of loans, deposit, cash management, international banking and other products and services.

Civic BanCorp
2101 Webster Street, 14th Floor
Oakland, California 94612
(510) 836-6500

    Civic is a bank holding company operating CivicBank of Commerce, which currently has ten offices throughout the Bay Area, including its headquarters in Oakland. CivicBank of Commerce is Civic's principal asset. At September 30, 2001, Civic had $510.3 million in total assets, $443.4 million in total deposits, $374.6 million in total loans and shareholders' equity of $58.2 million.

Special Meeting of Shareholders of Civic (page 21)

    The Civic special meeting of shareholders will be held at Civic's headquarters, 2101 Webster Street, Oakland, California 94612 at 4:00 p.m. Pacific time on February 15, 2002. At the meeting, you will vote on a proposal to approve the merger agreement.

Record Date; Voting Power (page 21)

    You are entitled to vote at the Civic special meeting of shareholders if you owned shares of Civic on the record date of January 3, 2002. As of that date, there were 5,282,671 shares of Civic common stock issued and outstanding held by approximately 1,250 holders of record. You will be entitled to one vote per share on any matter that may properly come before the meeting.

Vote Required (page 21)

    Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Civic common stock. Not voting, or failing to instruct your broker how to vote shares held for you, will have the same effect as a vote against the merger.

Share Ownership of Civic Management (page 21)

    On the record date, the executive officers and directors of Civic, including their affiliates, had voting power with respect to an aggregate of 1,841,142 shares of Civic common stock, or approximately 34.85% of the shares of the common stock then outstanding.

    Each executive officer and director of Civic executed a shareholders' agreement which commits each executive officer and director to vote his or her shares in favor of the merger agreement and grants to City National the director's proxy for his or her shares.

The Civic Board of Directors Unanimously Recommends a Vote FOR Approval of the Merger (page 21)

    Civic's Board of Directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. You should refer to the reasons that the Civic Board of Directors considered in determining whether to approve and adopt the merger agreement on pages 24 and 25.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Civic (page 25)

    Keefe, Bruyette & Woods, Inc., financial advisor to Civic, rendered an oral opinion on November 15, 2001, to the Civic Board that as of that date the merger consideration was fair to the Civic shareholders from a financial point of view. Keefe, Bruyette & Woods subsequently confirmed its November 15, 2001 opinion by delivery to the Civic Board of a written opinion dated January 8, 2002. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Keefe, Bruyette & Woods, is attached to this document as Annex B. You should read the fairness opinion in its entirety.

Terms of the Merger Agreement (page 40)

    The merger agreement is attached to this document as Annex A. City National and Civic encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger. City National and Civic also encourage you to read the Risk Factors beginning on page 18 .

    General.  The merger agreement provides that, after approval by the Civic shareholders and the satisfaction or waiver of the other conditions to the merger, Civic will merge with and into City National, with City National being the surviving corporation. Immediately following or simultaneous with the merger, CivicBank of Commerce, a wholly-owned subsidiary of Civic, will be merged with and into City National Bank, a wholly-owned subsidiary of City National, pursuant to the Bank Merger Act (12 U.S.C. § 1828(c)) and other applicable federal and state laws and regulations, with City National Bank being the surviving entity.

    Merger Consideration.  You will have the right to elect, on a share-by-share basis, to receive either $20.25 in cash or, if the final City National stock price is between $37.56 and $50.82, 0.4582 of a share of City National common stock. This is called the "exchange ratio." If the final City National stock price is more than $50.82, the exchange ratio will equal $23.29 divided by the final City National stock price and if the final City National stock price is less than $37.56, the exchange ratio will equal $17.21 divided by the final City National stock price.

    The final City National stock price means the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the third trading day immediately before the completion of the merger.

    Election Procedure; Exchange of Certificates.  We are sending forms of election to you in a separate mailing. You may make an election by delivering the appropriate form of election to Continental Stock Transfer & Trust Company, which is the exchange agent. For your election to be effective, you must properly complete and return a form of election to the exchange agent by no later than 5:00 p.m., Eastern Time, on February 19, 2002 and accompanied by the Civic stock certificates as to which the election is being made or an appropriate guarantee of delivery of such certificates. If you do not submit a form of election to the exchange agent prior to the election deadline, or if you submit and then revoke your form of election and do not re-submit a form of election and other required documents that are timely received by the exchange agent, or if you submit a form of election without your common stock certificates or a guarantee of delivery, you will be deemed not to have made an election. In such event, you may receive City National common stock or cash depending on the election of the other shareholders. Your election will be subject to proration as described on pages 34 to 36. As a result of the proration, you may not receive the exact form of merger consideration that you elect.

    Completion of the Merger.  The merger will become effective when City National and Civic file a certificate of merger in the Delaware Secretary of State's office in accordance with Sections 251 and 252 of the Delaware General Corporation Law. On or about this time, City National and Civic must also file an executed counterpart of such certificate or a copy of the merger agreement, along with an officer's certificate, and a tax clearance certificate from the California Franchise Tax Board with respect to Civic, in the office of the California Secretary of State.

    The bank merger will become effective when City National Bank and CivicBank of Commerce file an agreement of merger between them with the Office of the Comptroller of Currency.

    Conditions to the Merger.  The completion of the merger depends upon the satisfaction of a number of conditions, including:

  •
  the Civic shareholders must have approved the merger;

  •
  we must receive all approvals or consents required by law from any applicable governmental agency and all applicable waiting periods under all laws must have expired;

  •
  there must be no statute, rule, regulation, injunction or decree in existence which prohibits, materially restricts or makes illegal the merger or the bank merger;

  •
  the Securities and Exchange Commission must have declared effective the registration statement covering the issuance of the City National shares and the registration statement must not be the subject of any stop order or proceeding seeking a stop order;

  •
  the City National common stock issuable to the Civic shareholders in connection with the merger must be authorized for listing on the New York Stock Exchange;

  •
  with respect to each of us, the representations and warranties of the other party to the merger agreement must be true and correct, except as would not have, or would not reasonably be expected to have, a material adverse effect, and the other party to the merger agreement must have performed its obligations under the merger agreement in all material respects;

  •
  both of us must have received a legal opinion that the merger will qualify as a reorganization under United States federal income tax laws;

  •
  City National must have received confirmation that the adjusted book value of Civic common stock at the close of business on the last day of the month prior to completion of the merger is at least $59 million, plus or minus $167,000 for each whole month in the period subsequent to or prior to March 31, 2002 and the month end prior to completion of the merger. Adjusted book value means Civic's total shareholders' equity adjusted to add back amounts paid or accrued for merger-related expenses, to subtract the exercise price of all options exercised between September 30, 2001 and the month-end prior to the closing, to add back any amounts paid to cash out certain options held by Civic directors, and to account for certain changes in Civic's securities portfolio and certain required adjustments made immediately prior to the closing;

  •
  City National must have received confirmation that Civic's deposits at the month-end prior to the closing are at least 90% of the average total deposits for Civic for the six months ending on the last day of the month in the prior year;

  •
  employment and retention agreements with certain Civic employees must remain in full force and effect; and

  •
  Civic must have obtained consent to assign certain of its leases and other material consents required by City National.

    Unless prohibited by law, either City National or Civic could elect to waive a condition that has not been satisfied and complete the merger anyway.

    Fees and Expenses.  City National and Civic will each pay their own expenses in connection with the merger, except that City National will pay all costs associated with the printing and mailing of this document unless the merger does not occur, in which case both parties will split these costs. However, if the agreement is terminated by either (i) City National because of a material breach of the agreement by Civic, failure of the Civic shareholders to approve the merger, withdrawal of the Civic Board's approval of the merger, or acceptance by Civic of a competing takeover proposal or (ii) Civic because of a material breach of the agreement by City National, the non-terminating party must pay to the terminating party all expenses incurred by the terminating party, including the allocated costs of the terminating party's in-house counsel.

    Termination.  Either City National or Civic may call off the merger under certain circumstances, including if:

  •
  City National and Civic mutually agree in writing;

  •
  Civic shareholders do not approve the merger agreement;

  •
  the other party materially breaches, and does not cure within 30 days, any of the representations or warranties or any covenant or agreement it has made under the merger agreement and the breach has a material adverse effect on the non-breaching party or materially compromises the ability to close the merger;

  •
  City National and Civic are not able to obtain required governmental approvals;

  •
  any governmental authority or court issues a final, non-appealable order enjoining the merger;

  •
  the merger is not completed by June 30, 2002, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement;

  •
  any condition to such party's obligations under the merger agreement has not been met or waived; or

  •
  by Civic, if the average closing price of City National common stock on the New York Stock Exchange for the ten consecutive trading days ending on the third trading day immediately prior to consummation of the merger is below $33.14 and the decline in the closing sales price is not proportionate to the decline, if any, in the Standard & Poor's Midcap Bank Index (symbol: MDBANK) as published from time to time.

    In addition, City National may call off the merger if the Civic Board of Directors facilitates, recommends or endorses or participates in discussions and negotiations with any third party relating to a merger or other form of corporate reorganization, and either

  •
  continues discussions with the third party for more than 15 business days after receiving its competing proposal, or

  •
  has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made.

    Amendment.  Civic and City National may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval.

Termination Fee (page 44)

    The merger agreement requires Civic to pay termination fees of up to $4 million to City National if the merger agreement is terminated under a number of specified circumstances, including if the Civic

Board of Directors facilitates, recommends or endorses or participates in discussions and negotiations with any third party relating to a merger or other form of corporate reorganization, and either:

  •
  continues discussions with the third party for more than 15 business days after receiving its competing proposal, or

  •
  has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made.

Interests of Certain Directors and Executive Officers of Civic in the Merger (page 32)

    When you consider the recommendation of the Civic Board, you should be aware that a number of directors and executive officers of Civic have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests. These directors and executive officers have interests in the merger that are in addition to their interests as shareholders in our companies. The Civic Board knew about and considered these additional interests when it approved the merger and determined that they did not affect the benefits to you of the merger.

    Immediately prior to the execution of the merger agreement, City National negotiated and executed employment agreements with nine executive officers of Civic to be effective following the closing of the merger. These officers include Herbert C. Foster, President and Chief Executive Officer of Civic and a member of the Civic Board of Directors. Mr. Foster will serve as Executive Vice President of City National Bank for the initial six month period following completion of the merger and thereafter is expected to assume the responsibilities, position and title of Northern California Regional Manager of City National Bank.

    All non-employee directors of Civic will receive a cash payment from City National in an amount equal to the difference between $20.25 and the exercise price for each option they hold under Civic stock option plans. Some of Civic's directors and executive officers hold stock options that became fully exercisable upon adoption by the Civic Board of the merger agreement. In addition, City National has agreed that after the merger it will indemnify, and provide directors' and officers' insurance for, the officers and directors of Civic for events occurring before the merger, including events that are related to the merger. These interests of some of Civic's directors and executive officers in the merger are described in greater detail under "The Merger—Interests of Certain Executive Officers and Directors of Civic in the Merger" beginning on page 32.

Directors of City National and City National Bank Following the Merger

    Upon completion of the merger, the current directors of City National will remain directors of City National and the current directors of City National Bank will remain directors of City National Bank. See "The Merger—General" on page 23.

Material United States Federal Income Tax Consequences of the Merger (page 36)

    The U.S. federal income tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

    If you receive solely City National common stock and cash in lieu of a fractional share in exchange for your Civic common stock, then you will generally not recognize any gain or loss, except with respect to the fractional share. If you receive solely cash, then you will generally recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your Civic common stock. The tax treatment of any gain will depend upon your individual circumstances.

    If you receive a combination of City National common stock and cash other than cash in lieu of a fractional share in exchange for your Civic common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

Accounting Treatment (page 40)

    The merger will be accounted for under the purchase method of accounting.

Resales of City National Common Stock (page 49)

    Shares of City National common stock which you receive in the merger will be freely transferable, unless you are an affiliate of Civic. Affiliates generally include directors, certain executive officers and holders of 10% or more of Civic common stock, under applicable federal securities laws. Civic has agreed to use commercially reasonable efforts to cause each person that Civic identifies as an affiliate to provide City National a written agreement that such person will not dispose of any shares of City National common stock they receive in the merger, except in compliance with the applicable federal securities laws.

Regulatory Approvals (page 49)

    City National and City National Bank must make certain filings with or obtain approvals from certain regulatory authorities to effect the merger. This includes the approval of bank regulatory agencies. In addition, City National must list the common stock offered to you with the New York Stock Exchange.

    City National Bank filed a notice of transaction with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, on December 14, 2001 and filed an application with the Comptroller of the Currency under the Bank Merger Act on December 14, 2001.

    On December 27, 2001, the Federal Reserve Board granted City National a waiver of the requirement to file a formal application under the Bank Holding Company Act. On December 28, 2001, in a letter to City National, the Comptroller of the Currency stated that it expects to issue a written decision regarding the merger prior to January 27, 2002.

Civic Dissenters' Rights (page 50)

    You may exercise dissenters' rights under California law if demands are made for payment with respect to 5% or more of the outstanding shares of Civic common stock. This means that shareholders who vote against the merger may make a written demand to Civic for payment in cash of the "fair market value" of their shares. Civic must receive the demand no later than February 15, 2002, the date of the Civic shareholders' meeting. The Civic Board of Directors has determined that the "fair market value" of one share of Civic common stock for this purpose is $15.83. That amount represents the average of the high and low prices for Civic common stock on November 16, 2001, the business day before the public announcement of the merger. You may disagree with the Civic Board of Directors' determination of the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California law on dissenters' rights are attached to this document as Annex C.

Differences in the Rights of Shareholders (page 57)

    Your rights as a Civic shareholder are currently governed by California law and Civic's articles of incorporation and bylaws. If you receive City National common stock, you will become a stockholder of City National and your rights will be governed by Delaware law and the City National certificate of incorporation and bylaws.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Market Price Information

    The following table presents trading information for City National common stock on the New York Stock Exchange and Civic common stock on the Nasdaq National Market System on November 16, 2001 and January  , 2002. November 16, 2001 was the last trading day prior to the announcement of the signing of the merger agreement. January  , 2002 was the last practicable trading day for which information was available prior to the date of this document.

	City National Common Stock						Civic Common Stock
	High		Low		Close		High		Close		Low
November 16, 2001		$44.09		$43.38		$43.48		$16.40		$15.25		$16.39
January , 2002	$		$		$		$		$		$

    You should obtain current market quotations for City National common stock and Civic common stock. The market price of City National common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of City National common stock is subject to fluctuation, the value of the shares of City National common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

    City National.  City National common stock is listed on the New York Stock Exchange under the symbol "CYN." The following table sets forth for the calendar quarter indicated the high and low sales prices per share of City National common stock as reported on the New York Stock Exchange, and the dividends per share of City National common stock.

Quarter Ended	High		Low		Dividends Declared
2000:
First quarter		$35.06		$25.50		$0.175
Second quarter		$40.25		$32.12		$0.175
Third quarter		$40.81		$35.00		$0.175
Fourth quarter		$39.75		$30.75		$0.175
2001:
First quarter		$40.31		$32.97		$0.185
Second quarter		$45.00		$35.50		$0.185
Third quarter		$49.75		$39.11		$0.185
Fourth quarter		$46.85		$37.91		$0.185
2002:
First quarter (through January , 2002)	$		$		$

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of City National and its subsidiaries, applicable government regulations and other factors deemed relevant by the City National Board of Directors.

    Civic.  Civic common stock is traded on the Nasdaq National Market System under the symbol "CIVC." On the record date, there were approximately 1,250 holders of record of Civic common stock. The following table sets forth for the calendar quarter indicated the high and low closing prices per share of Civic common stock as reported on the Nasdaq National Market System, and the dividends per share of Civic common stock.

Quarter Ended	High		Low	Dividends Declared
2000:
First quarter		$13.87	$12.50	—
Second quarter		$14.00	$12.37	—
Third quarter		$15.87	$14.25	—
Fourth quarter		$15.87	$14.50	—
2001:
First quarter		$17.75	$15.00	—
Second quarter		$17.00	$14.60	—
Third quarter		$16.50	$13.20	—
Fourth quarter		$20.68	$13.50	—
2002:
First quarter (through January , 2002)	$			$—

    Amounts have been adjusted to reflect payment of 5% stock dividends in the first quarter of 2000 and the second quarter of 2001.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITY NATIONAL

    City National is providing the following information to aid you in your analysis of the financial aspects of the merger. City National derived the information as of and for the years ended December 31, 1996 through December 31, 2000, from its historical audited financial statements for these fiscal years. City National derived the financial information for the nine months ended September 30, 2000 and September 30, 2001 and as of September 30, 2000 and September 30, 2001 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited financial information contained herein is the same historical information that City National has presented in its prior filings with the SEC.

    The operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. City National expects that it will incur merger and restructuring expenses as a result of combining with Civic. City National and Civic both anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary, and you should read it in conjunction with City National's consolidated financial statements and notes thereto contained in City National's 2000 Annual Report on Form 10-K, which has been incorporated by reference into this document. See "Where You Can Find More Information" on the inside front cover.

City National Selected Historical Consolidated Financial Data

	As of or for the Nine Months Ended September 30,
			As of or for the Year Ended December 31,
Dollars in thousands except per share data
	2001	2000	2000	1999	1998	1997	1996
Statement of Operations Data:
Interest income	$477,198	$477,070	$646,288	$470,446	$423,949	$357,996	$282,123
Interest expense	156,103	176,178	239,772	148,441	130,278	104,328	82,389

Net interest income	321,095	300,892	406,516	322,005	293,671	253,668	199,734
Provision for credit losses	24,000	11,000	21,500	—	—	—	—
Noninterest income	96,437	79,555	109,484	87,212	67,684	53,418	43,995
Noninterest expense	232,945	219,143	294,770	241,803	211,331	181,757	144,595

Income before taxes	160,587	150,304	199,730	167,414	150,024	125,329	99,134
Income taxes	53,168	51,690	68,070	59,307	53,796	45,196	32,571

Net income	$107,419	$98,614	$131,660	$108,107	$96,228	$80,133	$66,563

Per Share Data:
Income per share, basic	$2.25	$2.09	$2.79	$2.37	$2.08	$1.74	$1.52
Net income per share, diluted	2.18	2.04	2.72	2.30	2.00	1.68	1.47
Cash dividends declared	0.56	0.53	0.70	0.66	0.56	0.44	0.36
Book value per share	18.21	14.88	15.61	12.58	12.21	11.03	9.13
Shares used to compute income per share, basic	47,822	47,093	47,178	45,683	46,357	46,018	43,888
Shares used to compute income per share, diluted	49,286	48,352	48,393	46,938	48,141	47,809	45,146
Balance Sheet Data—At Period End:
Assets	$9,786,074	$8,913,955	$9,096,669	$7,213,619	$6,427,781	$5,252,032	$4,216,496
Deposits	7,400,352	6,873,513	7,408,670	5,669,409	4,887,402	4,228,348	3,386,523
Loans	6,850,982	6,426,792	6,527,145	5,490,669	4,530,427	3,825,224	2,839,435
Securities	1,752,985	1,598,277	1,547,844	1,102,092	1,012,526	833,122	811,092
Interest-earning assets	8,960,380	8,116,874	8,286,067	6,677,475	5,982,968	4,838,926	3,844,834
Shareholders' equity	875,405	710,658	743,648	571,646	561,803	508,670	400,747
Balance Sheet Data—Average Balances:
Assets	$9,158,935	$8,316,702	$8,426,129	$6,488,834	$5,633,829	$4,703,886	$3,821,314
Deposits	6,903,606	6,153,048	6,334,846	4,809,800	4,267,602	3,614,068	2,871,870
Loans	6,607,229	6,168,469	6,236,334	4,822,254	4,213,853	3,387,784	2,539,323
Securities	1,616,725	1,312,411	1,350,971	1,050,716	842,346	829,557	839,564
Interest-earning assets	8,348,930	7,598,986	7,698,884	5,985,018	5,187,897	4,290,453	3,505,422
Shareholders' equity	802,640	650,464	667,618	564,091	538,426	472,843	373,491
Asset Quality:
Nonaccrual loans	$40,115	$46,883	$61,986	$25,288	$23,138	$27,566	$41,543
ORE	10	133	522	1,413	3,480	2,126	15,116

Total nonaccrual loans and ORE	$40,125	$47,016	$62,508	$26,701	$26,618	$29,692	$56,659

Performance Ratios:
Return on average assets	1.57%	1.58%	1.56%	1.67%	1.71%	1.70%	1.74%
Return on average shareholders' equity	17.89	20.25	19.72	19.16	17.87	16.95	17.82
Net interest spread	3.89	3.85	3.81	4.12	4.27	4.64	4.47
Net interest margin	5.30	5.46	5.44	5.56	5.86	6.13	5.87
Average shareholders' equity to average assets	8.76	7.82	7.92	8.69	9.56	10.05	9.77
Dividend payout ratio, per share	24.73	24.88	24.95	27.91	27.06	26.19	24.49
Efficiency ratio	54.58	56.19	55.76	57.58	56.87	58.22	58.00
Asset Quality Ratios:
Nonaccrual loans to total loans	0.59%	0.73%	0.95%	0.46%	0.51%	0.72%	1.46%
Nonaccrual loans and ORE to total loans and ORE	0.59	0.73	0.96	0.49	0.59	0.78	1.98
Allowance for credit losses to total loans	2.00	2.17	2.07	2.44	2.99	3.60	4.58
Allowance for credit losses to nonaccrual loans	342.11	296.90	218.49	530.20	584.92	499.75	313.14
Net charge offs (recoveries) to average loans (annualized)	0.45	0.34	0.48	0.10	0.12	(0.02)	0.06
Capital Ratios:
Risk-based Capital Ratios
Tier 1	9.06%	7.85%	7.84%	7.88%	9.43%	10.99%	13.26%
Tier 2	13.93	10.88	10.85	11.21	13.20	12.27	14.55
Tier 1 Leverage Ratios	7.17	6.41	6.49	6.73	7.99	9.19	9.75

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIVIC

    Civic is providing the following information to aid you in your analysis of the financial aspects of the merger. Civic derived the information as of and for the years ended December 31, 1996 through December 31, 2000 from its historical audited financial statements for these fiscal years. Civic derived the financial information for the nine months ended September 30, 2000 and September 30, 2001 and as of September 30, 2000 and September 30, 2001 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited financial information contained herein is the same historical information that Civic has presented in its prior filings with the SEC. The operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. This information is only a summary, and you should read it in conjunction with Civic's consolidated financial statements and notes thereto contained in Civic's 2000 Annual Report on Form 10-K, which has been incorporated by reference into this document. See "Where You Can Find More Information" on the inside front cover.

Civic Selected Historical Consolidated Financial Data

	As of or for the Nine Months Ended September 30,
			As of or for the Year Ended December 31,
Dollars in thousands except per share data
	2001	2000	2000	1999	1998	1997	1996
Statement of Operations Data:
Interest income	$27,664	$30,039	$41,024	$30,132	$28,809	$26,032	$21,535
Interest expense	7,990	8,507	11,575	8,217	8,770	7,346	5,398

Net interest income	19,674	21,532	29,449	21,915	20,039	18,686	16,137
Provision for credit losses	600	600	825	315	150	100	600
Noninterest income	2,079	1,425	1,987	1,527	1,782	994	778
Noninterest expense	14,992	14,560	19,684	13,661	12,511	11,920	10,905

Income before taxes	6,161	7,797	10,927	9,466	9,160	7,660	5,410
Income taxes	2,376	2,987	4,167	3,616	3,650	2,935	1,260

Net income	$3,785	$4,810	$6,760	$5,850	$5,510	$4,725	$4,150

Per Share Data:
Net income per share, basic	$0.72	$0.93	$1.30	$1.13	$1.04	$0.88	$0.80
Net income per share, diluted	0.70	0.90	1.27	1.09	0.99	0.84	0.78
Cash dividends declared	—	—	—	—	—	—	—
Book value per share	11.06	9.90	10.34	8.97	8.13	7.23	6.66
Shares used to compute income per share, basic	5,251	5,190	5,193	5,196	5,283	5,345	5,213
Shares used to compute income per share, diluted	5,402	5,320	5,333	5,349	5,543	5,601	5,325
Balance Sheet Data — At Period End:
Assets	$510,280	$495,210	$498,295	$385,371	$389,580	$325,420	$302,178
Loans	374,598	375,194	378,119	285,537	233,211	232,977	183,393
Securities	53,552	77,347	76,458	77,207	65,615	60,367	69,943
Deposits	443,384	427,031	429,195	334,714	342,949	283,150	266,447
Shareholders' equity	58,221	51,508	53,782	46,204	41,814	38,697	34,147
Balance Sheet Data—Average Balances:
Assets	$507,604	$468,550	$475,344	$338,369	$358,595	$303,621	$256,724
Loans	363,869	348,027	354,583	260,567	221,758	209,399	163,597
Securities	41,292	47,891	47,913	42,385	28,864	35,837	48,674
Interest-earning assets	467,045	433,032	438,704	366,987	336,381	284,109	238,471
Deposits	442,993	406,960	413,804	338,548	313,392	264,158	222,787
Shareholders' equity	56,424	48,875	49,838	44,344	40,393	35,804	31,389
Asset Quality:
Nonaccrual loans	$4,478	$1,066	$1,223	$632	$208	$3,465	$2,811
Loans 90 days past due and still accruing interest	203	110	389	193	112	496	322

Total nonperforming loans	4,681	1,176	1,612	825	320	3,961	3,133
ORE	—	164	—	—	—	43	1,198

Total nonperforming assets	$4,681	$1,340	$1,612	$825	$320	$4,004	$4,331

Performance Ratios:
Return on average assets	0.99%	1.37%	1.42%	1.51%	1.54%	1.56%	1.62%
Return on average shareholders' equity	8.94	13.12	13.56	13.19	13.64	13.20	13.22
Net interest income to average assets	5.17	6.13	6.20	6.48	5.59	6.15	6.29
Net interest margin—tax equivalent basis	5.75	6.76	6.83	6.09	6.07	6.69	6.82
Average shareholders' equity to average assets	11.12	10.43	10.48	11.42	11.26	11.79	12.23
Asset Quality Ratios:
Nonaccrual loans to total loans	1.20%	0.28%	0.32%	0.22%	0.09%	1.49%	1.53%
Nonperforming assets to total loans and ORE	1.25	0.36	0.43	0.29	0.14	1.72	2.35
Reserves for credit losses to total loans	1.86	1.72	1.74	1.70	1.90	1.87	2.71
Reserves for credit losses to nonaccrual loans	155.20	607.13	537.45	767.41	2126.92	125.57	176.77
Net charge offs (recoveries) to average loans (annualized)	0.08	0.03	0.06	(.04)	0.03	0.34	0.36

Share and per share amounts have been adjusted for 5% stock dividends paid in May 2001.

COMPARATIVE PER SHARE DATA

    The following table shows certain per common share data for City National common stock and Civic common stock on a historical and pro forma basis reflecting the merger of Civic and City National, accounted for as a purchase as if it had been consummated as of September 30, 2001. This information is only a summary, and you should read it in conjunction with the financial information appearing elsewhere in this document and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on the inside front cover. The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods or as of the date for which this pro forma data is presented.

    City National expects that it will incur merger and restructuring expenses as a result of combining with Civic. City National and Civic both anticipate that the merger will provide the combined company with financial benefits that will include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma earnings per share presented below does not reflect these financial expenses or benefits and accordingly does not attempt to predict or suggest future results. See "A Warning About Forward-Looking Information" beginning on page 19 and "Risk Factors" beginning on page 18.

	At Or For Nine Months Ended September 30, 2001	At Or For Year Ended December 31, 2000
City National Historical
Earnings per share:
Basic	$2.25	$2.79
Diluted	2.18	2.72
Book value per share	18.21	15.61
Dividends per share	0.555	0.700
Civic Historical
Earnings per share:
Basic	$0.72	$1.30
Diluted	0.70	1.27
Book value per share	11.06	10.34
Dividends per share	—	—
City National's Unaudited Pro Forma
Earnings per share:
Basic	$2.23	$2.79
Diluted	2.16	2.72
Book value per share	18.98	16.45
Dividends per share	0.541	0.683
Civic Equivalent Pro Forma(1)
Earnings per share:
Basic	$1.02	$1.28
Diluted	0.99	1.25
Book value per share	8.70	7.54
Dividends per share	0.248	0.313

(1)
The Civic equivalent pro forma data was derived by multiplying the City National pro forma data by the number of shares of City National common stock City National will issue for each share of Civic common stock, assuming a final City National stock price of $44.19 and total merger consideration being comprised of 50% cash and 50% City National common stock.

RISK FACTORS

    In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger agreement. Where "we" and "our" is used in this section, it is meant to refer to both City National and City National Bank before the merger and to City National and City National Bank following its proposed acquisition of Civic, including CivicBank of Commerce.

    The merger consideration that is paid in City National common stock fluctuates based on the final City National stock price. If you receive City National common stock in the merger, the exchange ratio is based on the average price per share of City National's common stock for the 10 consecutive trading days prior to the three trading days before the day the merger is consummated. This average price may vary from the price of City National common stock on the date the merger was announced, on the date that this document is mailed to Civic shareholders, and on the date of the special meeting of Civic shareholders. Any change in the price of City National common stock prior to completion of the merger may affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

    Accordingly, at the time of the Civic special meeting you will not necessarily know or be able to calculate the exchange ratio used to determine the number of any shares of City National common stock you would receive upon completion of the merger.

    You may not receive the form of merger consideration that you elect.  The merger agreement contains provisions that are designed to ensure that no less than 47% and no more than 53.5% of the total consideration we pay to Civic shareholders will be paid in City National common stock. If elections are made by Civic shareholders that would result in them receiving more or less City National common stock than this amount, either those electing to receive cash or those electing to receive City National common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). See "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 36.

    There are uncertainties in integrating our business operations and realizing enhanced earnings. If we are unable to integrate our businesses successfully, this could hurt our business. The merger involves the integration of companies that have previously operated independently. Successful integration of Civic's consolidated operations will depend primarily on City National's ability to maintain as well as expand Civic's business in Oakland and the surrounding communities. No assurance can be given that City National and Civic will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

    An economic slowdown in California could hurt our business.  City National has focused its business in Southern California and the San Francisco Bay area. After the merger, we will have a greater presence in the San Francisco Bay area and the surrounding communities. The San Francisco Bay area has experienced economic difficulties in the recent past, and a further economic slowdown in California could have the following consequences, any of which could hurt our business:

  •
  Loan delinquencies may increase;

  •
  Problem assets and foreclosures may increase;

  •
  Demand for our products and services may decline; and

  •
  Collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

    Changes in interest rates affect our profitability.  Changes in prevailing rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can affect our income. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

    We face strong competition from financial service companies and other companies that offer banking services which can hurt our business. After the merger, we will conduct our banking operations primarily in Southern California and the San Francisco Bay area. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

    Except for historical information, all other information in this filing consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (1) statements about the benefits of the merger between City National and Civic, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (2) statements about City National's and Civic's plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of City National's and Civic's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

    The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of City National and Civic may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Civic may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) there is the risk of continued diversification of assets and adverse changes to credit quality;

(9) competition from other financial services companies in City National's and Civic's markets may increase; (10) the concentration of City National's and Civic's operations in California may adversely affect results if the California economy or real estate market declines; and (11) the risk of an economic slowdown could adversely affect credit quality and loan originations.

    Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in City National's and Civic's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov).

    All written and oral forward-looking statements contained in this filing concerning the proposed transaction or other matters attributable to City National or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. City National and Civic do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SPECIAL MEETING OF SHAREHOLDERS OF CIVIC

General

    Civic will hold its special meeting of shareholders on February 15, 2002, at 4:00 p.m. Pacific time at 2101 Webster Street, Oakland, California 94612. At the special meeting, you will vote upon a proposal to approve the merger agreement. You may also vote upon a proposal to adjourn or postpone the Civic special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.

Record Date; Voting Power

    If you were a holder of record of Civic common stock at the close of business on January 3, 2002, you may vote at the special meeting. As of that date, there were 5,282,671 issued and outstanding shares of Civic common stock held by approximately 1,250 holders of record. You have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Civic common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Civic common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as "broker non-votes."

Vote Required

    The presence in person or by proxy of the holders of a majority of the shares of Civic common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Civic will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of two-thirds of the shares of Civic common stock outstanding on the record date. Therefore, your vote is very important. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

Share Ownership Of Civic Management

    On the record date, the executive officers and directors of Civic, including their affiliates, had voting power with respect to an aggregate of 1,841,142 shares of Civic common stock or approximately 34.85% of the shares of Civic common stock then outstanding. The executive officers and directors of Civic have agreed to vote all of their shares in favor of the proposal at the special meeting to approve the merger agreement and have granted a proxy to City National for these shares. On the record date, the directors and executive officers of City National did not beneficially own any shares of Civic common stock.

The Civic Board of Directors Unanimously Recommends a Vote FOR Approval of the Merger

    The Civic Board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Civic Board believes that the merger is fair to and in the best interests of the Civic shareholders. It unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby. For more information about the factors the Civic Board considered, read the discussion under the heading entitled "The Merger—Reasons for the Merger and Recommendation of the Civic Board of Directors" beginning on page 24.

Solicitation and Revocation of Proxies

    A form of proxy is enclosed with this document. Shares of Civic common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the special meeting.

    Civic is asking you to vote by completing, dating and signing the accompanying proxy card and returning it promptly to Civic in the enclosed postage-paid envelope. Do not send stock certificates with your dated proxy cards.

    If you are a Civic shareholder and you have delivered a properly executed proxy which does not state that it is irrevocable, that proxy continues in full force and effect unless you revoke it before the vote at the special meeting. You may revoke a proxy either by:

  •
  filing with Civic's chief financial officer prior to the special meeting, at Civic's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date, or

  •
  attending the special meeting and voting in person. Your presence at the special meeting will not revoke your proxy unless you vote in person.

    Civic will bear the cost of solicitation of proxies. City National will bear the cost of printing and mailing this document. In addition to solicitation by mail, your directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Civic will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of these shares. Civic will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Other Matters

    Civic is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

THE MERGER

    The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and material terms of the merger agreement. These descriptions are qualified by reference to the merger agreement, which is attached as Annex A. City National and Civic encourage you to read the merger agreement carefully.

General

    The merger agreement provides that, after approval by the Civic shareholders and the satisfaction or waiver of the other conditions to the merger, Civic will merge with and into City National, and Civic will cease to exist as a separate corporation. The certificate of incorporation and bylaws of City National, as in effect immediately prior to the merger, will be the certificate of incorporation and bylaws of City National after the merger. The directors and officers of City National immediately prior to the merger will be the directors and officers of City National after the merger until they resign or until their respective successors are duly elected and qualified.

    The closing of the merger will occur at 6:00 p.m. Pacific time on the business day that is the last business day of the month, or such other day mutually agreed to by City National and Civic, following the satisfaction or waiver of all conditions to the merger agreement and after all regulatory approvals have been obtained. City National may in its sole discretion delay the closing for such period of time as may be necessary for Civic to prepare and deliver to City National certain consolidated financial statements and results of operations as required to be prepared and delivered by the merger agreement.

    In conjunction with the merger, CivicBank of Commerce, a wholly-owned subsidiary of Civic, will be merged with and into City National Bank, a wholly-owned subsidiary of City National, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations. Following this bank merger, the articles of association and bylaws of City National Bank, as in effect immediately prior to the bank merger, will be the articles of association and bylaws of City National Bank after the bank merger. In addition, the directors of City National Bank immediately prior to the bank merger will be the directors of City National Bank after the bank merger until they resign or until their respective successors are duly elected and qualified.

Background of the Merger

    In March 2001, the Strategic Options Committee recommended to the Civic Board of Directors that Civic's financial advisor, the investment banking firm of Keefe, Bruyette & Woods, be permitted to contact companies to discuss possible strategic business combinations with Civic. On March 21, 2001, the Civic Board accepted the recommendation of the Strategic Options Committee.

    In mid-April 2001, Keefe, Bruyette & Woods contacted three potential acquirors, including City National, and received an indication of interest from City National. At that point, Keefe, Bruyette & Woods began discussions with Frank Pekny, Chief Financial Officer of City National, regarding the possibility of a merger between Civic and City National. In addition, Civic began providing information to City National for the purpose of evaluation of a possible transaction between the two companies.

    On May 4, 2001, based on the information it had received and reviewed to date, City National stated, in a letter of intent, an expression of interest to acquire Civic common stock within a price range, with a more definitive price subject to the completion of additional due diligence. On May 14, Civic's Board of Directors met and discussed City National's letter of intent and decided not to pursue discussions.

    In early July 2001, City National contacted Civic with the intent of restarting discussions between the companies. During July and August 2001, senior executives from the two companies had several conversations about a possible merger.

    On August 27, 2001, senior City National executives met with the Strategic Options Committee. In a letter dated September 10, 2001, addressed to the Civic Board of Directors, City National again expressed its interest in a merger, subject to the completion of additional due diligence and other requirements. Civic's Board decided to pursue discussions with City National through the Civic Board's Strategic Options Committee and, between September 10 and November 16, each of Civic and City National completed their due diligence investigations of the other. Also during that time, members of senior management from Civic and City National held discussions and negotiated terms of the transaction, their respective legal advisors commenced drafting definitive documentation with respect to the proposed transaction and the Strategic Options Committee held several meetings.

    On November 15, 2001, the Board of Directors of Civic, which had been updated regularly by the Strategic Options Committee regarding a potential transaction with City National, met to consider and vote upon the proposed merger with City National. At that meeting, Wayne S. Doiguchi, Chairman of the Strategic Options Committee, C. Donald Carr, Chairman of the Board of Directors and a member of the Strategic Options Committee, other members of that committee, and Herbert C. Foster, President and Chief Executive Officer of Civic, reviewed their discussions and negotiations with City National. Keefe, Bruyette & Woods also made a presentation concerning the proposed transaction and the fairness, from a financial point of view, to holders of Civic common stock of the consideration provided for in the merger agreement. Also at the meeting, Civic's legal advisor reviewed with the Board of Directors the terms of the merger agreement and related agreements and advised the members of the Civic Board of Directors of the legal standards applicable to their consideration of these arrangements. After discussion and consideration of the factors discussed under "Reasons for the Merger and Recommendation of the Civic Board of Directors," the members of the Civic Board approved and authorized senior executives of Civic to execute the merger agreement and to take other necessary actions to consummate the merger and related transactions.

    The merger agreement and related agreements were entered into on the evening of Friday, November 16, 2001, and the parties issued a joint press release on the morning of Monday, November 19, 2001, announcing the proposed merger.

Reasons for the Merger and Recommendation of the Civic Board of Directors

    In determining to approve the merger agreement and to recommend approval of the merger proposal to Civic shareholders, the Civic Board of Directors consulted with Civic management, as well as its financial and legal advisors, and considered a number of factors, including the following:

  •
  The opinion of Keefe, Bruyette & Woods that the terms of the merger are fair, from a financial point of view, to Civic shareholders. In this regard, the Board of Directors considered, among other things, the premium represented by the consideration offered to Civic shareholders in relation to the book value per share of Civic common stock.

  •
  The Civic Board's review, with Keefe, Bruyette & Woods and with Civic's legal advisors, of the provisions of the merger agreement and related agreements and the transactions contemplated by those agreements.

  •
  The expectation that the merger will generally be a tax-free transaction to Civic and its shareholders, other than in respect of cash paid in lieu of fractional shares, cash paid upon exercise, if any, of dissenters' rights and cash paid to shareholders electing to receive all cash or a combination of cash and stock in the merger.

  •
  The market liquidity and dividend history of City National common stock.

  •
  The current financial condition and prospects of City National.

  •
  The current financial condition and prospects of Civic.

  •
  The results of the due diligence investigations of City National conducted by Civic and its financial and legal advisors.

  •
  The proposed arrangements with members of management of Civic, including the fact that Mr. Foster will join City National's management team as the East Bay Regional Manager and that City National has signed employments agreements with several other members of Civic's management team and senior lending staff.

  •
  The fact that certain directors and executive officers of Civic could be expected to receive benefits in the merger under existing severance and compensation arrangements with Civic. See "Interests of Certain Executive Officers and Directors of Civic in the Merger."

  •
  The current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as Civic and City National and the changing competitive environment for banking services.

  •
  The consolidation and increasing competition in the banking and related industries, and the expectation that the combined company will have over $10 billion in assets, potentially giving it greater access to financial, managerial and technological resources and making the combined company a more effective competitor in the banking and related industries.

  •
  The complementary nature of the businesses of Civic and City National.

  •
  The belief of the Civic Board of Directors that Civic and City National share a common vision about the importance of delivering financial performance and enhancing shareholder value.

  •
  The likelihood that the merger will be approved by the appropriate regulatory authorities.

  •
  The probable impact of the merger on customers and employees and the communities and businesses served by Civic.

  •
  The effect of the proposed merger on each of the foregoing factors.

    The foregoing discussion of the information and factors considered by the Civic Board of Directors is not intended to be exhaustive, but includes material factors it considered. In view of the factors considered with its evaluation of the merger and related transactions, the Civic Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination. In addition, individual members of the Civic Board of Directors may have given different weights to different factors.

    BASED UPON THE FOREGOING, THE CIVIC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CIVIC SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Opinion of Civic's Financial Advisor

    Civic engaged Keefe, Bruyette & Woods to act as its financial advisor in connection with the merger. Keefe, Bruyette & Woods agreed to assist Civic in analyzing, structuring, negotiating and effecting a transaction with City National. Civic selected Keefe, Bruyette & Woods because Keefe, Bruyette & Woods is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Civic and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

    On October 24, 2001, the Civic Board held a meeting to evaluate the proposed merger with City National. At this meeting, Keefe, Bruyette & Woods reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by Civic shareholders in the merger was fair to those shareholders from a financial point of view. On November 15, 2001, the Civic Board held a meeting to adopt the merger agreement. At this meeting Keefe, Bruyette & Woods confirmed its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the Civic shareholders. That opinion was reconfirmed in writing as of the date of this document.

    The full text of Keefe, Bruyette & Woods' updated written opinion is attached as Appendix B to this document and is incorporated herein by reference. Civic's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

    Keefe, Bruyette & Woods' opinion is directed to the Civic Board and addresses only the fairness, from a financial point of view, of the merger consideration to the Civic shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Civic shareholder as to how the shareholder should vote at the Civic special meeting on the merger or any related matter.

    In rendering its opinion, Keefe, Bruyette & Woods:

  •
  reviewed, among other things:

  •
  the merger agreement,

  •
  Annual Reports to shareholders of City National,

  •
  Annual Reports to shareholders and Annual Reports on Form 10-K of Civic,

  •
  Quarterly Reports of City National, and

  •
  Quarterly Reports on Form 10-Q of Civic;

  •
  held discussions with members of senior management of Civic and City National regarding:

  •
  past and current business operations,

  •
  regulatory relationships,

  •
  financial condition, and

  •
  future prospects of the respective companies;

  •
  reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Civic and City National and compared them with those of certain publicly traded companies that Keefe, Bruyette & Woods deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Keefe, Bruyette & Woods deemed to be relevant; and

  •
  performed other studies and analyses that it considered appropriate.

    In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe, Bruyette & Woods or that was discussed with, or reviewed by or for Keefe, Bruyette & Woods, or that was publicly available. Keefe, Bruyette & Woods did not attempt or assume any responsibility to verify such information independently. Keefe, Bruyette & Woods relied upon the management of Civic as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to Keefe,

Bruyette & Woods. Keefe, Bruyette & Woods assumed, without independent verification, that the aggregate allowances for loan and lease losses for City National and Civic are adequate to cover those losses. Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of any assets or liabilities of City National or Civic, and Keefe, Bruyette & Woods did not examine any books and records or review individual credit files.

    The projections furnished to Keefe, Bruyette & Woods and used by it in certain of its analyses were prepared by Civic's and City National's senior management teams. Civic and City National do not publicly disclose internal management projections of the type provided to Keefe, Bruyette & Woods in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

    For purposes of rendering its opinion, Keefe, Bruyette & Woods assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

    Keefe, Bruyette & Woods further assumed that the merger will be accounted for as a purchase under accounting principles generally accepted in the United States of America, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Keefe, Bruyette & Woods' opinion is not an expression of an opinion as to the prices at which shares of Civic common stock or City National common stock will trade following the announcement of the merger or the actual value of City National common stock when issued pursuant to the merger, or the prices at which City National common stock will trade following the completion of the merger.

    In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Civic and City National. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by the Civic Board in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Civic Board or management of Civic with respect to the fairness of the exchange ratio.

Summary of Analyses by Keefe, Bruyette & Woods

    The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the Civic Board on November 15, 2001, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion or the presentation made by Keefe, Bruyette & Woods to the Civic Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not provide a complete description of the financial analyses.

    Calculation of Implied Value of Exchange Ratio.  Keefe, Bruyette & Woods reviewed the terms of the merger. It noted that the exchange ratio of 0.4582 shares of City National common stock for each share of Civic common stock had an implied value of $20.25 per share of Civic common stock based upon the closing price of City National common stock on November 14, 2001, of $44.19.

    Financial Impact Analysis.  Keefe, Bruyette & Woods performed pro forma merger analysis that combined projected income statement and balance sheet information of City National and Civic. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of City National. This analysis indicated that the merger is expected to be dilutive to City National's estimated earnings per share in 2002 and 2003. The analysis also indicated that City National would maintain a healthy tier 1 capital ratio and thus have the financial ability to execute the merger. This analysis was based on internal projections provided by Civic's and City National's senior management teams. For all of the above analysis, the actual results achieved by City National following the merger will vary from the projected results, and the variations may be material.

    Contribution Analysis.  Keefe, Bruyette & Woods analyzed the relative contribution of each of Civic and City National to the pro forma balance sheet and income statement items of the combined entity, including assets, tangible equity, deposits, estimated 2002 and 2003 net income and estimated 2002 and 2003 cash net income. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Civic based on the exchange ratio of 0.4582 assuming that City National were to issue 100% stock in the transaction. The results of Keefe, Bruyette & Woods' analysis are set forth in the following table.

Category	City National	Civic	Premium To Ownership
Annualized Net Income	97.1%	2.9%	61.3%
2002 Net Income	96.7%	3.3%	44.9%
2003 Net Income	96.4%	3.6%	32.1%
Tangible Equity	93.4%	6.6%	-28.2%
Assets	95.0%	5.0%	-4.4%
Deposits	94.3%	5.7%	-16.2%

    Selected Transaction Analysis.  Keefe, Bruyette & Woods reviewed certain financial data related to comparably sized acquisitions of United States bank holding companies announced after January 1, 2000 to May 2001 with aggregate transaction values between $1 billion and $10 billion. The transactions included in the group were:

    January 2000 to May 2001

Acquiror	Acquiree
Hamni Financial Corporation	California Center Bank
SouthTrust Corporation	CENIT Bancorp, Inc.
Allegiant Bancorp, Inc.	Southside Bancshares Corp.
First Virginia Banks, Inc.	James River Bankshares, Inc.
Connecticut Bancshares, Inc.	First Federal Savings & Loan of East Hartford
United Parcel Service Incorporated	First International Bancorp, Inc.
Fulton Financial Corporation	Drovers Bancshares Corporation
Trustmark Corporation	Barret Bancorp, Inc.
United Community Financial Corp.	Industrial Bancorp, Inc.
Community Bank System, Inc.	First Liberty Bank Corp.
Southwest Bancorporation of Texas, Inc.	Citizens Bankers, Incorporated
Zions Bancorporation	Draper Bancorp
Glacier Bancorp, Inc.	WesterFed Financial Corporation
Union Planters corporation	Jefferson Savings Bancorp, Inc.
BB&T Corporation	FirstSpartan Financial Corp.
BB&T Corporation	BankFirst Corporation
BOK Financial Corporation	CNBT Bancshares, Inc.
Troy Financial Corporation	Catskill Financial Corporation
Prudential Plc	Highland Bancorp, Inc.
Compass Bancshares, Inc.	Founders Bank of Arizona
Niagara Bancorp Inc. (MHC)	Iroquois Bancorp, Inc.
Mutual Savings Bank	First Northern Capital Corporation
SouthBanc Shares, Inc.	Heritage Bancorp, Inc.
Huntington Bancshares Incorporated	Empire Banc Corporation
Greater Bay Bancorp	Bank of Santa Clara
Sterling Financial Corporation	Hanover Bancorp, Inc.

    June 2001 to Present (as of November 8, 2001)

Acquiror	Acquiree
BB&T Corporation	AREA Bancshares Corporation
BB&T Corporation	Mid-America Bancorp
First Merchants Corporation	Lafayette Bancorporation
Associated Banc-Corp	Signal Financial Corp.
BankAtlantic Bancorp, Inc.	Community Savings Bankshares, Inc.
First National of Nebraska, Inc.	Castle BancGroup, Incorporated
Hudson River Bancorp, Inc.	Ambanc Holding Co., Inc.
International Bancshares Corporation	National Bancshares Corporation of Texas
American Financial Holdings, Inc.	American Bank of Connecticut
Sovereign Bancorp, Inc.	Main Street Bancorp, Inc.
National Commerce Financial Corp	SouthBanc Shares, Inc.
BB&T Corporation	Community First Banking Company
SouthTrust Corporation	Community Bankshares, Incorporated
Greater Bay Bancorp	SJNB Financial Corp.
NBT Bancorp Inc.	CNB Financial Corp.
F.N.B. Corporation	Promistar Financial Corporation
Banknorth Group, Inc.	Andover Bancorp, Inc.
Banknorth Group, Inc.	MetroWest Bank

    Transaction multiples from the merger were derived from the $20.25 per share deal price and financial data as of December 31, 2000 for Civic. Keefe, Bruyette & Woods also relied upon 2002 Civic earnings per share estimates provided by management. Keefe, Bruyette & Woods compared these results with both announced multiples and, for transactions with stock components, multiples adjusted to reflect changes in individual buyer stock prices from announcement to January 24, 2001. The results of the analysis are set forth in the following table.

	City National /Civic Transaction		Prior Comparable Average		Prior Comparable Median		Current Comparable Average		Current Comparable Median
Deal Price/Book Value	1.83	x	2.09	x	1.92	x	1.94	x	1.91	x
Deal Price/Tangible Book Value	2.28	x	2.16	x	1.98	x	2.14	x	2.16	x
Deal Price/Trailing 12 Months Earnings per Share	19.1	x	18.46	x	18.39	x	19.03	x	19.04	x
Deal Price/Forward 12 Months Earnings per Share	20.45	x	15.77	x	—x	(1)	16.24	x	—x	(1)
Deal Price/Deposits	—%	(1)	27.19%		26.35%		23.80%		23.12%
(1)
These figures were not provided to the Civic Board on November 15, 2001, in connection with the oral opinion of Keefe, Bruyette & Woods because, in the view of Keefe, Bruyette & Woods, they were not considered relevant to its analyses of the fairness of the proposed merger. Before its presentation on November 15, 2001, Keefe, Bruyette & Woods informed the Civic Board of the reasons for not providing these figures, and the Civic Board consented to their omission.

    No company or transaction used as a comparison in the above analysis is identical to Civic, City National or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

    Discounted Cash Flow Analysis.  Keefe, Bruyette & Woods estimated the present value of Civic common stock based on a continued independence scenario by adding (1) the present value of the estimated future dividend stream that Civic could generate over the period beginning January 2002 and ending in December 2006, and (2) the present value of the Civic common stock as of December 2006. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. The analysis resulted in a range of values from $16.21 (stand alone Civic) to $22.45 (pro forma City National) per share.

    Keefe, Bruyette & Woods stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Civic common stock.

    Selected Peer Group Analysis.  Keefe, Bruyette & Woods compared the financial performance and market performance of City National to those of a group of comparable United States banks. The group included:

  UnionBanCal Corporation
  Zions Bancorporation
  Greater Bay Bancorp
  Silicon Valley Bancshares
  Westamerica Bancorporation
  Pacific Capital Bancorp
  UCBH Holdings, Inc.
  CVB Financial Corp.

    To perform this analysis, Keefe, Bruyette & Woods used the financial information as of and for the quarter ended September 30, 2001, except for capital ratios which were calculated for City National to reflect subsequent acquisitions and capital offerings. Market price information was as for November 14, 2001 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

    Keefe, Bruyette & Woods' analysis showed the following concerning City National's financial performance:

Performance Measure	City National Corporation	Peer Group Average	Peer Group Median
Return on Assets	1.59%	1.52%	1.39%
Return on Equity	17.75%	17.73%	16.81%
Net Interest Margin	5.32%	5.09%	5.01%
Efficiency Ratio	49.80%	51.11%	50.04%
Common Equity/Assets	8.95%	9.21%	9.03%
Tangible Equity/Assets	7.22%	8.31%	7.94%
Non Performing Assets/(Loans + Other Real Estate Owned)	0.59%	0.66%	0.56%
Net Charge Offs/Average Loans	0.39%	0.42%	0.21%
Loan Loss Reserves/Total Loans	2.00%	2.22%	2.05%

    Keefe, Bruyette & Woods' analysis showed the following concerning City National's financial performance:

Performance Measure	City National Corporation		Peer Group Average		Peer Group Median
Price to Book Multiple Value per Share	2.43	x	2.59	x	2.43	x
Price to Tangible Book Multiple Value per Share	3.06	x	2.88	x	2.80	x
Price to Earnings Multiple, Trailing 12 Months Earnings per Share	15.45	x	15.38	x	15.66	x
Price to Earnings Multiple, based on 2001 GAAP estimated earnings	15.09	x	15.10	x	14.80	x
Dividend Yield	1.67%		1.85%		2.03%

    Other Analyses.  Keefe, Bruyette & Woods reviewed the relative financial and market performance of Civic and City National to a variety of relevant industry peer groups and indices. Keefe, Bruyette & Woods also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for City National.

    In connection with its opinion dated as of the date of this document, Keefe, Bruyette & Woods performed procedures to update, as necessary, certain of the analyses described above. Keefe, Bruyette & Woods reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Keefe, Bruyette & Woods did not perform any analyses in addition to those described above in updating its November 15, 2001 opinion.

    The Civic Board has retained Keefe, Bruyette & Woods as an independent contractor to act as financial advisor to Civic regarding the merger. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, Civic and City National. As a market maker in securities, Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of Civic and City National for Keefe, Bruyette & Woods' own account and for the accounts of its customers.

    Civic and Keefe, Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. Civic will pay to Keefe, Bruyette & Woods at the time the merger is completed a cash fee equal to 1% of the market value of all consideration paid to shareholders (including holders of "in the money" warrants and options, but excluding holders of stock appreciation rights and stock-based compensation). Pursuant to the Keefe, Bruyette & Woods engagement agreement, Civic also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Interests of Certain Executive Officers and Directors of Civic in the Merger

    When considering the recommendations of the Civic Board of Directors, you should be aware that some of the employees of Civic and members of the Civic Board of Directors and management have interests that may be different from, or may be in conflict with, your interests. The Civic Board of Directors was aware of these interests when it approved the merger and the merger agreement. Except as described below, to the knowledge of Civic, the executive officers and directors of Civic do not have any material interest in the merger apart from their interests as shareholders.

    Executive Employment Agreements.  Immediately prior to the execution of the merger agreement, City National negotiated and executed employment agreements with nine executive officers of Civic to be effective following the closing of the merger.

    The employment agreement with Herbert C. Foster provides that Mr. Foster will serve as Executive Vice President of City National Bank for the initial six month period following completion of the merger and thereafter is expected to assume the responsibilities, position and title of Northern California Regional Manager of City National Bank for the remainder of his two-year term. Mr. Foster will receive as a base salary $215,000 per year and will be eligible for an annual performance bonus with a target of 35% of his base salary depending on Mr. Foster's and City National Bank's performances. Mr. Foster will also be granted an option to purchase 10,000 shares of City National common stock at fair market value on the later of the date his employment commences or the date the option is granted.

    Mr. Foster and City National Bank have also agreed that the Salary Continuation Agreement entered into between Mr. Foster and Civic on March 15, 2000, as amended, will remain in full force and effect following consummation of the merger. The amendment provides that the normal retirement benefit payable to Mr. Foster under the Salary Continuation Agreement will commence following his normal retirement date or the date of his termination of employment, if earlier.

    Acceleration of Vesting of Options.  When the Civic Board adopted the merger agreement, all stock options held by non-employee directors of Civic and granted under Civic's 1995 non-employee director stock option plan became fully exercisable. Under the merger agreement, non-employee directors who hold these outstanding options (and other option holders whose options are not converted into substitute options pursuant to the merger agreement) will receive a payment in cash equal to the difference between $20.25 and the exercise price of the option multiplied by the number of shares of Civic common stock which could be purchased on exercise of the option. See "The Merger Agreement—Treatment of Options" beginning on page 42.

Consideration to be Received in the Merger

    At the completion of the merger, each issued and outstanding share of Civic common stock, other than shares held by dissenters or City National, will convert, at the election of each holder but subject to proration, into either cash or shares of City National common stock.

    For each share of Civic you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

  •
  $20.25 in cash; or
  •
  0.4582 of a share of City National common stock (called the "exchange ratio") if the final City National stock price is between $37.56 and $50.82. If the final City National stock price is more than $50.82, the exchange ratio will equal $23.29 divided by the final City National stock price, and if the final City National stock price is less than $37.56, the exchange ratio will equal $17.21 divided by the final City National stock price.

    The final City National stock price is the average of the daily closing prices of a share of City National common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the third trading day immediately before the completion of the merger.

    The table below illustrates how changes in the final City National stock price will change the exchange ratio for each share of Civic common stock if you were to elect to receive City National common stock:

Assumed Final City National Stock Price	Exchange Ratio
$52.00	0.4479
$50.00	0.4582
$44.19	0.4582
$38.00	0.4582
$34.00	0.5062

    The following chart illustrates the approximate value of what a holder of 100 shares of Civic common stock will receive in the merger, assuming varying final City National stock prices and different percentages of cash and City National common stock. You should bear in mind that the value of City National common stock is subject to fluctuation and therefore the value of a share of City National common stock as of the date of the consummation of the merger and after the merger will probably differ from the value of such stock based on the final City National stock price. This chart uses hypothetical final City National stock prices.

IF YOU HOLD 100 SHARES OF CIVIC COMMON STOCK AND THE FINAL CITY NATIONAL COMMON STOCK PRICE IS:	$52	$44.19	$34
and you receive:
100% cash	$2,025	$2,025	$2,025
75% cash/25% City National common stock	2,101	2,025	1,949
50% cash/50% City National common stock	2,177	2,025	1,873
25% cash/75% City National common stock	2,253	2,025	1,797
100% City National common stock	2,329	2,025	1,721

    No fractional shares will be issued in the merger. Instead, you will receive for any fractional shares cash in an amount equal to the fractional share of City National common stock multiplied by the final City National stock price.

    If City National changes the number of outstanding shares of City National common stock before the merger through any stock dividend, stock split or combination, then the exchange ratio will be appropriately adjusted.

    You may obtain current market quotations for City National common stock and Civic common stock. The market price of City National common stock will probably fluctuate between the date of this document and the date of the consummation of the merger and after the merger. Therefore, the value of the shares of City National common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Election and Proration Procedures

    Making the Election.  City National has selected Continental Stock Transfer & Trust Company, which is the current transfer agent for City National, to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form is being sent to you contemporaneously in a separate mailing. If you do not exercise dissenters' rights, you must use the election form to make the election to receive stock, cash, or a combination of stock and cash with respect to your shares of Civic common stock. Shares of Civic will be undesignated shares if you either:

  •
  do not submit a properly completed election form in a timely fashion, or
  •
  revoke your election form prior to the deadline for submitting the election form.

    The deadline for you to submit your election forms to the exchange agent is February 19, 2002.

    All elections will be required to be made on an election form. To make an effective election with respect to shares of Civic common stock, you must deliver the following items to the exchange agent prior to the election deadline:

  •
  a properly completed letter of transmittal and election form;
  •
  either (a) your certificates for shares of Civic common stock or an appropriate guarantee of delivery, or (b) information regarding delivery by book entry transfer of the shares on a timely basis; and
  •
  any other required documents described in the election form.

    You may change your election by submitting to the exchange agent a properly completed and signed revised letter of transmittal and election form and all required additional documents. To be effective, however, the exchange agent must receive these revised documents prior to the election deadline. If some but not all of the revised documents are received by the election deadline, the shares will be considered undesignated shares.

    You may revoke your prior valid election by written notice received by the exchange agent prior to the election deadline. You may also revoke a prior valid election by submitting a written withdrawal of your share certificates or of the notice of guaranteed delivery of your share certificates previously deposited with the exchange agent. Again, this written withdrawal must be received by the exchange agent before the election deadline.

    Do not return your certificates representing shares of Civic common stock with the enclosed proxy. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

    If you have a preference as to the form of consideration to be received for your shares of Civic common stock, you should make an election. Shares as to which an election is made will be given priority in allocating the merger consideration over shares to which an election is not received. None of City National, the Board of Directors of City National, Civic, or the Board of Directors of Civic makes any recommendation as to whether you should elect to receive cash, stock, or a combination of stock and cash. You must make your own decision with respect to that election.

    Following the completion of the merger and upon surrender of all of the certificates representing shares of Civic common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Continental Stock Transfer & Trust Company will mail to you the cash and/or City National common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

    Declaration of dividends by City National after the completion of the merger will include dividends on all City National common stock issued in the merger, but no dividend or other distribution payable to the holders of record of City National common stock at or as of any time after the completion of the merger will be paid to holders of Civic common stock who receive City National common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Civic will close and there will be no transfers on the transfer books of Civic.

    Allocation and Proration Procedures.  The merger agreement requires that City National common stock must represent at least 47% and no more than 53.5% of the total merger consideration paid by City National to Civic shareholders. Therefore, it is possible that you will not receive the exact form of merger consideration you elected to receive.

  •
  If stock elections received represent at least the minimum stock amount of 47% and no more than the maximum stock amount of 53.5% of the total merger consideration, then:
  •
  shares for which a stock election has been made will be converted into stock; and
  •
  shares for which a cash election has been made or undesignated shares will be converted into cash.

    If stock elections received represent more than the maximum stock amount of 53.5% of the total merger consideration, the merger consideration will be allocated as follows:

  •
  shares for which a cash election has been made or undesignated shares will be converted into cash;
  •
  shares for which a stock election has been made will be converted into City National common stock and cash as follows:
  •
  the number of shares of City National common stock that will be received will be the product of
  •
  the shares of City National common stock which would have been received based on the stock election, and
  •
  the stock proration factor, the numerator of which is the total number of shares of City National common stock required to be issued to equal the maximum stock amount, and the denominator of which is the aggregate number of shares of City National common stock which would be issued based on all stock elections made; and
  •
  the amount of cash that will be received will be the product of
  •
  the number of shares of Civic common stock covered by the stock elections, times $20.25, and
  •
  1 minus the stock proration factor.

    If stock elections received represent less than the minimum stock amount of 47% of the total merger consideration, the merger consideration will be allocated as follows:

  •
  shares for which a stock election has been made will be converted into City National common stock;
  •
  undesignated shares will be allocated stock at random to satisfy the minimum stock amount until the minimum is reached, and all other undesignated shares will receive cash; and
  •
  if, after all undesignated shares have been allocated City National common stock, the minimum stock amount has still not been satisfied, shares for which a cash election has been made will be converted into City National common stock and cash as follows:
  •
  the number of shares of City National common stock that will be received will be the product of
  •
  the total number of shares of Civic common stock covered by the cash election, times the exchange ratio, and
  •
  the cash proration factor, the numerator of which is the difference between (a) the number of shares of City National common stock required to be issued to equal the minimum stock amount and, (b) the number of shares of City National common stock which would be issued to satisfy the stock elections received and the undesignated shares randomly selected, and the denominator of which is the product of the exchange ratio and the total number of shares of Civic common stock covered by cash elections; and

  •
  the amount of cash that will be received will be equal to the product of
  •
  the number of shares of Civic covered by the cash elections, times $20.25, and
  •
  1 minus the cash proration factor.

    The following are three examples of the proration of the merger consideration received by a Civic shareholder who owns 100 shares of Civic common stock and makes an election to have 50 shares converted into cash and 50 shares converted into City National common stock. The examples assume:

  1.
  there are 5.3 million shares of Civic common stock outstanding;
  2.
  the final City National stock price and the price of City National common stock at the closing is $44.19 per share; and
  3.
  there are no dissenting or undesignated shares.

PRORATION IF STOCK ELECTIONS RECEIVED FOR 50% OF THE TOTAL MERGER CONSIDERATION.
1.	The stock proration factor	NA
2.	Number of shares of City National common stock received	22
3.	Amount of cash received on cash election	$1,012.50
4.	Fractional shares for which cash will be paid	0.91

PRORATION IF STOCK ELECTIONS RECEIVED FOR 60% OF THE TOTAL MERGER CONSIDERATION
1.	The stock proration factor	0.891
2.	Number of shares of City National common stock received	20
3.	Amount of cash received on stock election shares	$110.36
4.	Amount of cash received on cash election	$1,012.50
5.	Fractional shares for which cash will be paid	0.42

PRORATION IF STOCK ELECTIONS RECEIVED FOR 40% OF THE TOTAL MERGER CONSIDERATION
1.	The cash proration factor	0.149
2.	Number of shares of City National common stock received on stock election shares	22
3.	Number of shares of City National common stock received on cash election shares	3
4.	Amount of cash received on cash election shares	$861.64
5.	Fractional shares for which cash will be paid	1.33

Material United States Federal Income Tax Consequences of the Merger

    Generally.  The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Civic shareholders who hold shares of Civic common stock as capital assets. The following discussion does not deal with all federal income tax considerations that may be relevant to certain Civic shareholders in light of their particular circumstances, such as shareholders: who are dealers in securities; who are insurance companies, or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle, or other risk reduction transaction; who are foreign persons; or who acquired their Civic common stock through stock options or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Civic common stock in anticipation of the merger.

    You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences to you of the merger.

    The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to City National, Civic and you.

    Neither City National nor Civic has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. City National has received an opinion of Munger, Tolles & Olson LLP, and Civic has received an opinion of Sullivan & Cromwell, that, as of the respective dates of the opinions, the merger will qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code. The confirmation of such opinions at the closing date is a condition to the closing of the merger. Opinions of counsel are not binding on the Internal Revenue Service or the courts. The opinions of the parties' respective tax counsel regarding the merger have been, and the opinions regarding the merger as of the closing date will be, based upon the assumption that the merger will take place in the manner described in the merger agreement. The opinions of counsel have and will also assume the truth and accuracy of certain factual representations made by City National and Civic and which are customarily given in transactions of this kind. In addition, the opinions of the parties' respective tax counsel have assumed, and the provision of opinions at the closing will depend upon, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date. Under the terms of the merger agreement, the conditions to the merger, including receipt by each party of opinions of counsel relating to tax matters, may generally be waived. As of the date of this statement, neither party intends to waive the condition as to receipt of opinions of counsel relating to tax matters.

    Consequences to Civic Shareholders.  The tax consequences of the merger to you will depend upon the form of consideration you receive. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

  •
  If you exchange your shares of Civic common stock solely for City National common stock (and cash in lieu of a fractional share), you will not recognize any gain or loss, except with respect to the fractional share.
  •
  If you exchange your shares of Civic common stock solely for cash, you will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your Civic common stock.
  •
  If you exchange your shares of Civic common stock for City National common stock and cash (other than cash in lieu of a fractional share), you will generally recognize gain in an amount equal to the lesser of:
  •
  the difference between (1) the fair market value of all City National common stock and cash received in the exchange and (2) your basis in your Civic common stock; and
  •
  the amount of cash received in the exchange.

  •
  If you exchange your shares of Civic common stock for a combination of City National common stock and cash, you will not be permitted to recognize a loss in the exchange.

    The total initial tax basis of the City National common stock received by you in the merger, if any, will be equal to the total tax basis of the Civic common stock exchanged for the City National common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

    If you receive cash in lieu of a fractional share of City National common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share, determined in the manner described in the immediately preceding paragraph.

    The holding period of the City National common stock you receive in the merger, if any, will include the period for which you held your Civic common stock, provided that you held your Civic common stock as a capital asset at the time of the merger.

    Shareholder Receiving City National Common Stock and Cash—Character of Gain.  The gain recognized by you if you receive a combination of City National common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both City National common stock and cash, the Internal Revenue Service will (1) treat you as having exchanged your Civic common stock solely for City National common stock and then (2) treat you as having sold back a portion of that stock to City National in exchange for cash. The exchange of stock for cash in this fashion is known as a "redemption." Gain recognized by you in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Internal Revenue Code, either:

  •
  your receipt of cash is "substantially disproportionate" to your equity interest; or
  •
  the redemption is "not essentially equivalent to a dividend."

    In addition, to receive capital gain treatment, you must have held your Civic common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the Civic common stock was more than one year at the effective time of the merger.

    In applying the foregoing tests, a former Civic shareholder is treated as owning, in addition to the City National common stock he or she receives, or is treated as having received, in the merger, those shares of City National common stock that are owned, and in some cases constructively owned, by certain related individuals or entities, including certain family members, certain estates and trusts of which the holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the holder or such other persons.

    A redemption will generally qualify as "substantially disproportionate" with respect to a particular shareholder if, immediately after the redemption, taking into account the constructive ownership rules described above, the shareholder owns less than 80% of the percentage of common stock he or she owned or was treated as owning before the redemption.

    If a shareholder fails any part of this test, the redemption may still qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the shareholder's proportionate equity interest. This is a highly subjective standard. Accordingly, neither City National nor Civic can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in a publicly held corporation and no ability to exercise any substantial measure of control over corporate affairs is treated as having experienced a meaningful reduction of his proportionate interest, if such shareholder's proportionate interest is reduced to any extent.

    If the deemed redemption of City National common stock in exchange for cash fails to satisfy either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Civic shareholder, then the gain recognized by that shareholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the shareholder's allocable share of accumulated earnings and profits. A dividend payment received by a shareholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the shareholder's allocable share of accumulated earnings and profits, then the excess will be treated as a capital gain.

    Shareholder Receiving Solely Cash-Character of Gain and Recognition of Loss.  If you receive solely cash in exchange for your Civic common stock, and that results in a "complete termination" of your interest in all City National or Civic stock actually or constructively owned by you, then any gain or loss recognized by you will be treated as a capital gain or loss. In making this determination, the family member constructive ownership rules referred to above will not apply if certain conditions are met.

    If your receipt of solely cash does not result in a "complete termination" of your interest, then the character of any income, gain or loss recognized by you will be determined under the "substantially disproportionate" and "not essentially equivalent to a dividend" tests described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by Civic immediately before the merger, rather than as having been exchanged for City National common stock and then redeemed by City National immediately after the merger.

    If the deemed redemption fails all three of these tests with respect to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of your allocable share of current and accumulated earnings and profits. Civic shareholders receiving solely cash in the merger, but who own, or constructively own, City National stock, are especially urged to consult their own tax advisors with regard to their individual tax consequences.

    Withholding.  Payments in respect of Civic common stock or a fractional share of City National common stock may be subject to information reporting to the Internal Revenue Service and to a backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that is included as part of the transmittal letter, or you otherwise prove to City National and its exchange agent that you are exempt from backup withholding.

    Reporting and Recordkeeping.  If you exchange shares of Civic common stock in the merger for City National common stock, or for a combination of City National common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (1) your tax basis in the Civic common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the City National common stock received in exchange therefor.

    Federal Income Tax Treatment of Dissenters.  If you effectively dissent from the merger and receive cash for your shares, you will recognize a capital gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your tax basis for the shares, unless you own, or are deemed to own, shares of Civic common stock or City National common stock, taking into account the constructive ownership rules discussed above, in which event the cash you receive upon exercise of your rights could be characterized, under the rules discussed above, as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of Civic common stock.

    The preceding discussion of material federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Civic shareholder. Because certain tax consequences of the merger may vary depending upon your particular circumstances and other factors, you are urged to consult with your own tax advisors regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

    The merger will be accounted for under the purchase method of accounting for reporting purposes under accounting principles generally accepted in the United States of America. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill.

THE MERGER AGREEMENT

Conditions to the Merger

    The obligation of City National and Civic to consummate the merger is subject to the fulfillment of many conditions, including the following:

  •
  the Civic shareholders must have approved the merger;

  •
  City National and City National Bank must have received all approvals or consents required by law from any applicable governmental agency and all applicable waiting periods must have expired;

  •
  there must be no statute, rule, regulation, injunction or decree enacted which prohibits, materially restricts or makes illegal the merger or the bank merger;

  •
  the Securities and Exchange Commission must have declared effective the registration statement covering the issuance of the City National shares and the registration statement must not be the subject of any stop order or proceeding seeking a stop order;

  •
  City National and City National Bank must have received all necessary state securities permits and other state authorizations; and

  •
  the City National common stock issuable to the Civic shareholders in connection with the merger must be authorized for listing on the New York Stock Exchange.

    The obligation of City National to consummate the merger is also subject to the fulfillment of other conditions, including the following:

  •
  the representations and warranties of Civic contained in the merger agreement must be true and correct in all material respects except as would not have, or would not reasonably be expected to have, a material adverse effect;

  •
  a certificate signed by the chief executive officer and chief financial officer of Civic acknowledging that Civic has performed, in all material respects, all the covenants and agreements contained in the merger agreement must be received by City National;

  •
  a summary of all estimated fees and expenses for Civic's attorneys, accountants, investment bankers and other advisors must be received by City National two days before completion of the merger;

  •
  before completion of the merger, Civic must obtain all final bills for fees and expenses from the same attorneys, accountants, investments bankers and other advisors, as well as:

  •
  deliver a final calculation of all their fees and expenses to City National;

  •
  deliver a copy of the bills to City National;

    •
    accrue and pay all such bills after City National has reviewed the bills and final expense calculation; and

    •
    ensure that the amount of such fees and expenses, exclusive of any advisory fees payable to Keefe, Bruyette & Woods disclosed in a disclosure schedule, is reasonable and in no event exceeds $300,000, exclusive of out-of-pocket expenses of such advisors;

  •
  the following must be received by City National at least four business days before completion of the merger:

  •
  Civic's consolidated balance sheet for the last day of the month ended prior to the merger;

  •
  Civic's consolidated income statement for the following periods: (i) October 1, 2001 through December 31, 2001 and (ii) January 1, 2002 through the close of business on the last day of the month ended prior to the consummation of the merger (unless the consummation of the merger occurs on or before the fifth business day of the month, in which case the consolidated income statement should be as of and through the second month preceding the consummation of the merger); and

  •
  a certificate signed by Civic's chief financial officer, dated as of a date no earlier than two business days prior to the consummation of the merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Civic in all material respects;

  •
  at the close of business on the last day of the month preceding consummation of the merger, the adjusted book value of Civic must not be less than $59 million, plus or minus the product of (i) $167,000 and (ii) the number of full months in the period subsequent to or prior to, respectively, March 31, 2002 and the month end prior to the consummation of the merger;

  •
  the employment and retention agreements listed on the relevant disclosure schedule must be in full force and effect;

  •
  an opinion from Munger, Tolles & Olson LLP or other reasonably acceptable tax counsel to the effect that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code must be received;

  •
  the shareholder's agreements executed and delivered by each of the directors of Civic must remain in full force and effect;

  •
  Civic must have obtained all material third-party consents;

  •
  Civic must have completed all steps required for it to redeem the rights issued under the rights agreement between Civic and ChaseMellon Shareholders' Services, LLC;

  •
  no litigation or proceeding by any governmental agency seeking to prevent the merger must be pending against Civic; and

  •
  total deposits of Civic on the last day of the month prior to the completion of the merger must not be less than 90% of the average total deposits for the six month period ending on the last day of the same month of the prior year.

    In addition, the obligation of Civic to consummate the merger also is subject to the fulfillment, prior to the completion of the merger, of the following conditions:

  •
  the representations and warranties and covenants of City National contained in the merger agreement must be true and correct in all material respects except as would not have, or would not reasonably be expected to have, a material adverse effect;

  •
  certificates signed by the chief financial officer or other authorized senior officer of City National acknowledging that City National has performed, in all material respects, all the covenants and agreements contained in the merger agreement must be received;

  •
  no litigation or proceeding by any governmental agency seeking to prevent the merger must be pending against City National or City National Bank;

  •
  an opinion from Sullivan & Cromwell or other tax counsel acceptable to Civic to the effect that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code must be received; and

  •
  an updated fairness opinion from Keefe, Bruyette & Woods, dated no more than five days before the mailing date of the proxy materials to the shareholders must be received.

    If these and other conditions are not satisfied or waived, City National or Civic may terminate the agreement.

Nonsolicitation

    Under the terms of the merger agreement, Civic has agreed not to solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Civic has agreed not to negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless:

  •
  Civic's Board of Directors determines that (i) the takeover proposal, if consummated, would result in a transaction more favorable to holders of Civic common stock than the merger, and (ii) considering the advice of counsel, it has a fiduciary duty to act on the competing proposal; and

  •
  Civic notifies City National of the terms of a competing proposal at least 48 hours in advance of responding to the third party.

Fees and Expenses

    City National and Civic will each pay their own expenses in connection with the merger, except that City National will pay all costs associated with the printing and mailing of this document unless the merger does not occur, in which case both parties will split these costs. However, if the agreement is terminated by either (i) City National because of a material breach of the agreement by Civic, failure of the Civic shareholders to approve the merger, withdrawal of the Civic Board's approval of the merger, or acceptance by Civic of a competing takeover proposal or (ii) Civic because of a material breach of the agreement by City National, the non-terminating party must pay to the terminating party all expenses incurred by the terminating party, including the allocated costs of the terminating party's in-house counsel.

Treatment of Options

    At the completion of the merger, each outstanding and unexercised option granted by Civic's 1984, 1994, or 2000 stock option plans and held by a current employee of Civic or any of its subsidiaries will be exchanged for a substitute option to purchase shares of City National common stock. The number of shares of City National common stock subject to each such substitute option will be equal to the number of shares of Civic common stock subject to the related Civic option immediately prior to the consummation of the merger, multiplied by the exchange ratio and rounded up or down to the nearest whole share. Furthermore, the per share exercise price of each such substitute option will be determined by dividing the per share exercise price under the related Civic option by the exchange ratio and rounding down to the nearest cent. The number of shares for which each such substitute option is exercisable and/or the exercise price of each such substitute option is subject to further adjustment to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the completion of the merger. If any Civic option is an "incentive stock option," within the meaning of Section 422 of the Internal Revenue Code, the adjustments for number of shares and/or exercise price will be effected in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code. Substitute options will contain terms and be subject to conditions substantially similar to those contained in options issued by City National or City National Bank pursuant to City National's stock option plans. City National will undertake at or prior to the completion of the merger to file a registration statement under the Securities Act with respect to these substitute options or will cause these substitute options to be deemed options issued pursuant to a City National stock option plan for which a registration statement has been filed.

    Before completion of the merger, Civic will pay each option holder whose options are outstanding, unexercised and not converted into substitute options, including non-employee directors granted options pursuant to Civic's 1995 non-employee director stock option plan, an amount in cash equal to the difference between $20.25 and the exercise price of the option multiplied by the number of shares of Civic common stock which could be purchased on exercise of the option.

Termination

    The merger agreement may be terminated at any time before the completion of the merger:

  •
  by mutual consent of City National and Civic in writing;

  •
  by either Civic or City National if:

  •
  Civic shareholders do not approve the merger agreement;

  •
  a material breach by the other party is not cured within 30 days after written notice is given to the non-breaching party;

  •
  any governmental authority denies any required approval, consent or waiver;

  •
  any governmental authority or court issues a final, non-appealable order enjoining the merger;

  •
  the merger is not completed by June 30, 2002, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement; or

  •
  any condition to such party's obligations under the merger agreement has not been met or waived;

  •
  by City National if:

  •
  the Civic Board of Directors has withdrawn its approval of the merger agreement or changed its recommendation as to the merger agreement; or

  •
  Civic exercised its rights under Section 4.2(x) of the merger agreement in entertaining a competing takeover proposal and either continues discussions with a third party for more than 15 business days after receiving a competing proposal, or has not rejected a publicly disclosed takeover proposal within 15 business days after the proposal was made; and

  •
  by Civic if the average closing price of City National common stock on the New York Stock Exchange for the ten consecutive days ending on the third trading day immediately prior to consummation of the merger is below $33.14 and the decline in the closing sales price is not proportionate to the decline, if any, in the Standard & Poor's Midcap Bank Index (symbol: MDBANK) as published from time to time.

Termination Fee

    The merger agreement requires Civic to pay a termination fee of up to $4 million to City National if the merger agreement is terminated under the following circumstances:

  •
  by Civic or City National because the required vote of the Civic shareholders could not be obtained after a bona fide takeover proposal for Civic was publicly disclosed or any person or entity publicly disclosed a bona fide intention (whether or not conditional) to make a takeover proposal;

  •
  by City National if the Civic Board of Directors has withdrawn its approval of the merger agreement or changed its recommendation as to the merger agreement; or

  •
  by City National if Civic has exercised its rights under the merger agreement to entertain a competing takeover proposal and either has continued discussions with a third party for more than 15 business days after receiving a competing proposal or has not rejected a publicly disclosed takeover proposal within 15 business days of when the proposal was made.

Covenants; Conduct of Business Prior to Completion of the Merger

    The merger agreement provides that, during the period from November 16, 2001 to the completion of the merger, Civic will conduct its business only in the normal and customary manner and in accordance with sound banking practices. During the same period, without the prior written consent of City National, which consent may not be unreasonably withheld, Civic will not and will cause each of its subsidiaries not to take any of the following actions, among others:

  •
  issue any securities or commence an offering except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  •
  declare or pay any dividend or make any distribution on any of its stock, including payment of any stock dividends, for any calendar quarter on Civic stock and the City National common stock any shareholder receives in the merger;

  •
  purchase or redeem any shares of its stock;

  •
  extend an "ending date" past December 31, 2001 or permit any person to become a participant under Civic's employee stock purchase plan, dated as of October 1, 1999, after December 31, 2001;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of any assets with a book value of $350,000 or more, or release any claims, except in the ordinary course of business consistent with past practice;

  •
  make any investment by purchase of stock or securities, contributions to capital or purchase of property or fixed assets in excess of $50,000, except for purchasing U.S. Treasury or U.S. government agency securities maturing in three years or less, and other than as set forth in a disclosure schedule;

  •
  purchase any securities other than bank-qualified investment grade municipal securities, U.S. federal funds, U.S. Treasury or U.S. government agency securities maturing in three years or less;

  •
  enter into or renew any material contract expiring after March 31, 2002;

  •
  terminate or modify any material agreements, except for:

  •
  deposit agreements, or

    •
    agreements entered into in the ordinary course of business involving payments under $100,000 per annum and terminable in 90 days or less;

  •
  alter its method of establishing interest rates for deposits;

  •
  grant any increase in salary, incentive compensation, bonuses or fringe benefits, other than as required by applicable law or made in the ordinary course of business not to exceed 3% in the aggregate (based upon September 30, 2001 aggregate salary figures) or 4% for any employee;

  •
  voluntarily accelerate the vesting of any employee benefits, except for options granted prior to November 16, 2001 pursuant to the employee stock option plan and the director stock option plan;

  •
  adopt or amend any employment agreement or other employment benefit plan or arrangement except amendments as are required by law;

  •
  settle any claim involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

  •
  hire additional vice presidents or above or any other employee (except that employees below vice president may be hired to fill vacancies in existing positions), other than as set forth in a disclosure schedule;

  •
  enter into any new employment arrangements with new or existing employees which are anything other than at-will employment, other than as set forth in a disclosure schedule;

  •
  sell any securities other than securities held as foreclosed collateral and other than as set forth in a disclosure schedule;

  •
  sell any small business administration loans in excess of $2,500,000 per quarter, prorated for partial quarters;

  •
  engage in speculative trading activities with respect to any securities;

  •
  amend its articles of incorporation, bylaws or other similar charter documents, other than as set forth in a disclosure schedule;

  •
  materially change its tax or accounting policies and procedures or any method or period of accounting unless required by accounting principles generally accepted in the United States of America or by law or regulation;

  •
  introduce any new services or products or change its services or products;

  •
  institute any new advertising campaign;

  •
  open, apply to open or close any branch or facility;

  •
  grant any extension of credit to any of Civic's or its subsidiaries' executive officers and directors and related interests other than renewals of existing credits consistent with normal policies and applicable law;

  •
  either (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan, lease or forbearance agreement for a period greater than 24 months, or (ii) with certain exceptions, make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, lease or forbearance agreement, which, in the case of (i) or (ii), when aggregated with all other loans, leases or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total outstanding obligations in excess of: (a) if any such loans or leases are rated "substandard" or below, $750,000 or (b) if all such loans or leases are rated

    "pass," $2,000,000, except for an increase of 10% over the previously existing commitment for such borrower and related interests;

  •
  make, acquire or reacquire a participation in a loan or lease or sell any loan or lease, without regard to the term, that is not in compliance with normal credit underwriting policies and procedures as in effect on September 30, 2001;

  •
  renew, extend the maturity of, or alter any material terms of any loan or lease for a period greater than 24 months;

  •
  reduce any material accrual or reserve or change the methodology by which accrual and reserve accounts have been handled in the past, unless required to do so by accounting principles generally accepted in the United States of America or applicable law;

  •
  file a 2001 or 2002 income tax return on Form 1120;

  •
  take any action that is reasonably likely to adversely affect Civic's ability to perform its covenants or agreements under the merger agreement;

  •
  consummate a foreclosure proceeding with respect to non-residential land or properties, unless a Phase I environmental report has been obtained;

  •
  sell any charged-off loan or lease or settle any loan or lease with a balance of $100,000 or more for less than 50% of the amount of the total obligation;

  •
  take any action or cause any action to be taken that would prevent the transaction contemplated by the merger agreement from qualifying as a tax free reorganization;

  •
  compromise, settle or adjust any assertion or claim of a deficiency in taxes, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency;

  •
  amend any federal, foreign, state or local tax return, or make any tax election;

  •
  change any method or period of tax accounting unless and until required to do so by an appropriate tax authority; and

  •
  incur any indebtedness for any borrowed money or guarantee the obligations of any other person, except in connection with banking transactions with banking customers in the ordinary course of business and for short-term borrowing not in excess of 60 days and in amounts not greater than $25,000,000.

    The merger agreement also provides that, during the period from November 16, 2001 to the completion of the merger, Civic will:

  •
  use its commercially reasonable efforts to maintain its business, employees and advantageous customer relationships and to continue to develop customer relationships and to retain the services of its officers and key employees;

  •
  maintain its assets and properties in good condition and repair, obsolete items and normal wear and tear excepted;

  •
  use its commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope as the time of the merger agreement;

  •
  perform its material contractual obligations;

  •
  charge off all uncollectible loans, leases and assets;

  •
  maintain the allowance for loan and lease losses, as determined in accordance with accounting principles generally accepted in the United States of America;

  •
  duly observe and conform in all material respects to all lawful requirements applicable to its business;

  •
  cooperate, and cause its subsidiaries to cooperate, in all reasonable respects with City National and City National Bank in accomplishing the merger and the bank merger;

  •
  cooperate and use, and cause its subsidiaries to cooperate and use, all reasonable efforts in assisting City National in obtaining consents and cooperation from all third-party vendors and other parties with whom Civic or its subsidiaries have material agreements;

  •
  use all reasonable efforts in assisting City National in a successful conversion of its data and other files and records, including support from its subsidiaries and the hiring of outside contractors to assist in the conversion;

  •
  provide access to information to City National and permit City National to make copies of such information;

  •
  provide, on a monthly basis and in a timely manner, financial statements, loan reports, investment reports, customer loan and deposit information, and any other updated reports prepared in the ordinary course of business;

  •
  take no action which is likely to affect or delay the ability of City National, City National Bank, Civic or CivicBank of Commerce to obtain any necessary regulatory approvals;

  •
  perform its covenants or agreements under the merger agreement in a timely manner;

  •
  permit City National and City National Bank to conduct joint calls upon customers of Civic with representatives of Civic on a schedule to be agreed upon, but not prior to January 1, 2002;

  •
  permit a representative of City National to attend all regular and special meetings of Civic's Board of Directors;

  •
  promptly notify City National if Civic receives, from any tax authority, any of the following:

  •
  a notification of the commencement of an audit;

  •
  a request to extend the statute of limitations;

  •
  a statutory notice of deficiency;

  •
  a revenue agent's report;

  •
  a notice of proposed assessment; or

  •
  any other notification of potential adjustment of Civic's tax liability;

  •
  promptly notify City National of any actual or threatened collection enforcement activity by any tax authority; and

  •
  file all required federal, state and local tax returns and reports in a timely and proper fashion.

    The merger agreement provides that, during the period from November 16, 2001 to the completion of the merger, City National will not:

  •
  take any action which would reasonably be expected to have a materially adverse effect on or adversely delay the ability of City National, City National Bank, Civic or CivicBank of Commerce to obtain any necessary regulatory approvals or to perform its covenants or agreements under the merger agreement in a timely manner;

  •
  amend its certificate of incorporation in any way that adversely affects the rights and privileges of City National common stock;

  •
  take, agree to take, or commit to take or adopt any resolutions of the City National Board of Directors in support of any of the actions prohibited by the merger agreement;

  •
  take any action that would prevent the merger from qualifying as a tax-free reorganization; or

  •
  take any action that would prevent City National from substantially complying with and from performing all material obligations and duties imposed upon City National by all federal and state laws, and rules, regulations and orders imposed by federal, state and local governmental authorities.

    The merger agreement provides that, during the period from November 16, 2001 to the completion of the merger, City National will:

  •
  upon reasonable request by Civic, make its chief financial officer and controller available to discuss City National's ongoing diligence and review of Civic's operations;

  •
  provide Civic with written information similar to the information Civic reviewed in connection with the merger agreement and other information related to City National's business and operations; and

  •
  cause its representatives and subsidiaries to keep confidential any information obtained in conducting the merger and all related investigations.

    The merger agreement also provides that each party will:

  •
  use its reasonable efforts to promptly do all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement;

  •
  consult with the other before it issues any press release or makes any public statement with respect to the merger unless one party determines, on advice of counsel, that disclosure is required by law; and

  •
  give the other party prompt notice of:

  •
  any material change in its business operations;

  •
  the initiation or threat of material litigation;

  •
  any complaints, investigations or hearings of any government agency;

  •
  any event or condition that is likely to cause or causes breach of the merger agreement; and

  •
  any event or condition that is likely to cause or causes any representations and warranties in the merger agreement to become untrue.

Amendment and Waiver

    Subject to applicable law, the merger agreement may be amended by either City National or Civic at any time before completion of the merger if both parties agree in writing and both Boards of Directors approve the amendment. However, any amendment which reduces or changes the consideration to be received by Civic shareholders which is made after the Civic shareholders have already approved the merger agreement must also be approved by the Civic shareholders to be valid.

    Before completion of the merger, any provision of the merger agreement may be waived by either the benefited party or if both parties agree, unless prohibited by law.

Shareholder Agreements with Executive Officers and Directors of Civic

    City National has entered into a shareholder agreement with each executive officer and director of Civic. Pursuant to the agreement, each executive officer and director of Civic has agreed to vote his or her shares in favor of the merger agreement at the special meeting and to grant a proxy to City National for these shares.

Resales of City National Common Stock by Civic Shareholders

    The shares of City National common stock to be issued to you in the merger will be registered under the Securities Act. These shares may be traded freely and without restrictions by you if you are not an affiliate of Civic as defined by the Securities Act. An affiliate of Civic is any person or entity that directly or indirectly controls or is controlled by Civic. Affiliates generally include directors, certain executive officers and holders of 10% or more of Civic's common stock. Affiliates must comply with Rule 145 of the Securities Act before trading or selling any City National common stock they receive.

    Prior to completion of the merger, Civic has agreed to use commercially reasonable efforts to deliver to City National an agreement by each of Civic's affiliates that such person or entity will not dispose of any City National common stock in violation of the Securities Act.

New York Stock Exchange Listing

    City National is making an application to list the shares of City National common stock to be issued in the merger on the New York Stock Exchange. The stock must be authorized for listing on the New York Stock Exchange for the merger to proceed.

Regulatory Approvals for the Merger

    Under the merger agreement, City National and Civic have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. In this regard, the approval of bank regulatory agencies is required. Both City National and Civic, as bank holding companies, are subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). City National Bank, as a nationally-chartered bank, is chartered by the Office of the Comptroller of the Currency ("OCC"), and CivicBank of Commerce, as a state-chartered member bank, is subject to regulation by the State of California Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Board. The regulatory approval process for the merger involves a substantive review by the OCC and a notice filing with the Federal Reserve Board.

    If bank regulatory agencies impose any condition that City National, in its good faith judgment, deems will materially and adversely affect City National or City National Bank, then City National will use commercially reasonable efforts to obtain the removal of the condition. If the condition is not removed, City National is not required to complete the merger. Such a condition could relate to the raising of capital or the disposition of assets.

    Federal legislation and regulations require bank regulatory agencies, when considering a transaction such as the merger, to take into consideration, among other things, the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders of the merging institutions; the future prospects of the existing and proposed institutions; and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, bank regulatory agencies will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

    Applicable laws and regulations prohibit bank regulatory agencies from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the bank regulatory agencies find that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, under the Community Reinvestment Act of 1977, as amended, bank regulatory agencies must take into account the record of performance of the depository institution subsidiaries of City National and Civic in meeting the credit needs of the communities served by such institutions, including low-and moderate-income neighborhoods.

    The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the approval of the bank regulatory agencies, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the approval unless a court specifically orders otherwise.

    In connection with obtaining approval from the bank regulatory agencies, City National Bank filed an application with the OCC under the Bank Merger Act on December 14, 2001, and City National, on December 14, 2001, filed a notice of transaction with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

    On December 27, 2001, the Federal Reserve Board granted City National a waiver of the requirement to file a formal application under the Bank Holding Company Act. On December 28, 2001, in a letter to City National, the OCC stated that it expects to issue a written decision regarding the merger prior to January 27, 2002.

DISSENTING SHAREHOLDERS' RIGHTS

    You are entitled to dissenters' rights in connection with the merger. The procedures for you to obtain dissenters' rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters' rights as they apply to you. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Annex C. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Annex C. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters' rights may be lost.

    If the merger is consummated, you elect to exercise your dissenters' rights and you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares, which may be LESS than the amount offered in the merger. Chapter 13 provides that fair market value shall be determined as of November 16, 2001, the business day before the public announcement of the merger. Civic believes the fair market value of one share of Civic common stock is equal to $15.82 as of November 16, 2001, which is the average of the high and low prices of its stock as of that date.

    You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of Civic common stock must be purchased by Civic from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made for payment with respect to 5% or more of the outstanding shares of Civic common stock.

    This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by Civic or by any law or regulation. Civic is not aware of any restriction on transfer of any of its shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be "affiliates" of Civic as that term is used in the Securities Act. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters' rights they may have. In addition, Civic is required to purchase dissenting shares only if the following conditions are met:

  •
  You must have beneficially owned shares of Civic common stock outstanding as of January 3, 2002, the record date of the special meeting at which you may vote the shares;

  •
  You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to have purchased those shares which were voted against the merger; and

  •
  If you voted against the merger and you wish to have purchased shares that were voted against the merger, you must make a written demand to have Civic purchase those shares of Civic common stock for cash at their fair market value. The demand must include the information specified below and must be received by Civic or its transfer agent no later than February 15, 2002, the date of the shareholders' meeting at which the shareholder may vote such shares.

    If you return a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

    If the merger is approved by the Civic shareholders, Civic will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for purchase, assuming more than 5% of the Civic shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Civic must state the price it determines represents the fair market value of the dissenting shares. This notice constitutes an offer by Civic to purchase the dissenting shares at the price stated. Additionally, Civic must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

    A written demand is essential for dissenters' rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record which you are demanding Civic to purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Civic's position that this day is November 16, 2001. You may take the position in the written demand that a different date is applicable. This demand constitutes an offer by you to sell the dissenting shares at the price stated.

    In addition to the requirements of the provisions of Chapter 13 of the California Corporations Code described herein, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

  •
  The demand should be sent by registered or certified mail, return receipt requested.

  •
  The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

  •
  A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

  •
  Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and,

    if Civic so requests, furnish written proof of his or her capacity and authority to sign the demand.

  •
  A shareholder may not withdraw a demand for payment without the consent of Civic.

    Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Civic, for Civic shareholders, or its transfer agent, no later than February 15, 2002, the date of the shareholders' meeting at which such shares are entitled to be voted.

    For Civic shareholders, within 30 days after the date on which Civic mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Civic at the office it designates in the notice of approval. Civic will stamp or endorse the certificates with a statement that the shares are dissenting shares or Civic will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Civic common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

    If Civic and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Civic and the dissenting shareholder. Civic will pay the fair value of the respective dissenting shares within 30 days after Civic and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Civic's duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Civic to purchase its outstanding shares.

    If Civic denies that the shares surrendered are dissenting shares, or Civic and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Civic will be required to pay such costs.

    This summary has already described certain situations where shareholders of Civic will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

  •
  Civic or City National abandons the merger, in which case Civic will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings;

  •
  you surrender your shares for conversion into shares of another class; or

  •
  you withdraw your demand for the purchase of your dissenting shares with the consent of Civic, as the case may be.

    Any demands, notices, certificates or other documents required to be delivered may be sent to:

Civic BanCorp
2101 Webster Street, 14th Floor
Oakland, California 94612
Telephone: (510) 836-6500
Attention: Gerald J. Brown

DESCRIPTION OF CAPITAL STOCK OF
CITY NATIONAL AND CIVIC

    In the merger, you may elect to exchange your shares of Civic common stock for cash, shares of City National common stock or a combination of cash and shares of City National common stock. City National is a Delaware corporation subject to the provisions of Delaware law. Civic is a California corporation subject to the provisions of California law. If you elect and receive City National common stock, you will become a stockholder of City National.

    Set forth below is a summary of the material features of City National common stock and of Civic common stock. This summary is not a complete discussion of the charter documents and other instruments of City National and Civic that create the rights of their respective security holders.

City National

    General.  City National has authority to issue 75,000,000 shares of City National common stock and 5,000,000 shares of preferred stock. As of December 31, 2001, there were 48,149,998 shares of City National common stock outstanding, and there were no shares of preferred stock outstanding. On any matter submitted to a vote of the stockholders, holders of City National common stock are entitled to one vote, in person or by proxy, for each share of City National common stock held of record in the stockholder's name on the City National books as of the record date. Holders of City National common stock do not have the right to cumulate votes at any election of directors. Holders of City National common stock are entitled to dividends when declared by the City National Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any. Each share of City National common stock has the same rights, privileges and preferences as every other share and will share equally in City National's net assets upon liquidation or dissolution. City National's common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

    The City National Board of Directors, without stockholder approval, may authorize one or more classes of preferred stock with preferences or voting rights that may adversely affect the rights of holders of City National common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of City National common stock, the issuance of preferred stock might

  •
  restrict dividends on City National common stock if preferred stock dividends have not been paid;

  •
  dilute the voting power and equity interest of holders of City National common stock to the extent that any preferred stock series has voting rights or is convertible into City National common stock; or

  •
  prevent current holders of City National common stock from participating in City National's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

    In addition, City National's issuance of preferred stock, may, under certain circumstances, have the effect of discouraging an attempt to change control of City National.

    City National's certificate of incorporation provides that the liability of City National directors for monetary damages is eliminated to the fullest extent permissible under Delaware law.

    Rights Agreement.  On February 26, 1997, the Board of Directors of City National adopted a Rights Agreement under which preferred stock purchase rights were distributed as a Rights dividend on March 13, 1997 at the rate of one Right for each share of City National common stock held as of the close of business on that date. Until the Distribution Date, (1) the Rights are not exercisable, (2) the Rights are attached to and trade only together with the City National common stock, and (3) the stock certificates representing City National common stock also represent the Rights attached to the City National common stock. Each share of City National common stock issued after March 13,

1997 and prior to the Distribution Date incorporates the terms of the Rights Agreement and includes one Right.

    The Distribution Date is the earliest of:

  •
  the tenth business day following the date of the first public announcement that any person, with certain exceptions, has become the beneficial owner of 10% or more of the then outstanding shares of City National common stock. Such person is a 10% Stockholder and the date of such public announcement is the 10% Ownership Date,

  •
  the tenth business day, or such later day designated by the City National Board of Directors, following the date of commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 10% Stockholder, or

  •
  the first date, on or after the 10% Ownership Date, upon which City National is acquired by merger or other business combination in which City National is not the surviving entity or in which the outstanding shares of common stock are changed into or exchanged for stock or assets of another person, or upon which 50% or more of City National's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business).

    Upon the close of business on the Distribution Date, the Rights will separate from the City National common stock, Rights certificates will be issued, and the Rights will become exercisable as described below.

    Unless the Rights have expired or been redeemed or exchanged, after the Distribution Date, each Right may be exercised, at the option of the holders, to purchase one of the following:

  •
  one-hundredth of one share of Series A Junior Participating Cumulative Preferred Stock of City National, at an exercise price of $90.00, which will have rights similar to one share of City National common stock except that each whole share has only one vote per share;

  •
  from and after the close of business on the tenth business day following the 10% Ownership Date, shares of City National common stock with a market value equal to twice the exercise price; or

  •
  if, on or after the 10% Ownership Date,

  •
  City National is sold to or merged with another person or entity and is not the surviving corporation or all or part of the City National common stock is exchanged for the stock or assets of another person or entity or 50% or more of City National's assets or earning power are sold, shares of common stock of the surviving corporation or purchaser with an aggregate market value equal to twice the exercise price.

  •
  From and after the first event of the type described in the last point above, each Right that is beneficially owned by a 10% Stockholder will be void.

    The exercise price, the number of outstanding Rights and the number of shares of Series A Junior Participating Cumulative Preferred Stock or shares of City National common stock issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement in order to prevent dilution.

    The Rights expire on March 13, 2007, unless earlier redeemed or exchanged, unless the Distribution Date has previously occurred and the Rights have separated from the City National common stock, in which case the Rights will remain outstanding for ten years.

    Section 203 of the Delaware General Corporation Law.  Section 203 of the Delaware General Corporation Law prevents a Delaware corporation from engaging in a "Business Combination" with an "Interested Stockholder," generally defined as a person with 15% or more of a corporation's outstanding voting stock, for three years following the date such person became an Interested Stockholder unless an exception is satisfied, including, among others, approval by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A Business Combination is defined to include any (i) merger or consolidation, (ii) sale, lease or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of either all assets of the corporation determined on a consolidated basis or all the outstanding stock of a corporation, (iii) issuance of stock to an Interested Stockholder, (iv) increase of stock, and (v) loan, guaranty or other financial benefit to an Interested Stockholder.

    Under Section 203, the restrictions described above apply to City National unless, among other things, by the affirmative vote of a majority of shares entitled to vote, it adopts an amendment to the City National certificate of incorporation or the City National bylaws expressly electing not to be governed by Section 203. Such an amendment would not be effective until 12 months after its adoption and would not apply to any Business Combination between City National and any person who became an Interested Stockholder on the date of such adoption.

Civic

    Civic has authority to issue 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the record date, there were 5,282,671 shares of Civic common stock issued and outstanding, and there were no shares of preferred stock outstanding. On any matter submitted to a vote of the shareholders, holders of Civic common stock are entitled to one vote in person or by proxy for each share of Civic common stock held of record in the shareholder's name on the Civic books as of the record date. In connection with the election of directors, the shares may not be voted cumulatively. Each share of Civic common stock has the same rights, privileges and preferences as every other share and will share equally in Civic's net assets upon liquidation or dissolution. The stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

    Shareholders are entitled to dividends when declared by the Civic Board of Directors.

    Civic's Board of Directors, without shareholder approval, may authorize one or more classes of preferred stock with preferences or voting rights that may adversely affect the rights of holders of Civic common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of Civic common stock, the issuance of preferred stock might:

  •
  restrict dividends on Civic common stock, if any, if preferred stock dividends have not been paid,

  •
  dilute the voting power and equity interest of holders of Civic common stock to the extent that any preferred stock series has voting rights or is convertible into Civic common stock, or

  •
  prevent current holders of Civic common stock from participating in Civic's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

    In addition, Civic's issuance of preferred stock, may, under certain circumstances, have the effect of discouraging an attempt to change control of Civic.

    Civic's articles of incorporation provide that the liability of Civic directors for monetary damages is eliminated to the fullest extent permissible under California law.

    Rights Agreement.  On October 16, 1996, Civic's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. Each Right entitles the registered holder to purchase from Civic one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Shares"), of Civic at a price of $35.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

    Initially, the Rights will be attached to all certificates representing common shares then outstanding or later issued. The Rights will separate from the common shares and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding common shares (other than a person or such a group that beneficially owned 10% or more of the outstanding common shares at the time the plan was adopted or who obtains the prior written approval of Civic's Board of Directors) (an "Acquiring Person"), or (ii) 10 business days (or later as determined by the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding common shares (unless Civic's Board of Directors has approved the offer). Civic's Board approved the offer of City National and accordingly, City National is not an Acquiring Person pursuant to the Rights Agreement.

    Until the Distribution Date, the Rights will be transferred with and only with the common shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common shares. The Rights are not exercisable until the Distribution Date. The Rights will expire on October 31, 2006 (the "Final Expiration Date"), unless the Rights are earlier exchanged or terminated by the Company, in each case as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time under certain circumstances to prevent dilution. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one common share.

    Following a Distribution Date, each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares (or, in the event that there are insufficient authorized common shares, substitute consideration such as cash, property, or other securities of Civic, such as Preferred Stock) having a market value of two times the exercise price of the Right. In the event that Civic is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common shares and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, Civic's Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a Preferred Share (or of a share of a class or series of Civic's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time before a person becomes an Acquiring Person, Civic's Board of Directors may elect to terminate the Rights without any payment to any holder thereof, provided that Civic's Board of Directors give notice to the Rights agent of any such election.

    The terms of Rights may be amended by Civic's Board without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    The merger agreement requires the Civic Board of Directors to cancel the Rights issued under the Rights Agreement as of the date the merger is completed and to terminate the right of any holder of the Rights to exercise such Rights as a result of the merger.

COMPARISON OF RIGHTS OF HOLDERS OF CIVIC COMMON STOCK
AND CITY NATIONAL COMMON STOCK

    City National is incorporated under the laws of the State of Delaware, and Civic is incorporated under the laws of the State of California. Although you are currently governed by California law and the Civic articles of incorporation and bylaws, in the event you receive City National common stock as full or partial consideration in the merger, you will become a stockholder of City National, and your rights as such will be governed by Delaware law and the City National certificate of incorporation and bylaws. Certain differences between your rights as holders of shares of City National common stock and shares of Civic common stock are summarized below.

    The following summary does not purport to be a complete statement of the rights of shareholders under the applicable California laws and the Civic articles of incorporation and bylaws as compared with the rights of City National stockholders under the applicable Delaware laws and the City National certificate of incorporation and bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the California Corporations Code and the governing corporate instruments of City National and Civic, to which you are referred.

Certain Voting Rights Related to Merger, Consolidation or Reorganization

    City National.  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares entitled to vote thereon. The City National certificate of incorporation does not require a higher percentage except with respect to certain "business combinations" with restricted persons as more particularly described below.

    Civic.  California law generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation by the affirmative vote of the holders of a majority (unless the articles of incorporation require a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Civic articles of incorporation require approval of two-thirds of the outstanding shares of each class of the corporation entitled to vote for approval of certain transactions (which include any merger, consolidation or sale of all or substantially all of the assets of a corporation) if, as of the record date for the determination of the shareholders entitled to vote, any other corporation, person or entity beneficially owns or controls, directly or indirectly, 10% or more of the outstanding shares of the corporation entitled to vote. C. Donald Carr, Chairman and a director of Civic, beneficially owns at least 10% of Civic common stock, and accordingly a two-thirds vote of Civic's outstanding shares is currently required to approve any reorganization.

    City National.  Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if

  •
  the merger does not amend the certificate of incorporation of the corporation,

  •
  each share of stock of the corporation outstanding prior to the merger remains identical after the merger, and

  •
  either of the following are satisfied

  •
  no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger, or

    •
    the authorized unissued shares or the treasury shares of common stock of the corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger.

    The City National certificate of incorporation does not require stockholder authorizations for mergers of this type.

    Notwithstanding the foregoing, the City National certificate of incorporation requires the approval of holders of at least 70% of the outstanding shares of City National common stock for certain "business combinations" between City National or any subsidiary and a "Restricted Person" (as described below) or its affiliates. Such business combinations include (i) the sale or other disposition of all, substantially all, or any substantial part of the assets or business of City National or its subsidiaries; (ii) the purchase or other acquisition of all, substantially all or any substantial part of the assets or business of another person; (iii) a merger or consolidation; (iv) any reclassification of securities or recapitalization designed to decrease the holders of any class of City National's voting securities if, immediately thereafter, a Restricted Person will be the owner of more than 35% of any such class; and (v) the issuance of voting securities or rights, warrants or options to acquire any such securities of City National or a subsidiary to a Restricted Person. However, this stockholder approval is not required for any business combination approved by the City National Board of Directors at a time when such other party was not a Restricted Person or in advance by the affirmative votes of at least the number of directors that is one less than the entire authorized number of directors of City National, at a meeting called for such purpose.

    A "Restricted Person" is any entity or group which, during any period of 12 consecutive months, directly or indirectly acquired more than 5% of the shares of any class of voting security of City National, except if the transaction in which such securities were acquired was approved in advance by 66 2/3% of the City National Board of Directors. A party ceases to be a Restricted Person at the end of 24 months following the most recent month in which such securities were acquired which, together with all other securities acquired in the immediately preceding 11 months, aggregated more than 5% of the outstanding voting securities.

    Civic.  Under California law, no approval of a reorganization is required by the holders of the outstanding shares in the case of any reorganization if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation of such parent.

    City National.  Delaware law permits a merger of a 90% owned subsidiary corporation into its parent without shareholder approval so long as the resolution of the board of directors of the parent providing for the merger states the terms and conditions of the merger, including the consideration to be given by the parent in exchange for the subsidiary shares not owned by the parent.

    Civic.  Under California law, a parent corporation may, without shareholder approval, merge a 90% owned subsidiary corporation into itself.

Dividends

    City National.  Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The City National bylaws provide that the City National Board of Directors may, in accordance with applicable law, declare dividends.

    Civic.  Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect thereto, (i) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and (ii) the current assets of such corporation are at least equal to (a) its current liabilities or (b) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

Cumulative Voting Rights

    City National.  Delaware law permits cumulative voting in the election of directors of a corporation if the certificate of incorporation provides for cumulative voting. The City National certificate of incorporation does not provide for cumulative voting.

    Civic.  Under California law (unless a listed corporation's articles of incorporation or bylaws provide otherwise), any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. Civic is a listed corporation and has chosen to eliminate cumulative voting.

Classification of Board of Directors

    City National.  Under Delaware law, City National is permitted to provide in its articles of incorporation or initial bylaws for classification of the City National Board of Directors into up to three classes. The City National certificate of incorporation provides that the City National Board of Directors consists of three classes. The directors in each class serve on the City National Board of Directors for approximately three years each.

    Civic.  Under California law, Civic is permitted to provide in its articles of incorporation or bylaws for the division of the board of directors into two or three classes to serve for terms of two or three years respectively. Civic has not so divided the Civic Board of Directors.

Number of Directors

    City National.  City National's Board of Directors consists of 11 directors. The City National certificate of incorporation provides that the City National Board of Directors will consist of not less than five and no more than 14 directors and that the City National Board of Directors will determine by resolution the actual number of directors.

    Civic.  Civic currently has 15 directors. Civic's bylaws provide that the number of directors will consist of not less than 11 and no more than 20.

Qualification of Directors

    City National.  Delaware law, the City National certificate of incorporation and the City National bylaws do not contain qualifications for directors.

    Civic.  California law, the Civic articles of incorporation and the Civic bylaws do not contain qualifications for directors.

Removal of Directors

    City National.  Under Delaware law, in the case of a corporation whose board is classified, shareholders may remove directors only for cause.

    Civic.  Under California law, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected.

Filling Vacancies on the Board of Directors

    City National.  Under Delaware law (unless otherwise provided in the articles of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. Neither the City National certificate of incorporation nor the City National bylaws provides otherwise.

    Civic.  Under California law (unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors, including any vacancy resulting from an increase in the authorized number of directors, may be filled by approval of the board. In addition, any vacancy not filled by the directors may be filled by the vote of the majority of shares entitled to vote at an annual or special meeting. Neither the Civic articles of incorporation nor the Civic bylaws provide otherwise.

Special Meeting of Shareholders

    City National.  Under Delaware law, a special meeting of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. City National's bylaws provide that a special meeting may be called by the president and must be called by the president or secretary at the written request of a majority of the Board of Directors.

    Civic.  Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting of such additional persons as may be provided in the articles of incorporation or bylaws. The Civic articles of incorporation and the Civic bylaws do not permit any other person to call a special meeting.

Shareholder Action by Written Consent

    City National.  Under Delaware law (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The City National certificate of incorporation provides that such action may be taken by written consent of the holders of not less than a majority of the stock entitled to vote upon such action if a meeting were held.

    Civic.  Under California law (unless otherwise provided in the articles of incorporation), any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that California law provides that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote for the election of directors. The Civic articles of incorporation do not provide otherwise.

Amendment of Bylaws

    City National.  Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. The City National certificate of incorporation provides that the City National bylaws may be made, altered, amended or repealed by the City National Board of Directors.

    Civic.  Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote thereon or (subject to any restrictions in the articles of incorporation or bylaws) by the approval of the board of directors, except that amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the affirmative vote of a majority of the outstanding shares entitled to vote. There are no such further restrictions in the Civic articles of incorporation or the Civic bylaws.

Amendment of Certificate of Incorporation and Articles of Incorporation

    City National.  Under Delaware law, the City National certificate of incorporation may be amended only if the amendment is first proposed by the City National Board of Directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares are affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment.

    Civic.  Under California law, amendments to the articles of incorporation generally require approval of a vote of the board of directors and the holders of a majority of outstanding shares entitled to vote thereof and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the articles of incorporation.

Rights of Shareholders To Dissent

    City National.  Under the Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation. No appraisal rights are available for any stock, which on the date the stockholder meeting to approve the transaction is held, is listed on a national securities exchange or held by more than 2,000 stockholders. Also no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

    Civic.  Under California law, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. For a more complete description of such rights, see "Dissenting Shareholders' Rights."

Indemnification

    City National.  The City National certificate of incorporation provides that City National will eliminate the personal liability of its directors to the fullest extent permitted by Delaware law, and City National has entered into indemnification agreements with its directors providing for additional indemnification.

    Section 145 of Delaware law authorizes City National to indemnify directors and officers against liabilities and expenses incurred while acting in their capacity as directors and officers. However, such indemnification is only available if the director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. To receive indemnification in a criminal proceeding, the director or officer must also have had no reasonable cause to believe his or her conduct was unlawful.

    Civic.  Civic's articles of association provide that the liability of Civic directors for monetary damages will be eliminated to the fullest extent permissible under California law.

Certain Business Combinations with Interested Parties

    City National.  Generally, Delaware law prevents an Interested Stockholder from engaging in a Business Combination (as defined in Section 203 of the Delaware General Corporation Law) with a corporation for three years following the date such person become an Interested Stockholder unless certain exceptions apply. See "Description of Capital Stock of City National and Civic—City National—Section 203 of the Delaware General Corporation Law."

    Civic.  Under California law, if a tender offer or written proposal to acquire a corporation by a reorganization or certain sales of assets is made to a corporation's shareholders by an Interested Party (as defined below) (each an "Interested Party Proposal"), (i) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation (or, in the event that no shareholder approval is required for the consummation of the transaction, to the corporation's board of directors) and (ii) such shareholders must be (a) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons and (b) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal.

    "Interested Party Proposal" means a person who is a party to the transaction and (x) directly or indirectly controls the corporation that is the subject of the tender offer or proposal; (y) is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or (z) is an entity in which a material financial interest (as defined in Section 310 of the California Code) is held by any director or executive officer of the subject corporation.

    In addition, in connection with any merger transaction, California law generally requires that, unless all shareholders of a class or series consent (and except with respect to fractional shares), each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. California law also provides generally that if a corporation that is a party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

Preemptive Rights

    City National.  The City National certificate of incorporation does not provide for preemptive rights.

    Civic.  The Civic articles of incorporation do not provide for preemptive rights.

EXPERTS

    The consolidated financial statements of City National as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Civic as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

    Representatives of KPMG LLP are expected to be present at the Civic special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

LEGAL MATTERS

    The validity of the shares of City National common stock to be issued pursuant to the terms of the merger agreement will be passed upon for City National by Michael B. Cahill, General Counsel of City National. The material federal income tax consequences of the merger will be passed upon for City National by Munger, Tolles & Olson LLP, Los Angeles, California and for Civic by Sullivan & Cromwell, Los Angeles, California.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows City National and Civic to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

City National SEC Filings (File No. 1-10394)	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Periods ended March 31, 2001, June 30, 2001 and September 30, 2001
Current Reports on Form 8-K	April 18, 2001, July 18, 2001, August 30, 2001, October 12, 2001 and November 19, 2001

Civic SEC Filings (File No. 0-13287)	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Periods ended March 31, 2001, June 30, 2001 and September 30, 2001

    In addition, City National and Civic are incorporating by reference any documents they may file under the Exchange Act after the date of this document and prior to the date of the special meeting of Civic shareholders.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

CITY NATIONAL CORPORATION

AND

CIVIC BANCORP

AGREEMENT AND PLAN OF MERGER

A–1

A–2

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of November, 2001 (the "Agreement"), by and between City National Corporation, a Delaware corporation ("CNC"), and Civic BanCorp, a California corporation ("Parent"), is entered into with reference to the following:

    A.  Each of CNC and Parent is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Board of Governors");

    B.  The Boards of Directors of CNC and Parent have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transactions provided for in this Agreement;

    C.  The parties hereto desire to effect a business combination through a merger (the "Merger"), which will be structured so that Parent will be merged into CNC, and CNC will be the surviving corporation in the Merger;

    D.  The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

    E.  For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    F.  The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

    G.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that CNC by reason of this Agreement shall not (until consummation of the Merger) Control, nor shall be deemed to Control, Parent or any of its Subsidiaries, directly or indirectly, nor shall CNC exercise or be deemed to exercise, directly or indirectly, a Controlling influence over the management or policies of Parent or any of its Subsidiaries.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

A–3

ARTICLE 1
THE MERGER AND RELATED TRANSACTIONS

    Section 1.1  Structure and Effect of the Merger.

    (a) At the Effective Time of the Merger (as defined in Section 1.3), Parent will merge with and into CNC, with CNC being the surviving corporation, pursuant to the Certificate of Merger to be entered into by and between CNC and Parent substantially in the form of Exhibit A hereto (the "Certificate of Merger").

    (b) At the Effective Time of the Merger, (i) the separate corporate existence of Parent shall cease, (ii) the Certificate of Incorporation and Bylaws of CNC as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the surviving corporation, (iii) CNC shall continue its corporate existence under the laws of the State of Delaware, and (iv) the name of the surviving corporation shall be "City National Corporation."

    (c) At and after the Effective Time of the Merger, the Merger will have the effects set forth in the Delaware General Corporation Law ("DGCL").

    Section 1.2  Closing.  The closing of the Merger (the "Closing") will take place at 6:00 P.M. Pacific time on the Business Day that is the last Business Day of the month in which the final condition set forth in Article 7 is satisfied or waived in accordance with this Agreement and the Election Deadline (as defined in Section 2.3(b)) has occurred, or at such other time as the parties hereto shall otherwise mutually agree; provided, however, that CNC may in its sole discretion elect to delay the Closing for such period of time as may be necessary for Parent to prepare and deliver to CNC Closing Financial Statements (as defined in Section 7.2(d)) as of and for the period ending on the last day of the last month ended prior to the Effective Time of the Merger.

    Section 1.3  Effective Time of the Merger.  The Merger shall become effective as set forth in the Certificate of Merger, which shall be filed with the Secretary of State of the State of Delaware on or before the date of Closing. The term "Effective Time of the Merger" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

    Section 1.4  The Bank Merger.  After the Merger, Civic Bank of Commerce (the "Bank"), a wholly owned Subsidiary of Parent, shall be merged with and into City National Bank ("CNB"), a wholly owned Subsidiary of CNC, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations (the "Bank Merger").

    Section 1.5  Reservation of Right to Revise Structure.  CNC may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Parent with a wholly-owned subsidiary of CNC; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be received by holders of Parent Common Stock (as defined in Section 2.1(b)) under this Agreement, (ii) adversely affect the anticipated tax consequences of the Merger to the holders of Parent Common Stock as a result of receiving the consideration to be received by holders of Parent Common Stock under this Agreement, such determination to be made by Parent in its reasonable determination after consultation with its advisors, or (iii) materially impede or delay consummation of the Merger. In the event CNC elects to make such a change, the parties agree to execute appropriate documents to reflect the change, provided CNC has received Parent's prior approval under clause (ii) above.

    Section 1.6  California Requirements.  CNC and Parent shall each execute, deliver and/or certify each and every document, certificate or other instrument required under the California General Corporation Law (the "CGCL") to be filed with the Secretary of State of the State of California in order for the effectiveness of the Merger to be recognized in California and CNC shall cause such

A–4

documents to be filed with the Secretary of State of the State of California as soon as practicable after the Effective Time of the Merger.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS

    Section 2.1  Effect on Capital Stock.  Subject to the other provisions of this Article 2, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of stock of Parent and CNC:

    (a) Common Stock of CNC. Each share of common stock, $1.00 par value per share, of CNC ("CNC Common Stock"), issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of the surviving corporation, and shall not be affected by the Merger;

    (b) Common Stock of Parent. Each share of common stock, no par value per share, of Parent ("Parent Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Dissenting Common Stock (as defined in Section 2.1(c)) and Treasury Shares (as defined in Section 2.1(d))) shall be converted into the right to receive CNC Common Stock or cash as provided in Section 2.2(a);

    (c) Dissenting Common Stock. Each share of Parent Common Stock that is a "dissenting share" within the meaning of Chapter 13 of the CGCL ("Dissenting Common Stock") shall not be converted into or represent a right to receive CNC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the CGCL, at which time such shares shall either be converted into cash or CNC Common Stock pursuant to Section 2.6; and

    (d) Cancellation of Certain Shares. Any shares of Parent Common Stock held by CNC (or any of its Subsidiaries) or by Parent (or any of its Subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be canceled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

    Section 2.2  Conversion of Parent Common Stock.

    (a) Subject to the other provisions of this Article 2, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Common Stock and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either:

      (i)  0.4582 of a share of CNC Common Stock (the "Exchange Ratio"); provided, in the event that the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange for the ten consecutive trading days ending on the third trading day immediately prior to the Effective Time of the Merger (such average, the "Final CNC Stock Price") shall be (A) more than $50.82, the Exchange Ratio shall be equal to the quotient of (I) $23.29, divided by (II) the Final CNC Stock Price, or (B) less than $37.56, the Exchange Ratio shall be equal to the quotient of (I) $17.21, divided by (II) the Final CNC Stock Price; or

      (ii) cash in the amount of $20.25 (such amount, the "Per Share Cash Consideration"); or

      (iii) a combination of CNC Common Stock and cash in the amounts as set forth in Subsections 2.2(a)(i) and (a)(ii) above.

    (b) At the Effective Time of the Merger, the stock transfer books of Parent shall be closed as to holders of Parent Common Stock immediately prior to the Effective Time of the Merger and no transfer of Parent Common Stock by any such holder shall thereafter be made or recognized. If, after

A–5

the Effective Time of the Merger, certificates are properly presented in accordance with Article 3 of this Agreement to the Exchange Agent (as defined in Section 2.3), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CNC Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Parent Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of CNC Common Stock.

    Section 2.3  Election and Proration Procedures.

    (a) Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Parent Common Stock shall pass, only upon proper delivery of such certificates to Continental Stock Transfer & Trust Company or another exchange agent selected by CNC and reasonably acceptable to Parent (the "Exchange Agent")) in such form as CNC and Parent shall mutually agree (the "Election Form") shall be mailed no less than forty days prior to the Effective Time of the Merger or on such other date as Parent and CNC shall mutually agree (the "Mailing Date") to each holder of record of Parent Common Stock as of a date which is at least five Business Days prior to the Mailing Date (the "Election Form Record Date"). CNC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Parent Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and Parent shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) CNC Common Stock (a "Stock Election") with respect to all of such holder's Parent Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Parent Common Stock, or (iii) a specified number of shares of Parent Common Stock to receive CNC Common Stock (a "Combination Stock Election") and a specified number of shares of Parent Common Stock to receive cash (a "Combination Cash Election"). Any Parent Common Stock (other than Dissenting Common Stock or Treasury Shares) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

    (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date (or such other time and date as CNC and Parent may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Parent Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Parent Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Parent Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CNC shall cause the certificates representing such shares of Parent Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CNC and Parent required by the Exchange Agent

A–6

and made in good faith in determining such matters shall be binding and conclusive. Neither CNC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    (c) Payment and Proration. As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, CNC shall cause the Exchange Agent to effect the allocation among the holders of Parent Common Stock of rights to receive CNC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

      (i)  if the aggregate number of shares of Parent Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CNC Common Stock pursuant to the Merger that would be at least 47.0 percent (47.0%) of the aggregate value of the total consideration paid (valued at the closing price of CNC Common Stock on the date on which the Effective Time of the Merger occurs (the "Closing Price")) in exchange for shares of Parent Common Stock (the "Minimum Stock Amount"), but does not result in the issuance of CNC Common Stock exceeding 53.5 percent (53.5%) of the consideration paid in exchange for shares of Parent Common Stock (the "Maximum Stock Amount") (assuming all other shares of Parent Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

        (A) Each holder of Parent Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Parent Common Stock covered by such Stock Election or Combination Stock Election; and

        (B) Each holder of Parent Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Per Share Cash Consideration.

      (ii) if the aggregate number of shares of Parent Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to, the Maximum Stock Amount (assuming all other shares of Parent Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

        (A) Each holder of Parent Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;

        (B) All Undesignated Shares shall be deemed to have made Cash Elections; and

        (C) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (1) the number of shares of CNC Common Stock which are required to be issued based on the Closing Price to equal the Maximum Stock Amount by (2) the number of shares of CNC Common Stock which would be issued based on the product of the Exchange Ratio and the number of shares of Parent Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Parent Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

          (I) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Parent Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

          (II) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Parent Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

A–7

      (iii) if the aggregate number of shares of Parent Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than the Minimum Stock Amount (assuming all other shares of Parent Common Stock other than Treasury Shares receive the Per Share Cash Consideration), then:

        (A) Each holder of Parent Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Parent Common Stock covered by such Stock Election or Combination Stock Election;

        (B) The Exchange Agent shall select by lot such number of holders of Undesignated Shares (other than holders of Undesignated Shares who voted against the Merger or gave notice in writing that the holder dissents as required by Chapter 13 of the CGCL prior to the meeting of shareholders to be held pursuant to Section 6.3) to receive CNC Common Stock as shall be necessary so that the shares of CNC Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be equal to the Minimum Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Minimum Stock Amount, then:

        (C) A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (1) the amount which is the difference between (x) the number of shares of CNC Common Stock which are required to be issued based on the Closing Price to equal the Minimum Stock Amount and (y) the number of shares of CNC Common Stock which would be issued based on the product of the Exchange Ratio and the sum of the number of shares of Parent Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the product of the Exchange Ratio and the number of shares of Parent Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Parent Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

          (I) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Parent Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

          (II) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Parent Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

        (iv) Notwithstanding any other provision of this Agreement, if after applying the allocation rules set forth in the preceding subsections of this Section 2.3(c), the aggregate value of the CNC Common Stock that would be issued pursuant to the Merger (valued at the Closing Price) is less than 47.0% of the aggregate value of the total consideration to be paid in exchange for Parent Common Stock, CNC shall be authorized to reallocate, in good faith and in such a manner as it reasonably determine to be fair and equitable, shares of CNC Common Stock and cash among the holders of Parent Common Stock, or to vary the number of shares of CNC Common Stock to be issued in the Merger, in a manner such that the number of shares of CNC Common Stock to be issued in the Merger shall not be less than the Minimum Stock Amount.

A–8

      (d) Calculations. The calculations required by Section 2.2(a)(i) shall be prepared by CNC prior to the Effective Time of the Merger and shall be set forth in a certificate executed by the Chief Financial Officer of CNC and furnished to Parent at least two Business Days prior to the Effective Time of the Merger showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of CNC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.3, the shares of Parent Common Stock for which CNC Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Maximum Stock Amount or the Minimum Stock Amount if such number is within 10,000 shares of Parent Common Stock of such amount.

      (e) No Fractional Shares. Notwithstanding any other provisions of this Agreement, each holder of shares of Parent Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price (as defined in Section 2.2). No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of CNC Common Stock.

    Section 2.4  Stock Options.

    (a) Current Employee Options. At the Effective Time of the Merger, each option granted by Parent pursuant to Parent's 1984 Stock Option Plan, 1994 Stock Option Plan or 2000 Employee Stock Option Plan, each as amended (together, the "Employee Stock Option Plans"), to purchase shares of the Parent Common Stock that is (i) outstanding and unexercised immediately prior to the Effective Time of the Merger and (ii) held by a current employee of Parent or any of its Subsidiaries shall be exchanged for an option (a "Substitute Option") to purchase shares of CNC Common Stock. The number of shares of CNC Common Stock subject to each Substitute Option shall be equal to the number of shares of Parent Common Stock subject to the related Parent option immediately prior to the Effective Time of the Merger, multiplied by the Exchange Ratio and rounded up or down to the nearest whole share, and the per share exercise price under each Substitute Option shall be determined by dividing the per share exercise price under the related Parent option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the number of shares for which such Substitute Option is exercisable and/or the exercise price of such Substitute Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time of the Merger; provided further, that with respect to any Parent option which is an "incentive stock option", within the meaning of Section 422 of the Code, the adjustments provided by this Section 2.4(a) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. Substitute Options shall contain terms and be subject to conditions substantially similar to those contained in options issued to CNC or CNB employees pursuant to CNC's stock option plans.

    (b) Director and Other Options. Prior to the Effective Time of the Merger, Parent shall take appropriate action such that each option to purchase shares of the Parent Common Stock that is outstanding and unexercised immediately prior to the Effective Time of the Merger but is not converted into Substitute Options pursuant to paragraph (a) above, including all options granted by Parent pursuant to Parent's 1995 Non-Employee Director Stock Option Plan, as amended (the "Director Stock Option Plan"), shall be canceled by Parent in consideration of the payment by Parent to each holder of such option of an aggregate amount in cash equal to the positive difference, if any, between (a) $20.25 times the number of shares of Parent Common Stock as to which such holder has options, and (b) the aggregate exercise price of such options. At the Effective Time of the Merger, each option to purchase a share of Parent Common Stock pursuant to the Director Stock Option Plan

A–9

shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of Parent Common Stock shall also terminate and be of no further force or effect.

    (c) At or prior to the Effective Time of the Merger, CNC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CNC Common Stock for delivery upon exercise of Substitute Options assumed by it in accordance with this Section 2.4(c). As soon as administratively feasible following the Effective Time of the Merger, CNC shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of CNC Common Stock subject to such Substitute Options (or shall cause such Substitute Option to be deemed an option issued pursuant to a CNC stock option plan for which shares of CNC Common Stock have been registered pursuant to an appropriate registration statement). CNC shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Substitute Options remain outstanding.

    (d) Prior to the Effective Time of the Merger, the Board of Directors of CNC, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the U.S. Securities and Exchange Commission (the "SEC") so that the acquisition of shares of CNC Common Stock or options to acquire shares of CNC Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by any officer or director of the Parent or its Subsidiaries who may become a covered person of CNC for purposes of Section 16.

    Section 2.5  Adjustments for Dilution and Other Matters.  If prior to the Effective Time of the Merger, the outstanding shares of CNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CNC's capitalization, then an appropriate adjustment or adjustments will be made to the Exchange Ratio (including the Final CNC Stock Price and the Final CNC Stock Prices below and above which the Exchange Ratio is a specified amount pursuant to Section 2.2).

    Section 2.6  Conversion of Dissenting Common Stock.

    (a) Parent shall give CNC prompt notice upon receipt by Parent of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 13 of the CGCL and shall give CNC the opportunity to direct all negotiations and proceedings with respect to such demands. Parent shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not except with the prior written consent of CNC, settle or offer to settle such demands. Each holder of Parent Common Stock who becomes entitled pursuant to provisions of said Chapter 13 of the CGCL to payment for his or her shares of Dissenting Common Stock shall receive payment therefor from CNC and such shares of Parent Common Stock shall be canceled.

    (b) If any holder of Common Stock shall effectively withdraw or lose his or her right to appraisal of and payment for his or her Dissenting Common Stock after the Effective Time of the Merger as provided in Chapter 13 of the CGCL, each share of Dissenting Common Stock of such holder shall be deemed to be an Undesignated Share and shall be converted at CNC's discretion into the right to receive the Per Share Cash Consideration or such number of shares of CNC Common Stock calculated pursuant to Subsection 2.3(c)(iv) by CNC to be necessary or appropriate to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

A–10

ARTICLE 3
EXCHANGE OF SHARES

    Section 3.1  Exchange Procedures.

    (a) Exchange Agent. No later than the Effective Time of the Merger, CNC shall deposit with the Exchange Agent the number of shares of CNC Common Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to CNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) Exchange of Certificates and Cash. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing Parent Common Stock (other than Dissenting Common Stock or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof be entitled to a certificate representing CNC Common Stock and/ or cash into which the shares of Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CNC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Parent certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.1, each certificate representing Parent Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or CNC Common Stock, as the case may be, upon such surrender. CNC shall not be obligated to deliver the consideration to which any former holder of Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Parent Common Stock for exchange as provided in this Article 3. If any certificate for shares of CNC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) Affiliates. Certificates surrendered for exchange by any person constituting an "affiliate" of Parent for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of CNC Common Stock until CNC has received a written agreement from such person as provided in Section 6.18.

    Section 3.2  Voting and Dividends.  Former shareholders of record of Parent shall be entitled to vote after the Effective Time of the Merger at any meeting of CNC shareholders the number of whole shares of CNC Common Stock into which their respective shares of Parent Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Parent Common Stock for certificates representing CNC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of Parent Common Stock (other than Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of CNC Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to CNC Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Parent Common Stock with respect to the shares of CNC Common Stock represented thereby, until the holder of such certificate

A–11

of Parent Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Parent Common Stock for which shares of CNC Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of CNC Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of CNC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CNC Common Stock.

    Section 3.3  No Liability.  Neither CNC, Parent nor the Exchange Agent shall be liable to any holder of shares of Parent Common Stock for any shares of CNC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 3.4  Withholding Rights.  CNC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Parent Common Stock such amounts as CNC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by CNC or the Exchange Agent.

ARTICLE 4
CONDUCT PENDING THE MERGER

    Section 4.1  Conduct of Parent's Business Prior to the Effective Time of the Merger.  Except as expressly provided in this Agreement, or with the prior written consent of CNC, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time of the Merger, Parent shall, and shall cause each of its Subsidiaries (as defined in Section 9.1) to, (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) use its commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under material contracts, leases and documents relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible in accordance with GAAP (as defined in Section 9.1), RAP (as defined in Section 9.1) or applicable law or regulation, classified as "loss" or as directed by its regulators; (g) maintain the ALLL (as defined in Section 9.1) in accordance with past practices, GAAP and RAP; (h) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities (as defined in Section 9.1); and (i) take no action which would reasonably be expected to have a Material Adverse Effect on or adversely delay the ability of CNC, CNB, Parent or the Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger or the Bank Merger or to perform its covenants or agreements under this Agreement on a timely basis.

A–12

    Section 4.2  Forbearance by Parent and its Subsidiaries.  Except as expressly provided in this Agreement or as set forth on the Disclosure Schedule (as defined in Section 5.1), during the period from the date of this Agreement to the Effective Time of the Merger, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of CNC, which consent shall not be unreasonably withheld:

    (a) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) for short-term borrowings (A) not in excess of sixty days, (B) in amounts not greater than $25,000,000 in the aggregate for Parent and its Subsidiaries and (C) made at prevailing market rates and terms applicable for Parent;

    (b) issue any shares of capital stock; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock (including payment of any stock dividends); directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights; grant any person any right to acquire any shares of its capital stock (whether pursuant to an option, warrant, right or otherwise); or commence a new "Offering" following the date of this Agreement, extend an "Ending Date" past December 31, 2001 or permit any person to become a Participant under Parent's Employee Stock Purchase Plan, dated as of October 1, 1999 (the "Employee Stock Purchase Plan") after December 31, 2001; provided, however, that Parent may make cash payments on account of stock options outstanding under the Employee Stock Option Plans or the Director Stock Option Plan on the date of this Agreement in the manner provided in Section 2.4(b), or make cash payments required in connection with the redemption of the rights issued under the Rights Agreements prior to the date of this Agreement, or may issue Parent Common Stock pursuant to the exercise of an exercisable option granted prior to the date of this Agreement pursuant to the Employee Stock Option Plans and the Director Stock Option Plan;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of $350,000 or more, or cancel, release or assign any indebtedness of any person or any claim held by any person, except pursuant to contracts or agreements in full force and effect at the date of this Agreement or the sale of other real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted ("OREO") or similarly held properties other than at a cash price of at least 80% of book value of such property at September 30, 2001;

    (d) other than as set forth on Schedule 4.2(d) to the Disclosure Schedule, except as permitted under Subsection (l) of this Section 4.2, make any material investment either by purchase of stock or securities, contributions to capital, or purchase of any properties or fixed assets in excess of $50,000;

    (e) enter into or renew any material contract or agreement to a date past March 31, 2002; terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than (i) entering into deposit agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice and involving payment or payments of not more than $100,000 per annum;

    (f)  alter its method of establishing interest rates for deposits;

    (g) except as required by applicable law, increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its directors, employees, former employees or retirees, or pay any pension or retirement allowance, not required by any existing plan or agreement to any such directors, employees, former employees or retirees, other than annual salary and bonus increases made in the ordinary course of business not exceeding 3% in the aggregate (based upon September 30, 2001 aggregate salary figures) or 4% for any employee; become a party to, amend or

A–13

commit to any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with Section 6.6(c)), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree; or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted prior to the date of this Agreement under the Employee Stock Option Plans and the Director Stock Option Plan;

    (h) settle any claim, action or proceeding involving any liability for material monetary damages (except to the extent fully reserved against on its books and records) or enter into any settlement agreement containing material obligations;

    (i)  other than as set forth on Schedule 4.2(i) to the Disclosure Schedule, hire additional vice presidents or above or any other employees (except that employees below vice president may be hired to fill vacancies in existing positions), or enter into new employment arrangements or relationships with new or existing employees which have the legal effect of any relationship other than at-will employment;

    (j)  other than as set forth on Schedule 4.2(j) to the Disclosure Schedule, sell any securities other than securities held as foreclosed collateral;

    (k) sell Small Business Administration loans in the aggregate amount in excess of $2,500,000 per quarter, prorated for partial quarters;

    (l)  purchase any securities other than bank-qualified investment grade municipal securities, United States federal funds, United States Treasury or United States government agency securities, in each case with maturities of three years or less;

    (m) engage in speculative trading activities with respect to any securities;

    (n) other than as set forth on Schedule 4.2(n) to the Disclosure Schedule, amend its Articles of Incorporation, Bylaws or other similar charter documents, or change in any material way its material policies and procedures or make any material changes to its tax or financial accounting policies (except as to changes to its tax or financial accounting policies as may be required by GAAP or RAP);

    (o) introduce any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

    (p) (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan, lease or forbearance agreement for a period greater than twenty-four months, or (ii) except as to certain loans or leases disclosed in writing and discussed with CNC prior to the date hereof, make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, lease or forbearance agreement, without regard to the term thereof, which, in the case of (i) or (ii), when aggregated with all other loans, leases or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total obligations that may be outstanding following such renewal, extension or reacquisition or for which a material term may be altered in excess of: (A) if any such loans or leases are rated "substandard" or below, $750,000 or (B) if all such loans or leases are rated "pass," $2,000,000, except for an increase of 10% over the previously existing commitment for such borrower and related interests;

    (q) make any extension of credit to any of Parent's or its Subsidiaries' executive officers and directors and their related interests (as defined under Federal Reserve Board Regulation "O") other than renewals of existing credits to any of Parent's or its Subsidiaries' executive officers and directors and their related interests consistent with Parent's and its Subsidiaries' loan underwriting policies and applicable law. ("Reg O Loans");

A–14

    (r) make, acquire a participation in, reacquire an interest in a participation sold or sell any loan or lease that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on September 30, 2001, as modified, if necessary, to become or remain in accordance with GAAP or RAP or in conformity with the recommendations of Parent's regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan or lease for a period of greater than six months;

    (s) reduce any material accrual or reserve, including, without limitation, any contingency reserve, litigation reserve, tax reserve, or the ALLL (as defined in Section 9.1), by reversal or booking a negative provision, or change the methodology by which such accounts generally have been handled in past periods, unless required to do so by GAAP or RAP;

    (t)  file a 2001 or 2002 (short year) income tax return on Form 1120 with the Internal Revenue Service ("IRS") or any state taxing agency or authority related income or franchise Taxes;

    (u) take any action that would reasonably be expected to adversely affect Parent's ability to perform its covenants or agreements made herein on a timely basis;

    (v) consummate a foreclosure proceeding with respect to non-residential land or properties, unless a Phase I environmental report has been obtained;

    (w) sell any charged-off loan or lease or settle any loan or lease with a contractual balance of $100,000 or more for less than 50% of the amount of the total obligation;

    (x) authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes or may reasonably be expected to lead to a Takeover Proposal (as defined below), or to recommend or endorse any Takeover Proposal, or to participate in any discussions or negotiations, or to provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Parent may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if (i) its Board of Directors has reasonably determined in good faith that (A) the Takeover Proposal, if consummated, would result in a transaction more favorable to holders of Parent Common Stock than the transaction contemplated by this Agreement and (B) after having consulted with and considered the advice of counsel, the failure to take any such action would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws; and (ii) at least forty-eight (48) hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, the Board of Directors notifies CNC of any such inquiries, such Takeover Proposal received or any such information requested from any third party or of any such discussions or negotiations sought to be initiated or continued by any third party. Parent will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than CNC with respect to any of the foregoing and take all necessary steps to inform promptly all such parties of the obligations undertaken in this Section. Parent also agrees that it shall promptly request any third party, other than CNC, that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to return all confidential information heretofore furnished to such person by or on behalf of Parent and shall otherwise enforce any such confidentiality agreements. Parent shall immediately advise CNC following the receipt by it of any request for information by, any discussions or negotiations sought to be initiated or continued by or upon the receipt by Parent of any Takeover Proposal from any third party, other than CNC, and the details thereof, and shall advise CNC of any developments thereafter with respect to such Takeover Proposal immediately upon the occurrence thereof, it being

A–15

understood that Parent shall provide the preceding information only to the extent not in violation of any fiduciary duties or obligation of confidentiality. As used in this Agreement, "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Parent or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Parent other than the transactions contemplated or permitted by this Agreement;

    (y) take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

    (z) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any administrative appeal from an asserted deficiency, or file or amend any federal, foreign, state or local income or franchise tax return or make any tax election without the prior written consent of CNC (which consent shall not be withheld unreasonably);

    (aa) fail to continue to file in the ordinary course of business timely and proper federal, state and local Tax Returns and reports which Parent is required to file, either on its own behalf or on behalf of its employees or other Persons, all such returns and reports to be true correct and complete in all material respects;

    (bb) change any method or period of tax accounting unless and until required to do so by an appropriate tax authority;

    (cc) fail to promptly notify CNC regarding receipt by Parent from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustment to the liabilities of Parent for Taxes, or any actual or threatened collection enforcement activity by any tax authority with respect to alleged liabilities of Parent for Taxes, and make available to CNC and its representatives the calculation work papers for federal income tax estimated payments; or

    (dd) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

    Section 4.3  Timeliness of CNC's Consent.  For purposes of Section 4.2, any consent required from CNC, unless earlier given or denied, shall be deemed to have been given three Business Days after the time Parent shall have requested such consent in writing, unless during such three-day period CNC shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given three Business Days after the time such reasonably requested information has been furnished.

    Section 4.4  Conduct by CNC Prior to the Effective Time of the Merger.  Except as expressly provided in this Agreement, or with the prior written consent of Parent, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time of the Merger, CNC shall, and shall cause each of its Subsidiaries to (a) take no action which would reasonably be expected to have a Material Adverse Effect on or adversely delay the ability of CNC, Parent, CNB or the Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger, the Bank Merger or to perform its covenants or agreements under this Agreement on a timely basis, (b) not amend its Certificate of Incorporation in any respect that materially and adversely affects the rights and privileges attendant to the CNC Common Stock, (c) not take or agree to take, or make any commitment to take or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Agreement, (d) not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (e) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities.

A–16

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

    Section 5.1  Representations and Warranties of Parent.  Parent represents and warrants (for itself and, where applicable, separately for each of its Subsidiaries) that, except as specifically set forth in the Disclosure Schedule delivered to CNC as of the date of this Agreement (the "Disclosure Schedule"):

      (a)  Recitals True.  The information set forth in the recitals of this Agreement with respect to Parent is true and correct.

      (b)  Capital Stock.  Parent is authorized to issue 10,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, no par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of Parent can vote. As of the date hereof, 5,267,753 shares of Parent Common Stock are issued and outstanding, no shares of preferred stock are outstanding, 1,092,271 shares of Parent Common Stock are reserved for issuance under the Employee Stock Option Plans and the Director Stock Option Plan and options to purchase 757,234 shares of Parent Common Stock are outstanding, of which 648,499 have been issued under the Employee Stock Option Plans and 108,735 have been issued under the Director Stock Option Plan. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights. No shares of Parent capital stock are reserved for issuance pursuant to any other stock option, warrant, restricted stock, stock appreciation right, dividend reinvestment or similar plan or plans. The Board of Directors of Parent has taken all action required under that certain Rights Agreement, dated as of November 8, 1996, between Parent and ChaseMellon Shareholder Services LLC, as rights agent (the "Rights Agreement"), to terminate the right of any holder of the rights issued under the Rights Agreement to exercise such rights as a result of this Agreement or the agreements contemplated hereby.

      (c)  Authority.  Each of Parent and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) on Parent) to carry on its business as it is now being conducted and to own all of its material properties and assets. Each of Parent and its Subsidiaries has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on Parent.

      (d)  Subsidiaries.  Parent's only Subsidiaries are the Bank, which is wholly owned by Parent, and Pasco Services, Inc., which is wholly owned by the Bank. Neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity portion or voting interest in any other corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

      (e)  Approvals.  The execution by Parent of this Agreement and the Certificate of Merger has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement, the Certificate of Merger and the Merger be approved by the shareholders of Parent), subject to approval of this Agreement and the Certificate of Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Parent as required under the CGCL. Subject to such shareholder approvals and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is, and the Certificate of Merger will be upon due execution and delivery by CNC and Parent, valid and binding agreements of Parent,

A–17

  enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equitable principles.

      (f)  No Violations.  The execution, delivery and performance of this Agreement by Parent does not, and the execution, delivery and performance of the Certificate of Merger and the consummation of the Merger and the Bank Merger will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of Parent or any of its Subsidiaries, or to which any of them (or any of their properties) is subject, which breach, violation or default would have a Material Adverse Effect on Parent or would materially hinder or delay the Merger, or (ii) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws; and the consummation of the Merger and the Bank Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the shareholder approvals referred to in Section 7.1(a), (B) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b), (C) the approvals, consents or waivers as are required under the federal and state securities or Blue Sky laws, (D) any other material approvals or consents or waivers of third parties as set forth in the Disclosure Schedule, and (E) any other approvals, consents or waivers the absence of which, with respect to items (C) through (E) above, individually or in the aggregate, would not result in a Material Adverse Effect on Parent or would not materially hinder or delay the Merger.

      (g)  Compliance with Laws.  Parent and its Subsidiaries are not in violation of any Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on Parent.

      (h)  Regulatory Actions.  Neither Parent nor any of its Subsidiaries is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Governmental Authority or a recipient of any extraordinary supervisory letter from, nor have any of them adopted any board resolution at the request of any regulators, nor have any of them been advised that any such issuance or request is contemplated. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Parent and its Subsidiaries, or as set forth in the Disclosure Schedule, (x) no Governmental Authority has initiated any proceeding or, to the knowledge of Parent, any investigation, into the business or operations of Parent or any of its Subsidiaries since January 1, 2001. To the knowledge of Parent, there is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

      (i)  Community Reinvestment Act.  The Bank received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. The Bank has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

      (j)  Bank Secrecy Act.  Neither Parent nor any of its Subsidiaries has been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. Section 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

A–18

      (k)  Fair Lending Laws.  To Parent's knowledge, neither Parent nor any of its Subsidiaries is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Laws (as defined in Section 9.1).

      (l)  Reports.  Each of Parent and its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1997 with (i) the Board of Governors, (ii) the California Department of Financial Institutions, (iii) the SEC, (iv) the FDIC or (v) any other Governmental Authority and has paid all fees and assessments due and payable in connection therewith.

      (m)  Financial Statements.

       (i) Parent has delivered to CNC (i) audited consolidated Balance Sheets as of December 31, 1998, 1999 and 2000, and the related consolidated Statements of Income, Comprehensive Income, Changes in Shareholders' Equity and Cash Flows for each of the years ended December 31, 1998, 1999 and 2000, the related notes and related opinions thereon of KPMG LLP, and (ii) an unaudited consolidated Balance Sheet as of September 30, 2001, and the related consolidated Statements of Income and Cash Flows as of and for the nine months ended September 30, 2001 (the "Parent Financial Statements"). The Parent Financial Statements (i) present fairly in all material respects the consolidated financial condition of Parent as of the respective dates indicated and its consolidated results of operations and the changes in the shareholders' equity and cash flows for the respective periods indicated and (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein).

      (ii) As of their respective dates, none of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 10-K") or Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (the "10-Qs"), nor any other document filed subsequent to December 31, 2000 under Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each in the form (including exhibits) filed with the SEC (collectively, the "Parent Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the Parent Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the Parent Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein.

      (iii) The books and records of Parent and its Subsidiaries have been, and are being maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

A–19

    (n) Absence of Certain Changes or Events. Except as set forth in the Parent Reports or as set forth in the Disclosure Schedules, since December 31, 2000, there has not been (i) any change, event, development or effect which, individually or together with any other change, event, development or effect, has had or would reasonably be expected to have a Material Adverse Effect on Parent; (ii) any amendment to the Articles of Incorporation or Bylaws of Parent or the charter documents of any of its Subsidiaries; (iii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the capital stock of Parent, except for regular quarterly dividends; or (iv) any change by Parent or any of its Subsidiaries in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Authorities having jurisdiction over Parent or any of its Subsidiaries. Except as disclosed in the Parent Reports since December 31, 2000, as set forth in the Disclosure Schedules or the contemplation of this transaction or a similar transaction, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (o) Taxes. For purposes of this Section 5.1(o), the term "Parent" shall refer separately to Parent and East County Bank.

      (i)  Each of Parent and its Subsidiaries has or will have timely and properly filed or caused to be filed all federal, state, local and foreign Tax Returns which it is or has been required to file, either on its own behalf or on behalf of its employees or other Persons, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, and ad valorem and payroll (including employee taxes withheld), all such returns and reports and forms being true and correct and complete in all material respects, and has paid all Taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by Parent or any of its Subsidiaries, as well as all other material taxes due and payable. The United States Internal Revenue Service ("IRS") has not audited the federal income Tax Returns of Parent for any tax year ending subsequent to December 31, 1997. No waiver has been granted extending the time for examination of any Parent returns. Parent has properly accrued all liabilities for Taxes and assessments. Neither Parent nor any of its Subsidiaries is (and has not been at any time during the last 5 years) a U.S. real property holding corporation for purposes of Section 897 of the Code (or any corresponding provision of state, local or foreign Tax law), and neither Parent nor any of its Subsidiaries has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign country.

      (ii) Parent and its Subsidiaries have not at any time been members of an "affiliated group" of corporations (as those terms are used in Section 1504(a) of the Code and the Treasury Regulations promulgated under Section 1502 of the Code) other than the affiliated group that includes only Parent and its Subsidiaries.

      (iii) The Disclosure Schedule sets forth, for each taxable period ending during the four-year period beginning January 1, 1997, and ended December 31, 2000, all jurisdictions in which either Parent or any of its Subsidiaries (A) has filed an income or franchise Tax Return or (B) has been included in a consolidated, combined, group, or unitary income or franchise Tax Return.

      (iv) Other than as set forth on Schedule 5.1(o) to the Disclosure Schedule, there is no power of attorney currently in force granted by or for Parent or any of its Subsidiaries with respect to Taxes.

      (v) There is no contract or agreement under which Parent or any of its Subsidiaries has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of Taxes (or any amount calculated with reference to any portion of Taxes) of any other Person.

A–20

      (vi) Other than as set forth in Schedule 5.1(o) to the Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any contract, plan or agreement, which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by Parent or a successor by reason of Section 280G or Section 162(m) of the Code, but determined without regard to the effects of any payment made pursuant to any obligation entered into after the Effective Time of the Merger.

      (vii) Neither Parent nor any of its Subsidiaries has received or requested any private tax ruling addressed specifically to Parent or any of its Subsidiaries or entered into any tax closing agreement with any taxing authority (foreign or domestic).

      (viii)Other than as set forth on Schedule 5.1(o) to the Disclosure Schedule, no action, suit, proceeding, investigation, arbitration, audit, claim or assessment is presently or, to the knowledge of Parent, proposed to be asserted or commenced by any taxing authority with regard to any Taxes imposed on Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries may, to the knowledge of Parent, be liable. No issue has been asserted and not abandoned by any tax authority in any examination of Parent or any of its Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other period not so examined, would result in a deficiency for such other period, if upheld.

      (ix) Other than as set forth on Schedule 5.1(o) to the Disclosure Schedule, since January 1, 1998, neither Parent nor any of its Subsidiaries has initiated any adjustment pursuant to Section 481 of the Code (or any similar provision of other laws or regulations) by reason of a change in accounting method or otherwise or entered into any agreement with any Government Authority under Treasury Regulations Section 1.481-4 to take the amount of any Section 481 adjustments into account over a time period that extends beyond Parent's current tax year.

      (x) The Disclosure Schedule contains a list of all countries, states, provinces, cities, territories, and other jurisdictions (whether foreign or domestic) in which Parent and its Subsidiaries are required to file Tax Returns or currently are subject to Taxes. There is no unresolved claim by a taxing authority in any jurisdiction where Parent and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

      (xi) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Parent or any of its Subsidiaries.

    (p) Absence of Claims; Litigation. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to its knowledge, threatened against Parent or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent or materially to hinder or delay consummation of the Merger. Neither Parent nor any of its Subsidiaries is in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to Parent's knowledge, threatened against Parent or its Subsidiaries as of the date hereof to which Parent or any of its Subsidiaries is a party and which names Parent or any of its Subsidiaries as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate.

    (q) Certain Agreements. Except as set forth in the Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to an oral or written (A) consultant, service or similar agreement, not terminable on 60 days' or less notice and involving the payment of more than $75,000 per annum or involving the payment of an amount contingent on the happening of future events, (B) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by

A–21

this Agreement, (C) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (D) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger. CNC has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by Parent showing for each such person the current pay rate as of September 30, 2001, the names of all of the directors and officers of Parent, and the names of all persons, if any, holding tax or other powers of attorney for the Parent.

    (r) Labor Matters. Neither Parent nor any of its Subsidiaries is a party to, and neither is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor are any of them the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel any of them to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving Parent or any of its Subsidiaries. Parent and each of its Subsidiaries considers its employee relations to be satisfactory.

    (s) Employee Benefit Plans.

      (i)  Existence of Plans. For purposes of this Agreement, the term "Employee Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which Parent, any of its Subsidiaries or any member of the same controlled group of corporations, trades or businesses as Parent or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (for purposes of this Section, an "ERISA Affiliate") is a sponsor or participating employer or as to which Parent or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, plan, arrangement or policy of Parent or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock awards, stock based compensation or other forms of incentive compensation or post-termination insurance, compensation or benefits. Except as set forth in the list delivered on the date of this Agreement by Parent to CNC (the "Parent Employee Plan List"), (i) neither Parent nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to any Employee Plans, (ii) none of the Employee Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) none of the Employee Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) each of the Employee Plans has been administered and maintained in material compliance with all terms, conditions and provisions of such Employee Plans and all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and all other applicable laws, and (v) all government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. Neither Parent nor any ERISA Affiliate has any formal plan or commitment whether legally binding or not, to create any additional Employee Plan, or modify or change any existing Employee Plan that would affect any employee or terminated employee of Parent or any ERISA Affiliate, except as set forth in the Parent Employee Plan List. Except as set forth in the Parent Employee Plan List, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of Parent or any Subsidiary to severance pay, (ii) accelerate the funding, time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Plans or (iii) result in any breach or violation of, or default under, any of the Employee Plans. The

A–22

  Disclosure Schedule contains the Parent Employee Plan List, and Parent has delivered or made available to CNC true and complete copies of: (i) each of the Employee Plans and any related funding and service agreements thereto (including insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, (ii) the currently effective summary plan description and summary of material modifications pertaining to each of the Employee Plans, (iii) the three most recent annual reports for each of the Employee Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable); and (v) the most recent Internal Revenue Service determination letter for each Employee Plan which is intended to constitute a qualified plan under Section 401 of the Code and any requests for rulings, determinations, or opinions pending with respect to an Employee Plan with the Internal Revenue Service or any other governmental agency.

      (ii) Present Value of Benefits. The present value of all "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under any Employee Plan subject to Title IV of ERISA (as determined both on the basis of the actuarial assumptions contained in the Employee Plan's most recent actuarial valuation and on a termination basis) did not, as of the last day of the most recent plan year ended prior to the date hereof, exceed the then current value (as determined both on a fair market value and actuarial value basis) of the assets of such Employee Plan allocated to such benefit liabilities. With respect to each Employee Plan that is subject to Title IV of ERISA (i) no amount is due or owing from Parent or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multiemployer plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Employee Plan has been terminated other than in accordance with ERISA or at a time when the Employee Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Employee Plans at or prior to the Effective Time of the Merger, shall not result in any such withdrawal or other liability under any applicable laws.

      (iii) Penalties; Reportable Events. To Parent's knowledge, none of the Employee Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which could reasonably be expected to subject Parent or any Parent Subsidiary to any material tax or material penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA or to any material civil penalty imposed by Section 502 of ERISA. None of the Employee Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any of such Employee Plans within the 12 month period ending on the date hereof for which the 30-day reporting requirement has not been waived, nor has any notice of intent to terminate been filed or given with respect to any such Employee Plan. There has been no (i) withdrawal by Parent or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Employee Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by Parent or any of its ERISA Affiliates of operations at a facility causing more than 20% of Employee Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

      (iv) Deficiencies; Qualifications. None of the Employee Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither Parent nor any of its ERISA Affiliates has provided or is required to provide any security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and Parent has no knowledge of any fact which could adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under

A–23

  the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Parent Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. Except as set forth in the Parent Employee Plan List, there is no Employee Plan or other contract, agreement or benefit arrangement covering any employee of Parent or any Subsidiary which, individually or collectively, would give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code).

      (v) Litigation. There have occurred and there exists no pending or, to Parent's knowledge, threatened litigation, investigations, proceedings, disputes, actions or controversies involving the Employee Plans with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any current or former participant in the Employee Plans or any other person claiming rights under the Employee Plans.

      (vi) Other than as set forth on Schedule 5.1(s) of the Disclosure Schedule, to Parent's knowledge, neither Parent nor any of its ERISA Affiliates has used the services of (i) workers for more than one year who have been provided by a third party contract labor supplier (e.g., an outside temporary placement agency) or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (ii) temporary employees who have been directly hired by Parent or any Subsidiary or any of its ERISA Affiliates for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iii) individuals who have provided services to Parent or any of its ERISA Affiliates as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition or penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

    (t)  Insider Loans; Other Transactions. The Disclosure Schedule contains a listing, current as of the date of this Agreement, of all Reg O Loans made by Parent or any of its Subsidiaries, all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries owes any amount to, and does not have any contract or lease with or commitment to, any of the present executive officers or directors of Parent (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    (u) Title to Assets. Except as set forth on the Disclosure Schedules, each of Parent and its Subsidiaries has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) OREO), including, without limitation, all personal and intangible properties reflected in the 2000 10-K, the 10-Qs or the Parent Financial Statements, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the 2000 10-K, the 10-Qs or in the Parent Financial Statements, or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2000, (5) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges

A–24

of any kind, which individually do not exceed $50,000 in amount. Without limiting the above, to Parent's knowledge, except as set forth on the Disclosure Schedules, each of Parent and its Subsidiaries owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and none of them has received any notice of conflicts with respect thereto that asserts the rights of others.

    (v) Knowledge as to Conditions. Parent knows of no reason why the necessary approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (w) Fees. Other than financial advisory services performed for Parent by Keefe, Bruyette & Woods, Inc. pursuant to the terms of the engagement agreement included in the Disclosure Schedules, neither Parent nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (x) Environmental. Except as disclosed in Schedule 5.1(x) to the Disclosure Schedule:

      (i)  To Parent's knowledge, all of the properties and operations of Parent and its Subsidiaries are in compliance in all material respects with all Environmental Laws (as defined below) applicable to such properties and operations.

      (ii) To Parent's knowledge, Parent and its Subsidiaries have obtained all material permits, licenses, and authorizations which are required for their respective operations under Environmental Laws.

      (iii) To Parent's knowledge, no Hazardous Substances (as defined below) exist on or within, or have been used, generated, stored, treated, manufactured, produced, processed, transported, disposed of on, or released from, any of the properties of Parent or its Subsidiaries in regulated quantities or concentrations except in accordance in all material respects with Environmental Laws. Parent has no knowledge that any prior owners, occupants or operators of any such property or any other property in which it or any of its Subsidiaries has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Substances in regulated quantities or concentrations except in accordance in all material respects with Environmental Laws, or to Parent's knowledge that any prior or present owners, occupants or operators of any properties in which it or any of its Subsidiaries holds a security interest, mortgage or other lien or interest and would be deemed an "owner or operator" of such property under any Environmental Law, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Substances except in accordance in all material respects with Environmental Laws. To the knowledge of Parent, the use which Parent and its Subsidiaries have made and make of their respective properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance in regulated quantities or concentrations on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

      (iv) To the knowledge of Parent, there is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to any material violation of any applicable Environmental Law, nor does Parent have any reason to believe that any of the above will be forthcoming. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has any material liability for remedial action with respect to a violation of an Environmental Law, nor have any of them received any written requests for information relating to

A–25

  any alleged material violations of any Environmental Law from any Governmental Authority with respect to the condition, use, or operation of any of their respective properties nor has any of them received any notice from any Governmental Authority or any written notice from any other person with respect to any alleged material violation of or alleged material liability for any remedial action under any Environmental Law, nor does Parent have any reason to believe that any of the above will be forthcoming.

      (v) As used in this Section, the term "Environmental Law" means, but is not limited to, any and all Federal, state and local laws, statutes, charters or ordinances, and any rules, regulations, binding interpretation, promulgated policy, court order or consent decree issued pursuant to any of the foregoing which pertains to health and safety as it related to Hazardous Substance handling or exposure or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, Section 25300, et seq., and the Hazardous Waste Control Law, Chapter 6.5 of the California Health and Safety Code, Section 25100, et seq. as it relates to Hazardous Substance handling or exposure (the latter two statutes being referred to herein as the "State Acts"), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any Governmental Authority having jurisdiction over the environmental activities of Parent, its Subsidiaries or of their respective properties as such laws, regulations, and requirements may be in effect on the date hereof.

      (vi) As used in this Section, the term "properties" shall include: all real estate property now owned or leased by Parent or any Subsidiary and property as to which Parent or any Subsidiary holds any security interest, deed of trust, mortgage or other lien and would be deemed an "owner or operator" of such property pursuant to any Environmental Law.

      (vii) As used in this Section, the term "Hazardous Substance" shall mean (A) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (B) any "hazardous substance" as such term is defined by CERCLA; (C) any "regulated substance" as defined by the State Acts; (D) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Governmental Authorities; (E) polychlorinated biphenyls; (F) petroleum products; (G) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986, as amended; (H) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (I) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Sections 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (J) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (K) any (1) "hazardous waste," (2) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (3) "solid waste" that is capable of causing a "hazardous substance incident," (4) "solid waste" with respect to which special requirements are imposed by applicable Governmental Authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such

A–26

  term is defined in the Federal Clean Water Act, 33 U.S.C. Sections 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

    (y) Allowance for Possible Loan and Lease Losses. The ALLL for the Bank is adequate in accordance with GAAP and RAP.

    (z) Performance of Obligations. (i) Each of Parent and its Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date, and is not in material default under, or in material breach of, any term or provision of any contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default or breach; and (ii) the Disclosure Schedule contains a list of all contracts to which Parent is a party, except for deposit agreements, loan agreements or contracts terminable without penalty on not more than 60 days' notice or involving the payment of not more than $50,000 per annum.

    (aa) Insurance. Each of Parent and its Subsidiaries has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. Parent has made available to CNC copies of all policies of insurance and bonds carried and owned by Parent or any of its Subsidiaries as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. The Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years, (i) a summary of the loss experience under each policy; (ii) a statement describing each claim made or expected to be made under an insurance policy for an amount in excess of $25,000; and (iii) a statement describing the loss experience for all claims that were or are expected to be self-insured, including the number and aggregate cost of such claims. Neither Parent nor any of its Subsidiaries is in default under any such policy of insurance or bond such that it is reasonably likely to be cancelled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

    (bb) Listing of Loans and Leases. Parent has furnished to CNC a detailed listing of all loans, leases and notes receivable of Parent and its Subsidiaries as of the end of the month ending immediately prior to the date of this Agreement, including participations, with the outstanding principal balance of each such loan, lease and note receivable, and the past due status of any loan, lease or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

    (cc) Operating Losses. Parent has furnished to CNC a list setting forth any Operating Loss (as herein defined) which has occurred at Parent or any of its Subsidiaries during the period after December 31, 1999 to the date of this Agreement. To Parent's knowledge, no action has been taken or omitted to be taken by any employee of Parent or any of its Subsidiaries that has resulted in the incurrence by Parent or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $50,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation, claims or other similar acts or occurrences.

    (dd) Trust Business. Neither the Parent nor any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

A–27

    (ee) Derivative Transactions. Except as described in the Disclosure Schedule, neither Parent nor any of its Subsidiaries is party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    (ff) Contingent Liabilities. Parent has no knowledge of any contingent liabilities of Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on Parent or any of its Subsidiaries, other than those reflected in the 2000 10-K, the 10-Qs or in the Parent Financial Statements or the contracts, litigation and other matters listed in the Disclosure Schedule, whether or not disclosure or accrual is required pursuant to GAAP.

    (gg) Statements True and Correct. None of the information supplied or to be supplied by Parent or any of its Subsidiaries in writing specifically for inclusion in the S-4 (as defined in Section 6.2(a)) or in the Proxy Statement/Prospectus (as defined in Section 6.2(a)), or incorporated by reference therein, or in any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of Parent, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Parent, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy at the Parent shareholders' meeting.

    (hh) Accurate Disclosure. Parent agrees that through the Effective Time of the Merger, each of its and its Subsidiaries' reports and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of Parent or any of its Subsidiaries will fairly present, in all material respects, the financial position of Parent and its Subsidiaries and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.1(hh), Parent makes no representation or warranty with respect to any information supplied by CNC or CNB or in any such report filed by CNC or any of its Subsidiaries or any of CNC's Reports (as defined in Subsection 5.2(f)).

    Section 5.2 Representations and Warranties of CNC. CNC represents and warrants to Parent that:

    (a) Recitals True. The information set forth in the recitals of this Agreement with respect to CNC is true and correct.

    (b) Capital Stock. CNC is authorized to issue 75,000,000 shares of CNC Common Stock and 5,000,000 shares of preferred stock. CNC is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of CNC can vote. As of September 30, 2001, 48,068,566 shares of CNC Common Stock and no shares of preferred stock were issued and outstanding, and 50,000 shares of CNC Common Stock were held as treasury stock. All outstanding shares of CNC Common Stock are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to preemptive rights. CNC has provided Parent with true and correct copies of its Certificate of Incorporation and Bylaws.

A–28

    (c) Authority. CNC has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on CNC), to carry on its business as it is now being conducted and to own all of its material properties and assets. CNC has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC.

    (d) Approvals. The execution by CNC of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors. No vote, consent or approval of the shareholders of CNC is required to authorize this Agreement or the transactions contemplated herein. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement enforceable against CNC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and general equitable principles.

    (e) No Violations. The execution, delivery and performance of this Agreement by CNC does not, and the execution, delivery and performance of the Certificate of Merger and consummation of the Merger and the Bank Merger will not, constitute (i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of CNC or CNB to which either is subject, which breach, violation or default would have a Material Adverse Effect on CNC or would materially hinder or delay the Merger or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of CNC or the Articles of Association or Bylaws of CNB; and the consummation of the Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b); and (B) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on CNC or would not materially hinder or delay the Merger.

    (f)  Financial Statements. As of their respective dates, none of CNC's Annual Report on Form 10-K for the fiscal ended December 31, 2000 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, nor any other document filed subsequent to December 31, 2000 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "CNC Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of CNC and its Subsidiaries have been, and are being maintained in all

A–29

material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (g) Absence of Certain Changes or Events. Except as set forth in the CNC Reports, since December 31, 2000, there has not been (i) any change, event, development or effect which, individually or together with any other change, event, development or effect, has had or would reasonably be expected to have a Material Adverse Effect on CNC; or (ii) any change by CNC or any of its Subsidiaries in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Authorities having jurisdiction over CNC or any of its Subsidiaries. Except as disclosed in the CNC Reports, since December 31, 2000 CNC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (h) Absence of Claims. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to its knowledge, threatened against CNC or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CNC or materially to hinder or delay consummation of the Merger. Neither CNC nor any of its Subsidiaries is in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality.

    (i)  Knowledge as to Conditions. CNC knows of no reason why the necessary approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (j)  Compliance with Laws. CNC and its Subsidiaries are not in violation in any respect of any Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on CNC.

    (k) Regulatory Actions. Neither CNC nor CNB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Governmental Authority, nor a recipient of any extraordinary supervisory letter from, nor have any of them adopted any board resolution at the request of any regulators, nor have any of them been advised that any such issuance or request is contemplated. To the knowledge of CNC, there is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of CNC or any of its Subsidiaries.

    (l)  Community Reinvestment Act. CNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CNB has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

    (m) Bank Secrecy Act. Neither CNC nor CNB has been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. Section 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957) and (ii) any "Know Your Customer" regulations, guidelines or supervisory policies and examination requirements.

    (n) Fair Lending Laws. To CNC's knowledge, neither CNC nor CNB is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Laws.

A–30

    (o) Statements True and Correct. None of the information supplied or to be supplied by CNC or any of its Subsidiaries for inclusion in the S-4 or in the Proxy Statement/Prospectus, or incorporated by reference therein, or in any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of Parent, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Parent, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy at the Parent shareholders' meeting.

    (p) Accurate Disclosure. CNC agrees that through the Effective Time of the Merger, each of its and its Subsidiaries' reports and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of CNC and its Subsidiaries will fairly present, in all material respects, the financial position of CNC and its Subsidiaries and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.2(p), CNC makes no representation or warranty with respect to any information supplied by Parent or Parent's Subsidiaries or any of the Parent Reports.

    (q) Reports. Each of CNC and its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1997 with (i) the Board of Governors, (ii) the Office of the Comptroller of the Currency, (iii) the SEC, (iv) the FDIC or (v) any other Governmental Authority and has paid all fees and assessments due and payable in connection therewith.

    (r) Fees. Neither CNC nor any of its officers, directors, employees or agents has entered into any agreement or arrangement with any broker or finder that could require Parent to pay any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (s) Contingent Liabilities. CNC has no knowledge of any contingent liabilities of CNC or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on CNC or any of its Subsidiaries, other than those reflected in CNC's 2000 10-K and 10-Qs, whether or not disclosure or accrual is required pursuant to GAAP.

ARTICLE 6
COVENANTS

    Section 6.1  Cooperation.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Parent and the Bank shall also cooperate

A–31

with CNC and CNB in all commercially reasonable respects in accomplishing the Merger and the Bank Merger.

    Section 6.2  Regulatory Matters.

    (a) CNC and Parent shall promptly prepare and file with the SEC a registration statement on Form S-4, including the definitive proxy statement and prospectus (the "Proxy Statement/Prospectus") to be mailed to the Parent shareholders in connection with the Parent shareholders' meeting to vote upon the Merger (the "S-4"). CNC and Parent shall use all reasonable efforts to have the SEC approve the Proxy Statement/Prospectus and to have the S-4 declared effective under the Securities Act, as promptly as practicable after such filings, and Parent shall thereafter mail the Proxy Statement/Prospectus to its shareholders. CNC shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the New York Stock Exchange of the shares of CNC Common Stock to be issued to holders of Parent Common Stock in the Merger. Parent shall furnish all information concerning Parent and the holders of Parent Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers of all Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent, the Bank, CNC or to CNB, as the case may be, which appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other and, upon request, furnish each other with information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) CNC and Parent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of CNC, Parent or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (d) CNC and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any Governmental Authority required pursuant to Section 7.1(b) will not be obtained or that the receipt of any such approval will be materially delayed beyond June 30, 2002.

    Section 6.3  Shareholders' Approval.  Parent shall duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the

A–32

Merger. Subject to the provisions of the next sentence, Parent shall, through its Board of Directors, recommend to its shareholders approval of such matters. Parent's Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to CNC if such Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

    Section 6.4  Legal Conditions to Merger.

    (a) Each of Parent and CNC shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by Parent, CNC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

    (b) Each of CNC and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby; with respect to Parent, using commercially reasonable efforts to defend and resolve any litigation seeking material or punitive damages; and with respect to Parent using its commercially reasonable efforts to obtain all consents of other parties to Parent's leases, mortgages, agreements, licenses and permits necessary to permit the transactions contemplated hereby without a material default, acceleration, breach or loss of rights thereunder.

    Section 6.5  Information.

    (a) CNC's Right to Access and Information. Upon reasonable notice, Parent shall, and shall cause each of its Subsidiaries to, afford to CNC and its representatives (including, without limitation, directors, officers, and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time of the Merger to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, furnish to CNC such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as CNC may reasonably request and that Parent may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which Parent may be entitled as against third parties other than CNC. Without limiting the foregoing, Parent shall (i) promptly provide (but in no event more than eight Business Days after the end of each month) CNC monthly unaudited balance sheets and operating statements, loan delinquency reports, quarterly reserve for loan loss adequacy analysis, investment reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of Parent and (ii) promptly provide CNC each month (but in no event more than eight

A–33

Business Days after the end of each month) and on the date that is five days prior to the Effective Time of the Merger, a list of loans for which a Notice of Default has been filed or for which discussions have commenced that have a reasonable possibility of leading to a deed in lieu of foreclosure by the obligor thereunder. Parent shall provide CNC with as much information concerning any exit interview or similar meetings held in connection with any regulatory examinations of Parent and, with respect to the examination findings and results, as Parent can provide without violation of law. Without limiting the generality of the foregoing, but subject to the timing and other limitations set forth above, CNC shall have the right to conduct (x) a due diligence review of the operations and financial condition of Parent, (y) a specific credit review of Parent during the thirty days prior to the Effective Time of the Merger to update the prior due diligence conducted by CNC, and (z) a review to verify whether Parent has satisfied each of the conditions to CNC's obligations under this Agreement.

    (b) Parent's Right to Access and Information. Upon reasonable request by Parent, CNC shall (i) make its Chief Financial Officer and Controller available to discuss with Parent and its representatives CNC's ongoing diligence and review of Parent's operations and (ii) shall provide Parent with written information which is (A) similar to the written information that Parent reviewed in connection with this Agreement, and (B) related to CNC's and its Subsidiaries' business condition, operations, financial condition and prospects.

    (c) Parent and Bank Board Meetings. A representative of CNC, selected by CNC in its sole discretion, shall be permitted by Parent and the Bank to attend, but not otherwise participate in, all regular and special Board of Directors' meetings of Parent or the Bank from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or any portion of any meeting, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of Parent under this Agreement.

    (d) Customer Data. Parent shall promptly provide to CNC (but in no event more than ten Business Days after the date of this Agreement and monthly thereafter prior to the Closing) in a manner consistent with applicable laws and regulations such customer loan and deposit information and data as CNC shall reasonably request to enable CNC to analyze Parent's loan and deposit customer relationships.

    (e) Customer Calls. Prior to the Effective Time of the Merger, representatives of CNC or CNB will be permitted to conduct joint calls upon customers of Parent, if accompanied by representatives of Parent, on a schedule to be agreed upon between the parties; provided, however, that Parent shall not be required to permit any joint calls to be conducted prior to January 1, 2002; and provided, further, that in the event that either party terminates this Agreement in accordance with the terms hereof, neither CNC nor CNB shall, for a period of two (2) years from the date of the termination of this Agreement, contact any customer of Parent contacted pursuant to this Section 6.5(e) who is not otherwise a customer of CNC or CNB.

    (f)  Confidentiality. CNC shall, and CNC shall cause its representatives and Subsidiaries to keep confidential any information obtained pursuant to this Section 6.5 in the same manner and to the same extent as required by the letter agreement dated April 10, 2001 between Keefe, Bruyette & Woods, Inc. and CNC (the "Confidentiality Agreement").

    Section 6.6  Employee Benefits.

    (a) All employees of Parent or its Subsidiaries continuing in the employ of CNC or CNB, as the case may be, shall be entitled to participate in stock plans, bonus plans and all other benefit plans of CNB or CNC on the same basis as other similarly situated employees of CNB. Each of these employees will be credited for all purposes with such employee's respective years of past service or prior service credited with Parent or its Subsidiary as though they had been employees of CNC or CNB; provided, however, that with respect to any defined benefit pension plan, such crediting of service

A–34

shall not be required to result in the duplication of benefits in respect of any period. CNC will, and will cause CNB to, honor in accordance with their terms (i) all employee benefit obligations and contractual rights to current and former employees and directors of Parent and its Subsidiaries accrued as of the Effective Time of the Merger and (ii) to the extent set forth in the Disclosure Letter, all employee severance plans in existence on the date hereof and all employment or severance agreements entered into prior to the date hereof; provided further, that from and after the date hereof Parent shall accrue on its financial statements in accordance with GAAP all earned but unused sick leave and vacation time of its employees.

    (b) If employees of Parent and its Subsidiaries become eligible to participate in any of the medical, dental, disability or other health plans of CNC or CNB, CNC shall, or shall cause CNB to, (i) waive any preexisting conditions (subject, in the case of plans other than medical plans (which medical plans include, among other benefits, in-patient/out-patient hospital care, mental health and prescription coverage), to CNC's reasonable efforts to obtain carrier approval), waiting periods and actively at work requirements under such plans, and (ii) cause such plans to honor any expenses incurred by such employees and their beneficiaries under similar plans of Parent and its Subsidiaries during the portion of the calendar year prior to such participation for purposes of satisfying applicable deductibles, co-insurance requirements and maximum out-of-pocket expenses. Notwithstanding the foregoing, no such action will cause the plans to violate applicable legal requirements.

    (c) Between the date hereof and the Effective Time of the Merger (i) Parent and CNC shall cooperate to determine the appropriate treatment of the Employee Plans, such as termination, merger into a CNC plan, etc.; and (ii) Parent shall take such actions as shall be reasonably requested by CNC with respect to the disposition of the Employee Plans which shall be deemed effective immediately prior to the Effective Time of the Merger.

    Section 6.7  Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter CNC and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law or by any applicable self-regulatory organization, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

    Section 6.8  Notification of Certain Matters.  Parent shall give CNC, and CNC shall give Parent, upon having knowledge thereof, prompt notice of: (a) any material change in its business, operations, or prospects, (b) the initiation or the threat of material litigation; (c) any complaints, investigations or hearings (or communications indicating that same may be contemplated) of any Governmental Authority, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause the representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time of the Merger.

    Section 6.9  Pre-Closing Adjustments.  At or before the Effective Time of the Merger, Parent shall make such accounting entries or adjustments, including additions to its ALLL and charge-offs of loans, as CNC shall direct as a result of its on-going review of the Parent and its Subsidiaries (including its review of the information provided to it pursuant to Sections 6.5 and 6.8) or in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by RAP and GAAP applied on a basis consistent with the Parent Financial Statements, (a) Parent shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time CNC agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.2 have been satisfied or waived and each of the approvals in Section 7.1(b) have been

A–35

received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage Parent if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

    Section 6.10  [Reserved]

    Section 6.11  Human Resources Issues.  Parent agrees to cooperate with CNC with respect to any formal meetings or interviews with one or more employees called or arranged by Parent and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with CNC given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow CNC a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

    Section 6.12 Assistance with Third-Party Agreements.

    (a) Parent shall cooperate, and shall cause its Subsidiaries to cooperate, with and use all commercially reasonable efforts to assist CNC in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with CNC's timetable at or after the Effective Time of the Merger. Parent shall cooperate, and shall cause its Subsidiaries to cooperate, with CNC in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibitions of Section 4.2(e) hereof.

    (b) Without limiting Section 6.12(a), Parent shall use all reasonable efforts to provide data processing and other processing support, including support from its Subsidiaries and outside contractors, to assist CNC in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to CNC's production environment, when requested by CNC and sufficient to ensure that a successful conversion can occur at such time as CNC requests at or after the Effective Time of the Merger. Among other things, Parent shall and, as applicable, shall cause its Subsidiaries to:

      (i)  cooperate with CNC to establish a mutually agreeable project plan to effectuate the conversion;

      (ii) use their commercially reasonable efforts to have Parent's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

      (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by CNC for use in planning the conversion, as soon as reasonably practicable;

      (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

      (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by CNC.

A–36

      Notwithstanding the foregoing, Parent shall not be required to give any notice of termination required by this Section 6.12, (x) more than ten days prior to the Effective Time of the Merger and (y) unless CNC states in writing that, to its knowledge, all conditions to Closing set forth in Article 7 have been or will be satisfied or waived; provided, however, that Parent shall take action as reasonably directed by CNC at any time (1) to terminate any contract other than that described in clause (2) hereof, if CNB indemnifies Parent for the incremental costs of obtaining a replacement contract in the event that the Merger is not consummated other than due solely to breaches of this Agreement by Parent; and (2) to terminate any of Parent's outside data processing contracts (the "DP Contracts") if (A) CNC provides an undertaking to Parent in form and substance reasonably satisfactory to Parent to the effect that CNC shall, in the event that the Merger is not consummated, indemnify Parent against all losses, claims, damages or liabilities resulting from such action, and (B) CNC agrees to compensate Parent for arrangements through a third-party provider reasonably acceptable to Parent providing service levels reasonably comparable to those provided under the DP Contracts under terms no more burdensome and at a price no higher to Parent than is provided in the DP Contracts for their respective needs in the event such contracts are terminated and the Merger is not consummated, other than as a result of a failure to consummate the Merger due solely to breaches of this Agreement by Parent and further provided, that CNC's obligations under the foregoing proviso are limited to payments for one year in an aggregate amount not greater than 150% of that paid by Parent pursuant to the DP Contracts for the last twelve months for which such DP Contracts were in effect. Further, CNC agrees to reimburse Parent for any penalty fees paid pursuant to such DP Contracts which are not subsequently rebated.

    (c) CNC agrees that all actions taken pursuant to this Section 6.12 shall be taken in a manner intended to minimize disruption to the customary business activities of Parent and its Subsidiaries.

    Section 6.13  Notices and Communications.  CNC shall consult with Parent, and Parent and its Subsidiaries upon request shall assist CNC or CNB, with respect to (a) sending necessary or appropriate customer notifications and communications as prepared by CNC or CNB with Parent's approval, which approval shall not be unreasonably withheld, to advise such customers of the impending transaction and of CNC or CNB's plans following the Effective Time of the Merger, and (b) taking or causing to be taken at the direction of and as agent for CNB, following the receipt of all approvals of Governmental Authorities pursuant to Section 7.1(b) all actions necessary to comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended (12 U.S.C. Section 2101, et seq.), with respect to all employees of Parent covered by such act who are to be terminated by CNC or CNB within sixty days following the Effective Time of the Merger, including the issuance of notices to such employees; provided, however, that unless the parties otherwise agree, no such customer notifications and communications shall be conducted pursuant to this subsection prior to January 1, 2002.

    Section 6.14  Insurance Policies Assignment.

    (a) Parent agrees to make, and cause its Subsidiaries to make, commercially reasonable efforts to obtain consent to partial or complete assignments of any of their respective insurance policies if requested to do so by CNC, to the extent necessary to maintain the benefits to CNC of such policies as they apply to Parent and its Subsidiaries. Parent shall also inform CNC no later than the Effective Time of the Merger of any material unfiled insurance claims of which it has knowledge and for which it believes coverage exists.

    (b) Parent and CNC shall cooperate to determine the most appropriate methodology to obtain "tail" insurance coverage at such limits, mutually agreeable to the parties, for Errors and Omissions, Bankers Blanket Bond and Director and Officer Liability Insurance for a period of five years following the Closing with respect to all insurable claims made against Parent and directors and officers of Parent

A–37

or its Subsidiaries for events occurring prior to the Closing, whether through existing insurance coverage of Parent or CNC, but in any event Parent shall reimburse CNC for one-half of the amount of the premiums for obtaining such coverage.

    Section 6.15  Additional Agreements.  In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest CNC or CNB with full title to all properties, assets, rights, approvals, immunities and franchises of Parent and its Subsidiaries, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

    Section 6.16  Indemnification of Directors and Officers.  CNC agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents (the "Indemnified Parties") of Parent and its Subsidiaries as provided in their respective articles of incorporation, bylaws, charter documents, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time of the Merger, shall survive the Merger and the Bank Merger and shall continue in full force and effect. CNC further agrees that, following consummation of the Merger, to the greatest extent permitted by Delaware law and the organizational documents or bylaws of CNC as in effect of the date hereof, it shall indemnify, defend and hold harmless individuals who were officers and directors of Parent as of the date hereof or immediately prior to the Effective Time of the Merger for any costs, expenses, judgments, fines, damages, liabilities, claims or losses incurred in connection with or arising out of their actions while a director or officer, including any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, or pertaining to, matters existing or occurring at, or prior to, the Effective Time, including any transactions or acts relating to this Agreement, and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim to the fullest extent permitted under applicable law and upon demand by each such individual, provided such individuals shall first execute an undertaking acceptable to Parent to return such advances in the event it has finally concluded such indemnification is not allowed under applicable law. If CNC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of CNC shall assume all of the obligations set forth in this Section 6.16. The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 6.17  Shareholder Agreements.  Parent will use all commercially reasonable efforts to cause each director of Parent, as a shareholder of Parent Common Stock, to execute and deliver to CNC within five (5) days after the date of this Agreement a shareholder agreement (each, a "Shareholder Agreement") substantially in the form of Exhibit B hereto, committing each such person, among other things, to vote his or her shares of Parent Common Stock in favor of this Agreement and the Merger at the shareholders' meeting held for that purpose, granting a proxy for such shares to CNC, and to certain representations and covenants.

    Section 6.18  Affiliates.  At least 40 days prior to the Effective Time of the Merger, Parent shall deliver to CNC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Parent, "affiliates" of Parent for purposes of Rule 145 under the Securities Act. Parent shall use commercially reasonable efforts to cause each such affiliate to deliver to CNC prior to the Effective Time of the Merger a written "Affiliates" agreement, substantially in the form of Exhibit C hereto, providing that such person shall dispose of the CNC Common Stock to be received by such person in the Merger only in accordance with applicable law.

A–38

ARTICLE 7
CONDITIONS TO CONSUMMATION

    Section 7.1  Conditions to All Parties' Obligations.  The respective obligations of CNC and Parent to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by both parties prior to the Effective Time of the Merger of the following conditions:

    (a) This Agreement, the Merger and the Certificate of Merger shall have been approved by Parent and CNC in accordance with applicable law, including the approval and adoption by the requisite affirmative votes of the holders of Parent Common Stock entitled to vote thereon.

    (b) CNC and CNB shall have procured, as necessary, the required approvals, consents or waivers with respect to this Agreement, the Certificate of Merger, the Merger and the Bank Merger from all required Government Authorities and all applicable statutory waiting periods shall have expired; provided that no such approval, consent or waiver referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that would, in the good faith determination of CNC, be a Burdensome Condition (as defined in Section 9.1) on CNB or CNC.

    (c) None of CNC, Parent, CNB or the Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

    (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

    (e) The Form S-4 covering all of the shares of CNC Common Stock to be issued in the Merger shall have become effective under the Securities Act, no stop order suspending the effectiveness of such Form S-4 shall have been issued, no proceedings for that purpose shall have been initiated, and all necessary "Blue Sky" permits shall have been obtained.

    (f)  The shares of CNC Common Stock to be issued in the Merger shall be approved for listing on the New York Stock Exchange, subject to notice of issuance.

    Section 7.2  Conditions to Obligations of CNC.  The obligations of CNC to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

    (a) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to CNC no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.1. Parent shall have performed, and shall have caused its Subsidiaries to perform, in all material respects, each of their respective covenants and agreements contained in this Agreement and CNC shall have received a

A–39

certificate signed by the Chief Executive Officer and the Chief Financial Officer of Parent, at the Effective Time of the Merger, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against Parent or any of its Subsidiaries brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

    (c) Parent shall exercise its commercially reasonable efforts to ensure that at least two days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for Parent or its Subsidiaries shall have submitted to Parent (with a copy to CNC) estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Parent shall have prepared and submitted to CNC a summary of such fees and expenses for the transaction. At the Effective Time of the Merger (i) such advisors shall have submitted their final bills for all material fees and expenses to Parent for services rendered, with a copy to be delivered to CNC, and based on such summary, Parent shall have prepared and submitted to CNC a final calculation of such fees and expenses, (ii) Parent shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above, after CNC has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) the amount of such fees and expenses, exclusive of any advisory fee payable to Keefe, Bruyette & Woods, Inc. disclosed in Schedule 5.1(y) of the Disclosure Schedules, shall be reasonable and shall in no event exceed $300,000 (exclusive of the reasonable out-of-pocket expenses of such advisors). CNC shall not be liable for any such fees and expenses.

    (d) At least four Business Days prior to the Effective Time of the Merger, Parent shall provide CNC with Parent's consolidated financial statements presenting the consolidated financial condition of Parent as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and Parent's consolidated results of operations for the following periods: (i) October 1, 2001 through December 31, 2001 and (ii) January 1, 2002 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth business day of the month, the Parent shall provide consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of Parent's chief financial officer, dated as of a date no earlier than two (2) business days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Parent in all material respects.

    (e) At the close of business on the last day of the month preceding the Effective Time of the Merger, the Adjusted Book Value of Parent shall be not less than $59,000,000, plus or minus the product of (1) $167,000 times (2) the number of full months in the period subsequent to or prior to, respectively, March 31, 2002 and the month end prior to the Effective Time of the Merger. "Adjusted Book Value" for purposes of this Section 7.2(f) shall mean the consolidated shareholders' equity of Parent as reflected on the Closing Financial Statements,

      (i)  plus the sum of (1) all severance or retention benefits paid or accrued prior to the date of the Closing Financial Statements and agreed to by CNC, (2) all amounts paid or accrued in connection with taking any actions pursuant to Section 6.12, (3) all expenses of all attorneys, accountants, investment bankers and other advisors and agents for Parent for services rendered solely in connection with the transactions contemplated by this Agreement (which expenses remain subject to the limitations in Section 7.2(d)), and (4) all reasonable expenses incurred by Parent in

A–40

  connection with the conduct of the shareholders' meeting described in Section 6.3, which shall include fees and expenses of a proxy solicitation firm only if the retention of such firm has been previously approved by CNC,

      (ii) minus the exercise price of all options to purchase shares of Parent Common Stock exercised between September 30, 2001 and the date of the Closing Financial Statements and plus amounts paid in consideration of the cancellation of stock options in accordance with Section 2.4(b),

      (iii) plus the amount of any decreases, and minus the amount of any increases, in the market value of securities held by Parent during the period from September 30, 2001 to the date of the Closing Financial Statements that are marked to market in accordance with GAAP or RAP, and

      (iv) plus the amount of any net increase, or minus the amount of any net reduction, that would be made to the consolidated book value of Parent after accounting for each of the adjustments made pursuant to Section 6.9 which are not limited in effect by the proviso contained therein and are not already accounted for in clause (i), (ii) or (iii) above, in each case, net of applicable taxes.

    (f)  At the close of business on the last day of the month preceding the Effective Time of the Merger, total deposits of the Bank, calculated pursuant to RAP and GAAP, shall be not less than ninety percent (90%) of the average of total deposits for the Bank for the six-month period ending on the last day of the same month in the preceding year.

    (g) CNC shall have received the opinion of Munger, Tolles & Olson LLP or other reasonably acceptable tax counsel, in form and substance reasonably satisfactory to CNC, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will qualify as a reorganization under Section 368 of the Code.

    (h) CNC shall have received Shareholder's Agreements executed and delivered by each of the directors of Parent as contemplated by Section 6.17, each of which shall remain in full force and effect.

    (i)  The employment and retention agreements listed on Schedule 7.2(i) to the Disclosure Schedules shall each remain in full force and effect.

    (j)  Parent shall have obtained each of the consents listed in Schedule 5.1(f) of the Disclosure Schedules as "material consents" and any consents of the type required to be identified in Schedule 5.1(f) of the Disclosure Schedules but which were not so identified as of the date of this Agreement, and Parent shall have used its commercially reasonable efforts to obtain all other consents identified in Schedule 5.1(f) of the Disclosure Schedules.

    (k) Parent shall have taken all action required so that rights issued under the Rights Agreement shall be cancelled as of the Effective Time.

    Section 7.3  Conditions to Obligations of Parent.  The obligations of Parent to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver prior to the Effective Time of the Merger of the following additional conditions:

    (a) The representations and warranties of CNC contained in this Agreement shall be true and correct in all material respects at the Effective Time of the Merger as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and

A–41

warranties, will have or would reasonably be expected to have a Material Adverse Effect on CNC. CNC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Parent shall have received certificates signed by the Chief Financial Officer or other authorized senior officer of CNC at the Effective Time of the Merger, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against CNC or CNB brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

    (c) Parent shall have received the opinion of Sullivan & Cromwell or other tax counsel acceptable to Parent, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will qualify as a reorganization under Section 368 of the Code.

    (d) Parent shall have received an updated fairness opinion of Keefe, Bruyette & Woods, Inc., dated within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of Parent, confirming that the consideration to be paid to the Parent shareholders in the Merger is fair from a financial point of view to such shareholders.

ARTICLE 8
TERMINATION

    Section 8.1  Termination.  This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time of the Merger:

    (a) by the mutual agreement of Parent and CNC, if the board of directors, or duly authorized committee thereof, or duly authorized officers, of each so determines;

    (b) by CNC or Parent in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which material breach has had or could reasonably be expected to have a Material Adverse Effect on either party, materially and adversely impairs the ability of any of the parties to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder or which has resulted or could reasonably be expected to result in a material impairment of a benefit reasonably expected to be derived by CNC or Parent from the performance of such covenant or agreement by the other party; and is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party;

    (c) by CNC or Parent by written notice to the other party if either (i) any approval, consent or waiver of a Governmental Authority required to permit consummation of the Merger or the Bank Merger shall have been denied or (ii) any Governmental Authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger or the Bank Merger;

    (d) by CNC or Parent in the event that the Merger is not consummated by June 30, 2002 (or such later date determined by CNC pursuant to Section 1.2), unless the failure to so consummate by such time is due to the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate;

    (e) by CNC or Parent if any approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournments or postponement thereof;

    (f)  by CNC if the Board of Directors of Parent shall have withdrawn, modified or changed in a manner adverse to CNC its approval or recommendation of this Agreement and the Merger; or

A–42

    (g) by CNC, if (i) Parent shall have exercised a right specified in the proviso set forth in Section 4.2(x) with respect to any Takeover Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Takeover Proposal for more than 15 Business Days after the date of receipt of such Takeover Proposal; or (ii) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Parent which contains a proposal as to price (without regard to the specificity of such price proposal) and Parent shall not have rejected such proposal within 15 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

    (h) by Parent, if there has been a significant decline in the Final CNC Stock Price and such decline is not proportionate relative to the Standard & Poor's Midcap Bank Index (symbol: MDBANK) (the "Index") as published from time to time. For purposes hereof, the following terms have the following meanings:

    (i)  "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

      (ii) "Final Index" shall mean the average of the Index for the ten consecutive trading days ending on the third business day prior to the Effective Time of the Merger.

      (iii) A "significant decline" shall be deemed to have occurred if the Final CNC Stock Price is less than $33.14.

      (iv) A decline is not "proportionate relative to the Index" if the quotient obtained by dividing the Final CNC Stock Price by $44.19 is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the quotient.

    Section 8.2  Effect of Termination.

    (a) In the event of the termination of this Agreement by either CNC or Parent, as provided in Section 8.1, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall (i) be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement (provided, that CNC shall have no right of action based upon the exercise by the Board of Directors of Parent of its fiduciary duties under applicable laws as provided in this Agreement), (ii) not affect Sections 6.5(e), 6.5(f), 6.12, 8.2 and 9.12 hereof which shall survive such termination and (iii) not affect any provision of this Agreement which expressly survives the termination of this Agreement.

    (b) If this Agreement is terminated (i) by CNC or Parent pursuant to Section 8.1(e) after a bona fide Takeover Proposal for Parent shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make a Takeover Proposal, or (ii) by CNC pursuant to Section 8.1(f) or (g), upon such termination Parent shall pay to CNC a termination fee of $4,000,000 (the "Termination Fee").

    (c) Any Termination Fee that becomes payable pursuant to Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by CNC either (i) if this Agreement is terminated by Parent and the termination meets the conditions set forth in Section 8.2(b)(i), at or prior to such termination by Parent, or (ii) if this Agreement is terminated by CNC and the termination meets the conditions set forth in Section 8.2(b), within one Business Day following the receipt by Parent of CNC's notice of termination.

A–43

    (d) CNC and Parent agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements CNC would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Parent fails to pay CNC the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Parent shall pay all costs and expenses incurred by CNC in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE 9
OTHER MATTERS

    Section 9.1  Certain Definitions; Interpretations.  As used in this Agreement, the following terms shall have the meanings indicated:

    "ALLL" shall mean the allowance for loan and lease losses, as determined in accordance with GAAP and RAP.

    "Burdensome Condition" shall mean any condition or requirement included in any required regulatory approval, consent or waivers of Government Authorities which imposes any condition or restriction on CNB or CNC, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of CNB or CNC would be materially burdensome in the context of the transactions contemplated by this Agreement.

    "Business Day" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which national banks operating in California are permitted or required to close.

    "Control" and "Controlling" shall have the meaning ascribed thereto in Section 2(a) of the BHCA.

    "Default" shall mean, as the case may be, an omission or failure on the part of (i) Parent to perform a duty or obligation to a third party and Parent has knowledge of such omission or failure or (ii) a third party to perform a duty or obligation to Parent and Parent has knowledge of such omission or failure.

    "Fair Lending Laws" shall mean, collectively, the Equal Credit Act (15 U.S.C. Section 1691, et seq., the Fair Housing Act (420 U.S.C. Section 3601, et seq. or the Home Mortgage Disclosure Act (12 U.S.C. Section 2801, et seq.)

    "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period, applicable to banks or bank holding companies for the period in question.

    "Governmental Authority" shall mean any state, federal or foreign governmental entity or agency with jurisdiction or approval, consent, waiver or other regulatory authority over any of the transactions contemplated by this Agreement and any of the parties to this Agreement or their compliance with any of the laws and regulations which are the subject of any representation or covenant in this Agreement.

    "Knowledge" shall mean facts and other information which (i) as of the date of this Agreement, the Chairman, President and Chief Executive Officer, the Vice Chairman and Chief Credit Officer, the President of the Bank, or the Executive Vice President and Chief Financial Officer, or any of such comparable executives of CNC, or (ii) after the date of this Agreement, any senior vice president and any officer superior to a senior vice president of a party knows as a result of the performance of his or her duties, or that a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances but does not include information of which they may only be deemed to have constructive knowledge.

A–44

    "material" means material to CNC or Parent (as the case may be) and any of their respective Subsidiaries, taken as a whole.

    "Material Adverse Effect", with respect to a person, means any material adverse effect upon (A) the business, assets, financial condition or operations of such person and its Subsidiaries, taken as a whole, or (B) the ability of such person to timely perform its obligations under, and to timely consummate the transactions contemplated by this Agreement, provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any adverse change, event, development or effect arising from or relating to any change in GAAP or RAP applicable to banks or their holding companies generally, (iii) any action or omission of CNC or Parent or any Subsidiary of either of them taken with prior written consent of CNC or Parent, as applicable, or permitted by this Agreement, (iv) any change in economic or business conditions generally (including without limitation changes in interest rates) or in the banking industry specifically, and (v) the announcement of this Agreement and the execution thereof, provided that the effect of any change, event, development or effect described in clause (i), (ii) or (iv) shall not be excluded to the extent of any disproportionate effect on CNC or Parent, as applicable.

    "person" includes an individual, corporation, partnership, association, trust, limited liability company or partnership or unincorporated organization.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

    "Subsidiary", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person either alone or through or together with any other Subsidiary.

    "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

    Section 9.2  Non-Survival of Representations, Warranties and Covenants.  Except for Articles 2, 3 and 9 and for Sections 6.5(e), 6.6, 6.12, and 6.16, none of the respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Effective Time of the Merger.

    Section 9.3  Waiver and Modification.  Prior to the Effective Time of the Merger, any provision of this Agreement may be (a) waived, in whole or in part, by the party benefited by the provision or by both parties or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, approved by their respective boards of directors, provided, however, that any amendment which reduces the amount or changes the form of the consideration to be delivered to the Parent shareholders in the Merger shall not be valid after the

A–45

Agreement is approved by the shareholders of Parent without any subsequent approval by the shareholders of Parent.

    Section 9.4  Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    Section 9.5  Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, or charges and disbursements incurred in connection with any such action, suit or proceeding.

    Section 9.6  Notices.  All notices, requests, acknowledgements and other communications hereunder (collectively, "Notices") to a party shall be in writing and delivered by hand, Federal Express (or other reputable overnight delivery service), telecopy or certified mail to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. All Notices given by telecopy shall be deemed to have been given upon receipt of confirmation by the sender of such Notice; all other Notices shall be deemed to have been given when received.

    If to Parent to:

    Civic BanCorp
    2101 Webster Street, 14th Floor
    Oakland, CA 94612
    Telecopy: (510) 835-4243
    Attention: Herbert C. Foster

    with a copy to:

    Sullivan & Cromwell
    1888 Century Park East
    Los Angeles, CA 90067
    Telecopy: (310) 712-8800
    Attention: Stanley F. Farrar, Esq.

    If to CNC, to:

    City National Corporation
    400 North Roxbury Drive
    Beverly Hills, California 90210-5021

A–46

    Telecopy: (310) 888-6704
    Attention: Frank P. Pekny
    and Telecopy: (310) 888-6232
    Attention: Michael B. Cahill, Esq.

    with a copy to:

    Munger, Tolles & Olson LLP
    355 South Grand Avenue, 35th Floor
    Los Angeles, CA 90071
    Telecopy: (213) 687-3702
    Attention: Michael J. O'Sullivan, Esq.

    Section 9.7  Entire Agreement.  Except for the agreements entered into as of this date or contemplated by this Agreement, the Shareholders' Agreements and the Confidentiality Agreement, this Agreement (including the Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

    Section 9.8  Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

    Section 9.9  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    Section 9.10  No Third Party Beneficiaries.  Except with respect to Section 6.16, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

    Section 9.11  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.12  Expenses.  Each party hereto shall pay its own costs and expenses incurred in connection with the Merger, including, without limitation, attorneys' fees, charges and disbursements and filing or other fees payable in connection with all applications, notifications and report forms and notices to be filed with any Governmental Authority pursuant to the terms of this Agreement; provided, however, that the costs and expenses of printing and mailing the S-4 and the Proxy Statement/Prospectus shall be borne by CNC unless the Merger does not occur, in which event such costs and expenses shall be borne equally by the parties hereto; and provided, further, that (a) if this Agreement is terminated by CNC pursuant to Section 8.1(b), (e), (f) or (g), Parent shall promptly and in any event within five Business Days following such termination pay CNC all expenses incurred by CNC in connection with this Agreement and the transactions contemplated by this Agreement, including the allocated cost of CNC's in-house counsel, and (b) if this Agreement is terminated by Parent pursuant to Section 8.1(b), CNC shall promptly and in any event within five Business Days following such termination pay Parent all expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement, including the allocated cost of Parent's in-house counsel.

A–47

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CIVIC BANCORP

By:	/s/ HERBERT C. FOSTER Name: Herbert C. Foster Title: Chairman and Chief Executive Officer

CITY NATIONAL CORPORATION

By:	/s/ RUSSELL D. GOLDSMITH Name: Russell D. Goldsmith Title: Vice Chairman and Chief Executive Officer

A–48

EXHIBIT A

CERTIFICATE OF MERGER
OF
CIVIC BANCORP
INTO
CITY NATIONAL CORPORATION

(UNDER SECTION 252 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE)

    CITY NATIONAL CORPORATION hereby certifies that:

    1.  The name and state of incorporation of each of the constituent corporations is as follows:

      (a) Civic BanCorp, a California corporation; and

      (b) City National Corporation, a Delaware corporation.

    2.  An Agreement and Plan of Merger, dated as of November 16, 2001, by and between City National Corporation and Civic BanCorp (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by City National Corporation and by Civic BanCorp in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

    3.  The name of the surviving corporation is "City National Corporation" and the surviving corporation is a corporation of the State of Delaware.

    4.  The Certificate of Incorporation of City National Corporation, as in effect immediately prior to the effectiveness of the merger, shall be the Certificate of Incorporation of the surviving corporation.

    5.  The executed Merger Agreement is on file at the office of City National Corporation, which is located at 400 North Roxbury Drive, Beverly Hills, California 90210.

    6.  A copy of the Merger Agreement will be furnished by City National Corporation, on request and without cost, to any stockholder of Civic BanCorp or City National Corporation.

    7.  The authorized capital stock of Civic BanCorp is 10,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, no par value.

    8.  The Merger Agreement has been adopted pursuant to subsection (f) of Section 251 of the General Corporation Law of the State of Delaware and (A) the Merger Agreement does not amend, in any respect, the Certificate of Incorporation of City National Corporation, (B) each share of stock of City National Corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of City National Corporation after the effective date of the merger, and (C) the authorized unissued shares or the treasury shares of common stock of City National Corporation to be issued or delivered under the Merger Agreement plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the Merger Agreement do not exceed 20% of the shares of common stock of City National Corporation outstanding immediately prior to the effective date of the merger.

    9.  This certificate shall not be effective until [    ][  ].M. Pacific Time on [                 ].

A–49

    IN WITNESS WHEREOF, City National Corporation has caused this certificate to be executed by [            ] its Secretary and to be attested to by [            ] its Assistant Secretary on the [   ] day of [            ,    ].

CITY NATIONAL CORPORATION, a Delaware Corporation
By:	Name: Its: Secretary

ATTEST:
By:
Name: Its: Assistant Secretary

A–50

EXHIBIT B

SHAREHOLDER AGREEMENT

    This SHAREHOLDER AGREEMENT ("Shareholder Agreement") is made and entered into as of November 15, 2001 by and between City National Corporation, a Delaware corporation ("CNC"), and the person signatory hereto (the "Shareholder").

    WHEREAS, CNC and Civic BanCorp, a California corporation ("Parent"), have entered into that certain Agreement and Plan of Merger (the "Agreement"), dated as of November 16, 2001, pursuant to which Parent will be merged (the "Merger"), with and into CNC whereupon each share of Parent common stock ("Parent Common Stock") will be converted into the right to receive the consideration set forth in the Agreement; and

    WHEREAS, as a condition to its willingness to enter into the Agreement, CNC has required that each executive officer and director of Parent, as an owner of Parent Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

    NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

    1.  Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to CNC as follows:

      (a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of such Shareholder's obligations hereunder. The execution, delivery and performance of this Shareholder Agreement by the Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder's spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder's spouse in accordance with its terms.

      (b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Parent Common Stock indicated under the Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of Parent Common Stock acquired by the Shareholder after the date hereof, the "Shares") and, as of the date hereof, the Existing Shares constitute all the shares of Parent Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

      (c) No Conflicts. Neither the execution and delivery of this Shareholder Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which the Shareholder is bound.

    2.  Voting Agreement, Proxy and Agreement Not to Transfer.

      (a) The Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, the Agreement and the transactions contemplated by the Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any

A–51

  covenant, representation or warranty or any other obligation or agreement of Parent under the Agreement; and (iii) except with the prior written consent of CNB, against the following actions (other than the Merger and the transactions contemplated by the Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Parent; (B) any sale, lease or transfer of a material amount of the assets of Parent; (C) any change in the majority of the board of Parent; (D) any material change in the present capitalization of Parent; (E) any amendment of Parent's Articles of Incorporation; (F) any other material change in Parent's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to CNC of the transactions contemplated by the Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

      (b) The Shareholder hereby grants to CNC, and appoints Russell Goldsmith, Vice Chairman of CNC, and Frank P. Pekny, Executive Vice President of CNC, in their respective capacities as officers of CNC, and any individual who shall succeed to any such office of CNC, and any other designee of CNC, and each of them, as the Shareholder's irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares with respect to the Merger. The Shareholder intends this proxy to be irrevocable and coupled with an interest, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares.

      (c) The Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of CNC, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Parent's withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

    3.  Intent to Maintain Banking Relationships. The Shareholder hereby expresses his or her intent to maintain his or her, and his or her affiliated business' banking relationships with Parent before and with CNB after the consummation of the Merger.

    4.  Northern California Board of Advisors. CNB has established a Northern California Board of Advisors in order to help CNB continue its visibility in and provide service to the communities in Northern California, including those served by Parent. If invited to join the Northern California Board of Advisors, the Shareholder agrees that he/she will meet with a representative of CNB and give due consideration to committing to participate as a member of the Northern California Board of Advisors for at least a one-year term.

    5.  Cooperation. The Shareholder agrees that he/she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Parent or any of its subsidiaries, or the acquisition of voting securities of Parent or any subsidiary of Parent or any business combination between Parent or any subsidiary of Parent and any person other than CNC or CNB.

    6.  Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shareholder's Shares, and not in his or her capacity as a director of Parent. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as

A–52

a director of Parent, that may be required of such Shareholder in the exercise of his or her duties and responsibilities as a director of Parent.

    7.  Termination. The obligations of the Shareholder, other than those set forth in Sections 3 and 4 hereof, shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Agreement, provided that if, in the event of such termination, Parent is required to pay CNC the Termination Fee specified in Section 8.2(b) of the Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) hereof shall survive until the Parent pays the Termination Fee to CNC. The "Termination Date" for any particular provision hereunder shall be the date of termination of the Shareholder's obligations for such provision.

    8.  Specific Performance. The Shareholder acknowledges that damages would be an inadequate remedy to CNC for an actual or prospective breach of this Agreement and that the obligations of the Shareholder hereto shall be specifically enforceable.

    9.  Miscellaneous.

      (a) Definitional Matters.

        (i)  Unless the context otherwise requires, "person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

        (ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Agreement ascribes to such terms.

        (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholder Agreement.

      (b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      (c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholder Agreement.

      (d) Assignment. This Shareholder Agreement shall not be assigned without the prior written consent of the other party hereto.

      (e) Modifications. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

      (f)  Governing Law. This Shareholder Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California without regard to the conflicts of law principles thereof.

      (g) Validity. The invalidity or unenforceability of any provision of this Shareholder Agreement shall not affect the validity or enforceability of any other provision of this Shareholder Agreement, each of which shall remain in full force and effect.

A–53

      (h) Counterparts. This Shareholder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      (i)  Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

    If to CNC, to:

    City National Corporation

    400 North Roxbury Drive
    Beverly Hills, California 90210-5021
    Telecopy: (310) 888-6704
    Attention: Frank P. Pekny
    and Telecopy: (310) 888-6232
    Attention: Michael B. Cahill, Esq.

    with a copy to:

    Munger, Tolles & Olson LLP
    355 South Grand Avenue, 35th Floor
    Los Angeles, CA 90071
    Telecopy: (213) 687-3702
    Attention: Michael J. O'Sullivan, Esq.

    If to the Shareholder, to the address noted on the signature page hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

CITY NATIONAL CORPORATION
	By:	Name: Title:

SHAREHOLDER:

Name:
Number of Shares:
Address for Notices:

A–54

EXHIBIT C

City National Corporation
400 North Roxbury
Beverly Hills, California 90210

Ladies and Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Civic BanCorp, a California corporation ("Parent"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of November 16, 2001 (the "Merger Agreement"), by and between you ("CNC") and Parent, Parent will be merged into CNC, and that as a result of the Merger, I may be eligible to receive shares of CNC Common Stock (as defined in the Merger Agreement) in exchange for shares of Parent Common Stock (as defined in the Merger Agreement) owned by me.

    I hereby represent, warrant and covenant to CNC that in the event I receive any CNC Common Stock pursuant to the Merger:

    1.  I shall not make any sale, transfer or other disposition of the CNC Common Stock in violation of the Act or the Rules and Regulations.

    2.  I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CNC Common Stock to the extent I believed necessary, with my counsel or with counsel for Parent.

    3.  I have been advised that the issuance of CNC Common Stock to me pursuant to the Merger Agreement will be registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of Parent for approval, I may be an "affiliate" of Parent, any sale or disposition by me of any of the CNC Common Stock may, under current law, only be made in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of CNC Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CNC, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    4.  I understand that CNC is under no obligation to register the sale, transfer or other disposition of the CNC Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

    5.  I understand that stop transfer instructions will be given to CNC's transfer agents with respect to CNC Common Stock and that there will be placed on the certificates for the CNC Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

A–55

    6.  I also understand that unless the transfer by me of my CNC Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CNC reserves the right to put the following legend on the certificates issued to my transferee:

    "The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act."

    It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of CNC Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of CNC Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of CNC and have been the beneficial owner of the CNC Common Stock for at least one year (or such other period as may be prescribed by the Act, and the rules and regulations promulgated thereunder), and CNC has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of CNC and have been the beneficial owner of the CNC Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) CNC shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to CNC, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:
Accepted this ___ day of _________, 2001
CITY NATIONAL CORPORATION
By:
Name:
Title:

A–56

ANNEX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

KEEFE, BRUYETTE & WOODS, INC. SPECIALISTS IN BANKING AND FINANCIAL SERVICES 235 PINE STREET SUITE 1818 SAN FRANCISCO, CA 94104

TOLL FREE 1-877 620-8569	TELEPHONE 415-591-5020

January 8, 2002

Board of Directors
Civic BanCorp
2101 Webster Street
14th Floor
Oakland, CA 94612

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Civic BanCorp ("Civic Bank") of the consideration to be paid (the "Consideration") in connection with the proposed acquisition (the "Acquisition") of Civic Bank by City National Corporation ("City National") pursuant to the Agreement dated as of November 16, 2001 between Civic Bank and City National. It is our understanding that the Acquisition will be structured as a purchase transaction under generally accepted accounting principles.

    As is more specifically set forth in the Agreement, upon consummation of the Acquisition, each outstanding share of the common stock of Civic Bank ("Civic Bank Common Stock"), except for any dissenting shares and certain other shares held by Civic Bank and City National, will be exchanged for either $20.25 in cash or shares of City National common stock based on a fluctuating exchange ratio. For the purposes of its analysis, Keefe, Bruyette & Woods, Inc. ("KBW") calculated the exchange ratio to be .4582 of a share of common stock of City National ("City National Common Stock") for each outstanding share of Civic Bank Common Stock.

    KBW, as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Civic Bank or City National for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Civic Bank. KBW has served as financial advisor to Civic Bank in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from Civic Bank and those services.

    In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Civic Bank and City National and the merger, including among other things, the following:

  i.
  Reviewed the Agreement;
  ii.
  Reviewed certain historical financial and other information concerning Civic Bank for the three months ended September 30, 2001 and the three years ended December 31, 2000,

B–1

    including Civic Bank's Annual Report to Stockholders and Annual Reports on Forms 10-K and 10-K\A, and interim quarterly reports on Form 10-Q and 10-Q\A;

  iii.
  Reviewed certain historical financial and other information concerning City National for the three months ended September 30, 2001 and the three years ended December 31, 2000, including City National's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;
  iv.
  Reviewed and studied the historical stock prices and trading volumes of the common stock of both Civic Bank and City National;
  v.
  Held discussions with senior management of Civic Bank and City National with respect to their past and current financial performance, financial condition and future prospects;
  vi.
  Reviewed certain internal financial data, projections and other information of Civic Bank and City National, including financial projection prepared by management;
  vii.
  Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Civic Bank and City National from a financial point of view with certain of these institutions;
  viii.
  Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and
  ix.
  Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

    In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Civic Bank and City National as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Civic Bank and City National are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Civic Bank, City National, or any of their respective subsidiaries nor did we verify any of Civic Bank's or City National's books or records or review any individual loan or credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of Civic Bank and City National; (ii) the assets and liabilities of Civic Bank and City National; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of the Civic Bank Common Stock.

                      Very truly yours,

                      /s/ Keefe, Bruyette & Woods, Inc.

                      Keefe, Bruyette & Woods, Inc.

B–2

ANNEX C

Chapter 13 of the California General Corporation Law

Dissenters' Rights

§1300. Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§1301. Demand for Purchase.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require

C–1

the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302. Endorsement of Shares.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Agreed Price—Time for Payment.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

C–2

§1304. Dissenter's Action to Enforce Payment.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Appraisers' Report—Payment—Costs.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Dissenting Shareholder's Status as Creditor.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all

C–3

other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends Paid as Credit Against Payment.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Continuing Rights and Privileges of Dissenting Shareholders.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of Dissenting Shareholder Status.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§1310. Suspension of Proceedings for Payment Pending Litigation.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt Shares.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

C–4

§1312. Attacking Validity of Reorganization or Merger.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

C–5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes City National to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National bylaws provide for the indemnification of directors and officers to the maximum extend permitted by the Delaware General Corporation Law.

    In addition, the City National certificate of incorporation provides that City National shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law, and City National has entered into indemnification agreements with certain of its directors providing for additional indemnification. City National has policies of directors' and officers' liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Item 21. Exhibits and Financial Statements

(a)  Exhibits.  The following exhibits are filed as part of this Registration Statement or are incorporated herein by reference.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of November 16, 2001, between City National Corporation and Civic BanCorp (included in Part I as Annex A to the proxy statement/prospectus included in this Registration Statement)
3.1	Certificate of Incorporation (incorporated by reference to City National's Registration Statement on Form S-4 (333-16197) filed on November 15, 1996)
3.2	Bylaws (incorporated by reference to City National's Annual Report on Form 10-K for the year ended December 31, 1994)
4.1	Stockholder Rights Agreement (incorporated by reference to City National's Registration Statement on Form 8-A filed on March 12, 1997)
5.1*	Opinion of Michael B. Cahill, Executive Vice President, General Counsel and Secretary of Registrant
8.1*	Opinion of Munger, Tolles & Olson LLP
8.2*	Opinion of Sullivan & Cromwell
23.1	Consent of KPMG LLP regarding City National financial statements
23.2	Consent of KPMG LLP regarding Civic financial statements
23.3	Consent of Mr. Cahill (included within Exhibit 5.1)
23.4	Consent of Munger, Tolles & Olson LLP (included within Exhibit 8.1)
23.5	Consent of Sullivan & Cromwell (included within Exhibit 8.2)
24*	Power of Attorney
99.1*	Form of Letter of Transmittal and Election Form
99.2*	Form of Proxy for Civic's Special Meeting of Shareholders
99.3*	Consent of Keefe, Bruyette & Woods, Inc.

*
Previously filed.

II–1

Item 22. Undertakings

(a)
The undersigned Registrant hereby undertakes as follows:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(B)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(C)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of all such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the

II–2

  securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, each of the registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California on January 8, 2002.

CITY NATIONAL CORPORATION (Registrant)
By:	/s/ RUSSELL D. GOLDSMITH Russell D. Goldsmith Vice Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
* Bram Goldsmith	Chairman of the Board and Director	January 8, 2002
* Russell D. Goldsmith	Principal Executive Officer and Director	January 8, 2002
* Frank P. Pekny	Principal Financial Officer	January 8, 2002
* Stephen D. McAvoy	Principal Accounting Officer	January 8, 2002
* George H. Benter, Jr.	President and Director	January 8, 2002
* Richard L. Bloch	Director	January 8, 2002
* Stuart D. Buchalter	Director	January 8, 2002
* Michael L. Meyer	Director	January 8, 2002
* Ronald L. Olson	Director	January 8, 2002
* William B. Richardson	Director	January 8, 2002

II–4

* Charles E. Rickershauser, Jr.	Director	January 8, 2002
* Andrea L. Van de Kamp	Director	January 8, 2002
* Kenneth Ziffren	Director	January 8, 2002
*By:	/s/ RUSSELL D. GOLDSMITH
Russell D. Goldsmith Attorney-in-fact

II–5

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER
WHO CAN HELP ANSWER YOUR QUESTIONS
SUMMARY
MARKET PRICE AND DIVIDEND INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITY NATIONAL
City National Selected Historical Consolidated Financial Data
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIVIC
Civic Selected Historical Consolidated Financial Data
COMPARATIVE PER SHARE DATA
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING INFORMATION
SPECIAL MEETING OF SHAREHOLDERS OF CIVIC
THE MERGER
THE MERGER AGREEMENT
DESCRIPTION OF CAPITAL STOCK OF CITY NATIONAL AND CIVIC
COMPARISON OF RIGHTS OF HOLDERS OF CIVIC COMMON STOCK AND CITY NATIONAL COMMON STOCK
EXPERTS
LEGAL MATTERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
ANNEX A
AGREEMENT AND PLAN OF MERGER BETWEEN CITY NATIONAL CORPORATION AND CIVIC BANCORP
TABLE OF CONTENTS AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 THE MERGER AND RELATED TRANSACTIONS
ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
ARTICLE 3 EXCHANGE OF SHARES
ARTICLE 4 CONDUCT PENDING THE MERGER
ARTICLE 5 REPRESENTATIONS AND WARRANTIES
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS TO CONSUMMATION
ARTICLE 8 TERMINATION
ARTICLE 9 OTHER MATTERS
EXHIBIT A CERTIFICATE OF MERGER OF CIVIC BANCORP INTO CITY NATIONAL CORPORATION
EXHIBIT B SHAREHOLDER AGREEMENT
EXHIBIT C
ANNEX B
OPINION OF KEEFE, BRUYETTE & WOODS, INC.
ANNEX C
Chapter 13 of the California General Corporation Law Dissenters' Rights
§1300. Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.
§1301. Demand for Purchase.
§1302. Endorsement of Shares.
§1303. Agreed Price—Time for Payment.
§1304. Dissenter's Action to Enforce Payment.
§1305. Appraisers' Report—Payment—Costs.
§1306. Dissenting Shareholder's Status as Creditor.
§1307. Dividends Paid as Credit Against Payment.
§1308. Continuing Rights and Privileges of Dissenting Shareholders.
§1309. Termination of Dissenting Shareholder Status.
§1310. Suspension of Proceedings for Payment Pending Litigation.
§1311. Exempt Shares.
§1312. Attacking Validity of Reorganization or Merger.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Item 21. Exhibits and Financial Statements
Item 22. Undertakings
SIGNATURES